UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

________________________

SCHEDULE 14A

________________________

Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934

Filed by the Registrant	☒
Filed by a Party other than the Registrant	☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

ONEOK, Inc.
(Name of Registrant as Specified In Its Charter)

NOT APPLICABLE

___________________________________________________________________________

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required
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☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

Notice of Annual Meeting and Proxy Statement ANNUAL MEETING OF SHAREHOLDERS WEDNESDAY, MAY 22, 2024

Mission

We deliver energy products and services vital to an advancing world.

Vision

To create exceptional value for our stakeholders by providing solutions for a transforming energy future.

Core Values

Safety And Environmental

We commit to a zero-incident culture for the well-being of our employees, contractors and communities and to operate in an environmentally responsible manner.

Ethics

We act with honesty, integrity and adherence to the highest standards of personal and professional conduct.

Diversity And Inclusion

We respect the uniqueness and worth of each employee, and believe that a diverse, inclusive workforce is essential for a sense of belonging, engagement and performance.

Excellence

We hold ourselves and others accountable to a standard of excellence through continuous improvement and teamwork.

Service

We invest our time, effort and resources to serve each other, our customers and communities.

Innovation

We seek to develop creative solutions by leveraging collaboration through ingenuity and technology.

2024 ONEOK, Inc. Proxy Statement | 1

Strategic Map

2024 ONEOK, Inc. Proxy Statement | 2

Dear Shareholder

April 3, 2024

At ONEOK, our commitment to responsible operations, meaningful engagements with our stakeholders and a willingness to adapt have remained paramount throughout our long history. We continue to embrace our philosophy of continuous improvement by working to enhance our operations and disclosures in these areas.

You are cordially invited to attend the annual meeting of shareholders of ONEOK, Inc., which will be held at 9:00 a.m. Central Daylight Time on Wednesday, May 22, 2024. This year’s meeting will be held as a virtual meeting only, which will be conducted via live webcast. You will not be able to attend the annual meeting in person.

By continuing to hold our annual meeting virtually, our shareholders are able to join us from any location around the world, enabling increased shareholder attendance and participation, providing a cost savings to both us and our shareholders while contributing to our sustainability efforts by reducing the environmental impact of our annual meeting.

Information on how to virtually attend and participate in the annual meeting online via the live webcast platform is provided under “About the 2024 Annual Meeting” in the accompanying proxy statement.

ANNUAL MEETING

The matters to be considered and voted on at the meeting are set forth in the accompanying notice of the annual meeting and are described in the accompanying proxy statement. A copy of our 2023 annual report to shareholders is also enclosed. A report on our 2023 performance will be presented at the meeting.

VOTING

We look forward to welcoming as many of our shareholders as possible to the live webcast of our annual meeting. We know, however, that most of our shareholders will be unable to attend. Therefore, proxies are being solicited so that each shareholder has an opportunity to vote by proxy. You can authorize a proxy over the internet or by telephone. Instructions for using these convenient services are included in the proxy statement and on the proxy card. Of course, if you prefer, you may vote by mail by signing, dating and returning the enclosed proxy card in the enclosed postage-paid envelope.

If your shares are held through a broker or similar person, unless you provide them with voting instructions, your shares will not be voted in the election of directors or in certain other important proposals as described in the accompanying proxy statement. Consequently, please provide your voting instructions to your broker or similar person in a timely manner to ensure that your shares will be voted.

Regardless of the number of shares you own, your vote is important. I urge you to submit your proxy or voting instructions as soon as possible so that you can be sure your shares will be voted.

Thank you for your investment in ONEOK and your continued support.

Very truly yours,

Julie H. Edwards Board Chair
2024 ONEOK, Inc. Proxy Statement | 3

Oneok, Inc. Notice Of 2024
Annual Meeting Of Shareholders

TIME AND DATE

May 22, 2024, at 9:00 a.m. Central Daylight Time

MEETING LOCATION

Virtual meeting only. In order to virtually attend the annual meeting, shareholders must register online at www.proxydocs.com/oke. Additional information on how to virtually attend and participate in the annual meeting is provided under “About the 2024 Annual Meeting” in the accompanying proxy statement.

ITEMS OF BUSINESS

1. To consider and vote on the election of the 10 director nominees named in the accompanying proxy statement to serve on our Board of Directors.

2. To consider and vote on the ratification of the selection of PricewaterhouseCoopers LLP as the independent registered public accounting firm of ONEOK, Inc., for the year ending December 31, 2024.

3. To consider and vote on our executive compensation on a non-binding, advisory basis.

4. To consider and vote on such other business as may come properly before the meeting or any adjournment or postponement of the meeting.

These matters are described more fully in the accompanying proxy statement.

RECORD DATE

March 25, 2024. Only shareholders of record at the close of business on the record date are entitled to receive notice of, and to vote at, the annual meeting.

PROXY VOTING

YOUR VOTE IS IMPORTANT

The vote of every shareholder is important. The Board of Directors appreciates the cooperation of shareholders in directing proxies to vote at the meeting. To make it easier for you to vote, internet and telephone voting are available. The instructions in the accompanying proxy statement and attached to your proxy card describe how to use these convenient voting methods. Of course, if you prefer, you may vote by mail by completing your proxy card and returning it in the enclosed, postage-paid envelope. You may revoke your proxy at any time by following the procedures set forth in the accompanying proxy statement.

Whether or not you expect to virtually attend the meeting, we urge you to vote your shares at your earliest convenience. This will ensure the presence of a quorum at the meeting. Voting your shares promptly, via the internet, by telephone, or by signing, dating and returning the enclosed proxy card will save us the expense of additional solicitation.

Important Notice Regarding Internet Availability of Proxy Materials for the Shareholder Meeting to be held on May 22, 2024. This notice of Annual Meeting, proxy statement, form of proxy, and our 2023 annual report to shareholders are being distributed and made available on or about April 3, 2023. This proxy statement and our 2023 annual report to shareholders are also available on our website at www.oneok.com.

Additionally, you may access this proxy statement and our 2023 annual report at www.proxydocs.com/oke.

By order of the Board of Directors,

Patrick W. Cipolla

Secretary

Tulsa, Oklahoma
April 3, 2024

2024 ONEOK, Inc. Proxy Statement | 4

This proxy statement describes important issues affecting our company and is furnished in connection with the solicitation of proxies by our Board of Directors for use at our 2024 annual meeting of shareholders to be held at the time and place set forth in the accompanying notice. The approximate date of the mailing of this proxy statement and accompanying proxy card is April 3, 2024.

Unless we otherwise indicate or unless the context indicates otherwise, all references in this proxy statement to “ONEOK,” “we,” “our,” “us,” the “company” or similar references mean ONEOK, Inc. and its predecessors and subsidiaries.

2024 ONEOK, Inc. Proxy Statement | 5

PROPOSAL 2 — RATIFY THE SELECTION OF PRICEWATERHOUSECOOPERS LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2024	56
Ratification of Selection of PricewaterhouseCoopers LLP as Our Independent Registered Public Accounting Firm for 2024	56
Audit and Non-Audit Fees	56
Audit Committee Policy on Services Provided by the Independent Registered Public Accounting Firm	57
2024 Report of the Audit Committee	57
STOCK OWNERSHIP	58
Holdings of Major Shareholders	58
Holdings of Officers and Directors	59
EXECUTIVE COMPENSATION DISCUSSION AND ANALYSIS	60
Executive Summary	60
Executive Compensation Philosophy	62
Executive Compensation Methodology	63
Components of Compensation	66
2023 Compensation Decisions	68
2023 Short-Term Incentive Awards	68
2023 Long-Term Incentive Awards	71
Payout of 2020-2023 Performance Units	72
Clawback Policy	73
Securities Trading Policy	73
Share-Ownership Guidelines	74
Change in Control Benefits	74
Internal Revenue Service Limitations on Deductibility of Executive Compensation	75
2024 Report of the Executive Compensation Committee	75
Named Executive Officer Compensation	76
2023 Grants of Plan-Based Awards	78
Outstanding Equity Awards	79
Stock Vested	80
Pension Benefits	81
Potential Post-Employment Payments and Payments Upon a Change in Control	84
2023 CEO Pay Ratio	87
2024 ONEOK, Inc. Proxy Statement | 6

Safe Harbor For Forward-Looking Statements

Any statements in this proxy statement that are not historical information, including statements concerning plans and objectives of management for future operations, economic performance or related assumptions, including with respect to the benefits of the acquisition of Magellan Midstream Partners are forward-looking statements made under the provision of the “Safe Harbor” section of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may include words such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “forecast,” “goal,” “guidance,” “intend,” “may,” “might,” “outlook,” “plan,” “potential,” “project,” “scheduled,” “should,” “target,” “will,” “would” and other words and terms of similar meaning. Although we believe that our expectations regarding future events are based on reasonable assumptions, we can give no assurance that such expectations or assumptions will be achieved. Important factors that could cause actual results to differ materially from those in the forward-looking statements are described under Part I, Item 1A, Risk Factors, and Part II, Item 7, Management’s Discussion and Analysis of Financial Condition and Results of Operations and “Forward-Looking Statements,” in our 2023 Annual Report on Form 10-K and other filings with the Securities and Exchange Commission. Certain statements contained in this proxy statement, particularly pertaining to our environmental, social and governance (“ESG”) performance, goals, and initiatives, are subject to additional risks and uncertainties, including regarding gathering and verification of information and related methodological considerations; our ability to implement various initiatives under expected timeframes, cost, and complexity; our dependency on third-parties to provide certain information and to comply with applicable laws and policies; and other unforeseen events or conditions. These factors, as well as others, may cause results to differ materially and adversely from those expressed in any of our forward-looking statements. All forward-looking statements included in this document are based on information available to us on the date hereof. We will not undertake and specifically decline any obligation to update any forward-looking statements, except as required under applicable law. Additionally, we may provide information herein that is not necessarily “material” under the federal securities laws for the Securities and Exchange Commission reporting purposes but that is informed by various ESG standards and frameworks (including standards for the measurement of underlying data) and the interest of various stakeholders. Much of this information is subject to, assumptions, estimates or third-party information that is still evolving and subject to change. For example, our disclosures based on any standards may change due to revisions in framework requirements, availability of information, changes in our business or applicable government policies, or other factors, some of which may be beyond our control.

Web Links

Web links throughout this document are provided for convenience only, and information on the company’s website is not incorporated by reference into this proxy statement.

2024 ONEOK, Inc. Proxy Statement | 7

Summary Proxy Information

To assist you in reviewing the company’s 2023 performance and voting your shares, we would like to call your attention to key elements of our 2024 proxy statement and our 2023 annual report to shareholders. The following is only a summary. For more complete information about these topics, please review the complete 2024 proxy statement and our 2023 annual report to shareholders.

“At ONEOK, our commitment to responsible operations, meaningful engagements with our stakeholders and a willingness to adapt have remained paramount throughout our long history.”

BUSINESS HIGHLIGHTS

Our Business.

We are incorporated under the laws of the state of Oklahoma, and our common stock is listed on the New York Stock Exchange (“NYSE”) under the trading symbol “OKE.” We deliver energy products and services vital to an advancing world. We are a leading midstream service provider of gathering, processing, fractionation, transportation, storage and marine export services. As one of the largest diversified energy infrastructure companies in North America, we are delivering energy that makes a difference in the lives of people in the U.S. and around the world. Through our more than 50,000-mile pipeline network, we transport the natural gas, natural gas liquids (“NGLs”), refined products and crude oil that help meet domestic and international energy demand, contribute to energy security and provide safe, reliable and responsible energy solutions needed today and into the future.

ACQUISITION OF MAGELLAN MIDSTREAM PARTNERS.

September 25, 2023 marked the start of an exciting new chapter for ONEOK as we completed our acquisition of Magellan Midstream Partners. Now, as a more diversified company with an expanded product portfolio, we can offer an even more compelling long-term value proposition with the added scope, scale and commercial synergy opportunities. Combined with our people and assets, ONEOK is even better positioned to create exceptional value for our stakeholders by providing the energy solutions needed for a transforming future. Unless otherwise noted, the financial information and operational metrics included in this proxy statement include the Magellan acquisition since the September 25, 2023 closing date.

ACQUISITION OF MAGELLAN BRINGS TOGETHER TWO PREMIER ENERGY INFRASTRUCTURE BUSINESSES

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SUMMARY PROXY INFORMATION

BUSINESS UPDATE AND MARKET CONDITIONS.

We operate primarily fee-based businesses in each of our four reportable segments, and our consolidated earnings were more than 85% fee-based in 2023.

We experienced increased volumes across our system in 2023, compared with 2022, highlighting our extensive and integrated assets located in, and connected with, some of the most productive shale basins, refining regions and demand centers in the United States.

FINANCIAL PERFORMANCE.

Our 2023 consolidated operating income was approximately $4.1 billion, compared with approximately $2.8 billion in 2022. 2023 net income was approximately $2.7 billion compared with 2022 net income of approximately $1.7 billion.

CONSOLIDATED OPERATING INCOME

$Millions

1 Includes noncash impairment charges of $607.2 million

NET INCOME

$Millions

2 Includes noncash impairment charges of $644.9 million

2024 ONEOK, Inc. Proxy Statement | 9

SUMMARY PROXY INFORMATION

Dividends.

During 2023, we paid common stock dividends totaling $3.82 per share, an increase of 2% compared with the prior year.

In February 2024, we paid a quarterly common stock dividend of $0.99 per share ($3.96 per share on an annualized basis), an increase of 3.7% compared with the same quarter in the prior year.

Our dividend growth is primarily due to the increase in cash flows resulting from the growth of our operations.

DIVIDENDS PAID PER SHARE

$Per Share

Shareholder Return.

Our one-, three-, five- and 10-year total shareholder returns as of December 31, 2023 (total shareholder return includes share price appreciation/depreciation, dividend reinvestments, stock splits and the impact of the 2014 separation of our natural gas distribution business to ONE Gas, Inc. during the periods presented), compared with the referenced indices, are as follows:

1 The ONEOK peer group used in this graph is the same peer group that will be used in determining our level of performance at the end of the three-year performance period for our 2023 performance units granted under our Equity Incentive Plan and is comprised of the following companies: Energy Transfer, L.P.; EnLink Midstream LLC; Enterprise Products Partners L.P.; Kinder Morgan, Inc.; MPLX LP; NuStar Energy L.P.; Plains All American Pipeline, L.P.; Targa Resources Corp.; Western Midstream Partners, LP and The Williams Companies, Inc. Return percentages for this group are based on a market capitalization weighted average. DCP Midstream, LP (DCP) was removed from the peer group due to acquisition of DCP by Phillips 66 (PSX) on June 15, 2023. Magellan Midstream Partners, L.P. (MMP) was removed from the peer group due to our acquisition of MMP on September 25, 2023.

2024 ONEOK, Inc. Proxy Statement | 10

SUMMARY PROXY INFORMATION

CORPORATE GOVERNANCE HIGHLIGHTS

Our Board of Directors and management are committed to maintaining strong corporate governance practices that promote and protect the long-term interests of our shareholders. Our corporate governance practices are designed not just to satisfy regulatory and stock exchange requirements, but also to provide for effective oversight and management of our company, and include:

●        At the time of our annual meeting, we will have a 10-member, diverse Board with deep experience and expertise relevant to our strategy, business and industry, including two new members in 2020 and two new members in 2023.

●        Board leadership provided by an independent Board Chair and independent Audit, Executive Compensation and Corporate Governance Committee chairs and members.

●        Regular executive sessions of independent directors.

●        Annual Board and committee performance evaluations.

●        At this time, no director serves on more than 2 public company boards.

●        A commitment to regular board refreshment while also valuing diversity and deep industry experience.

●        Since February 2022 and throughout 2023, our Corporate Governance Committee and Board have been actively engaged in board recruitment activities, such topic being discussed at 15 committee and/or board meetings.

●        Attributes important in consideration of potential director candidates included, among others, leadership/chief executive officer experience, board or related energy industry knowledge, transformational thinking and gender/ethnic/racial diversity.

●        Board recruitment activities included, but were not limited to, collecting and reviewing names and biographical information of numerous potential director candidates, eliminating many due to obvious conflicts and/or other factors and prioritizing the remaining potential director candidates based on experience, skills and diversity.

●        On September 20, 2023, our Board appointed 2 new directors, Lori A. Gobillot and Wayne T. Smith, effective September 25, 2023.

●        Annual election of directors.

●        Majority voting requirements for directors.

●        Robust director nominee selection process.

●        By-laws provide for proxy access by eligible shareholders.

●        Annual review of our strategic plan.

●        Long-standing commitment to engagement with shareholders and stakeholders.

●        Long-standing commitment to corporate responsibility and sustainability.

●        Risk oversight by the Board, including regular engagement with, and updates by, our CEO, executive management and others and a comprehensive annual Enterprise Risk Management (“ERM”) process that encompasses the identification and assessment of a broad range of risks and the development of plans to mitigate these risks. Such risks generally relate to strategic, operational, financial, regulatory compliance, climate-related considerations, ESG, cybersecurity and human capital management aspects of our business.

●        With the increasing focus on climate-related disclosures, and as part of its oversight responsibilities, our Board sought additional updates on this topic from executive management.

●        As a result, at all 2023 regular in-person Board meetings, and at some telephonic meetings, the Board received updates on climate-related disclosures. Such practice is expected to continue in 2024.

●        Cybersecurity risks are communicated and discussed with our Board at least annually in conjunction with our overall ERM program. As part of its oversight responsibilities, our Board also received frequent updates from executive management on our company’s physical and cybersecurity efforts.

●        ESG oversight by the Board, including regular engagement with, and updates by, our CEO, executive management and others.

●        Regular updates to the Board on sustainability, including safety and health, ESG performance, community leadership and investment and oversight of public policy engagement.

●        Our Board conducts a biannual examination of the company’s ESG practices, performance, risks and opportunities. Such examinations have been incorporated into the company’s Audit Committee Charter and are scheduled to take place at the Board’s February and August meetings.

●        In 2023, these examinations covered topics such as environmental, safety and health performance, process safety, continuous improvement plans, greenhouse gas (“GHG”) emission trends, GHG emissions reduction performance, environmental, social and governance performance, risks and opportunities.

●        Human Capital Management oversight by the Board, including regular engagement with, and updates by, our CEO, executive management and others.

●        Our Board conducts a biannual examination of the company’s human capital management practices, performance, risks and opportunities. Such examinations have been incorporated into the company’s Executive Compensation Committee Charter and are scheduled to take place at the Board’s February and August meetings.

●        In 2023, these examinations covered topics such as inclusion and diversity, people, culture, community, talent recruitment, engagement and development, inclusive benefits, business resource groups, awards and recognition.

●        Oversight of our lobbying and political activities is conducted by our Board and our Corporate Governance Committee. We believe this oversight process facilitates accountability and transparency for our lobbying and political activities.

●        As a company, we generally do not make corporate contributions to (1) political candidates, parties, committees or campaigns, or (2) 501(c)(4) organizations formed for political purposes. We have made such contributions in the past, but they were very infrequent and for immaterial amounts. We have no current intention of making such contributions in the future, and any decision to do so would be subject to annual review by the Corporate Governance Committee of our Board.

2024 ONEOK, Inc. Proxy Statement | 11

SUMMARY PROXY INFORMATION

EXECUTIVE COMPENSATION HIGHLIGHTS

Program Design

A principal feature of our compensation program is the determination of executive pay by our Executive Compensation Committee (referred to throughout this Proxy Statement as the “Executive Compensation Committee” or the “Committee”) and Board of Directors based on a comprehensive review of quantitative and qualitative factors designed to achieve long-term business success. Our executive compensation program is designed to attract, motivate and retain the key executives who drive our success and who are leaders in the industry, to reward for individual and company performance and to align the long-term interests of our executive officers with those of our shareholders.

Our compensation philosophy and related governance features are summarized below.

WHAT WE DO:

✔ Compensation Program Continuity—Our shareholders have provided strong support for our compensation program over the years. The components of our executive compensation program have remained substantially the same for several years. We believe our program is designed appropriately, is well aligned with the interests of our shareholders and is instrumental to achieving our business goals. We periodically evaluate the effectiveness of our program and its alignment with our business strategy.

✔ Independent Committee Determination—Our Executive Compensation Committee, composed solely of independent directors, makes all compensation recommendations regarding our named executive officers. These recommendations are then submitted to the Board for its consideration and approval.

✔ Prudent Risk Management—The Committee designs compensation programs and sets compensation targets intended to discourage excessive risk-taking.

✔ Pay for Performance—A significant portion of the compensation for our named executive officers is in the form of at-risk, variable compensation based on company and individual performance, with a focus on creating long-term shareholder value.

✔ Competitive Compensation—In order to attract and retain qualified executives, our compensation programs provide a competitive total pay opportunity.

✔ Multiple Performance Metrics—Variable compensation is based on more than one measure to encourage balanced incentives.

✔ Awards Are Capped—All of our variable compensation plans have caps on payouts.

✔ Retention-Based Incentives—A significant portion of total compensation relies on multi-year vesting requirements.

✔ Share-Ownership Guidelines—We have market competitive share-ownership guidelines for our directors and officers.

✔ “Clawback” Provisions—We have adopted a clawback policy in compliance with the new Exchange Act Rule 10D-1 and the corresponding NYSE listing standards that requires recovery of erroneously awarded compensation. In addition to the mandatory clawback provisions, our clawback policy permits the discretionary recovery of incentive-based compensation in the event of fraud, negligence or intentional misconduct that directly or indirectly results in a material restatement of all or a portion of our financial statements.

✔ Tally Sheets—The Committee reviews total compensation tally sheets at least annually as part of making individual compensation decisions.

✔ Independent Consultant—The Committee engages a compensation consultant that is independent under the Securities and Exchange Commission rules and NYSE listing standards to provide advice and expertise on the design and implementation of our executive and director compensation programs.

✔ “Double Trigger” Vesting of Equity Awards in a Change in Control—Under our 2018 Equity Incentive Plan, a change in control will not automatically trigger vesting of outstanding equity awards unless the acquirer does not assume or replace the outstanding awards. Rather, participants must experience a termination of employment without cause or resign for good reason within two years following a change in control for an award to vest in.

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SUMMARY PROXY INFORMATION

WHAT WE DON’T DO:

🚫 No Individual Employment Agreements—We do not enter into individual employment agreements with our executive officers.

🚫 No Hedging of Company Stock—Our insider trading policy prohibits insiders, including our named executive officers, from engaging in hedging activities with respect to our stock.

🚫 No Pledging of Company Stock—Our officers and directors may not hold our securities in a margin account or pledge our securities as collateral for a loan, subject to an exception that may be granted by our chief executive officer for loans (not margin accounts), which can be repaid without resorting to the pledged securities.

🚫 No Tax Gross-ups—We do not provide tax gross-ups for change in control benefits.

🚫 No Significant Perquisites—Our executive officers, including the named executive officers, receive no recurring significant perquisites or other personal benefits.

Key Components of our Executive Compensation Program in 2023 Remain Unchanged.

In designing our 2023 executive compensation program, our Executive Compensation Committee considered, among other factors, the strong shareholder approval at our 2023 annual meeting in favor (94.2% of the shares voted) of our 2022 executive compensation program and our executive pay practices. In view of this high level of shareholder support, the Executive Compensation Committee determined that no changes to the components of our executive compensation program were necessary in 2023.

Our shareholders have provided consistently strong support for our compensation program since the inception of the say-on-pay advisory shareholder vote.

94.2%	SAY ON PAY 2023 ANNUAL MEETING APPROVAL

Alignment of Executive Compensation and Performance.

We structure our executive compensation program to align the interests of our named executive officers with the interests of our shareholders. We believe a named executive officer’s compensation should be tied directly to the achievement of our strategic, financial and operating goals, all of which are designed to deliver value to our shareholders. Therefore, a significant part of each named executive officer’s pay is “at-risk,” in the form of an annual, short-term, cash incentive award and long-term, equity-based incentive awards.

Our Board of Directors, upon the recommendation of our Executive Compensation Committee, awarded Mr. Norton incentive compensation for 2023 as our President and Chief Executive Officer, including payment of an annual short-term cash incentive award of $2,101,100 in recognition of his performance and leadership during the year and the grant of a long-term equity incentive award with a grant date target value of $5.0 million (for more detail see page 60). Consistent with our executive compensation philosophy, a majority of Mr. Norton’s total direct compensation of approximately $7.9 million for 2023 was incentive-based and at-risk, as illustrated by the following chart:

2023 CEO COMPENSATION

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SUMMARY PROXY INFORMATION

Consistent with our executive compensation philosophy, a majority of 2023 total direct compensation for our other named executive officers (as set forth on page 76) was incentive-based and at-risk, as illustrated by the following chart:

AVERAGE PAY MIX – OTHER NAMED EXECUTIVE OFFICERS

SHAREHOLDER ACTIONS

Election of Directors (Proposal 1).

You will find in this proxy statement important information about the qualifications and experience of the 10 director nominees, each of whom is a current director. The Corporate Governance Committee performs an annual assessment of the performance of the Board of Directors to ensure that our directors have the skills and experience to oversee effectively our company. All of our directors have proven leadership, sound judgment, integrity and a commitment to the success of our company, and our Board of Directors recommends that shareholders VOTE IN FAVOR of each nominee for election.

Ratification of our Independent Auditor (Proposal 2).

You will also find in this proxy statement important information about our independent auditor, PricewaterhouseCoopers LLP. We believe PricewaterhouseCoopers LLP continues to provide high-quality service to our company, and our Board of Directors recommends that shareholders VOTE IN FAVOR of ratification.

Advisory Vote on Executive Compensation (Proposal 3).

Our shareholders have the opportunity to cast a non-binding, advisory vote on our executive compensation program. As recommended by our shareholders at our 2023 annual meeting, we provide our shareholders with an annual opportunity to vote on executive compensation. Shareholders holding 94.2% of our shares that were voted last year on our executive compensation program, including abstentions, supported the design and practices of our executive compensation program. In evaluating this “say on pay” proposal, we recommend that you review our Compensation Discussion and Analysis in this proxy statement, which explains how and why the Executive Compensation Committee made its 2023 executive compensation decisions. Our Board of Directors recommends that shareholders VOTE IN FAVOR of our executive compensation program.

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SUMMARY PROXY INFORMATION

Votes Required for Approval of the Proposals.

The votes required for each proposal are summarized below, together with information regarding treatment of abstentions and broker non-votes for each proposal:

Proposal	How does the Board recommend that vote?	Votes required for approval when quorum is present	Abstentions	Broker non-votes
1. Election of Directors	The Board recommends that you vote FOR each nominee for election	Majority of the votes cast by shareholders present online or by proxy and entitled to vote	Do not count as votes cast and have no effect on the outcome of the vote	Do not count as votes cast and have no effect on the outcome of the vote
2. Ratification of our Independent Auditor	The Board recommends that you vote FOR the ratification of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2023	Majority of the voting power of shareholders present online or by proxy and entitled to vote	Have the same effect as votes against this proposal

There are no broker non-votes on the auditor proposal because it is a routine item. Shares not voted in the discretion of a brokerage firm or similar person have same effect as votes against this proposal

3. Advisory Vote on Executive Compensation	The Board recommends that you vote FOR the approval, on an advisory basis, of the company’s executive compensation program	Majority of the voting power of shareholders present online or by proxy and entitled to vote	Have the same effect as votes against this proposal	Do not count as shares entitled to vote and have no effect on the outcome of the vote
2024 ONEOK, Inc. Proxy Statement | 15

About the 2024 Annual Meeting

The following questions and answers are provided for your convenience and briefly address some commonly asked questions about our 2024 annual meeting of shareholders. Please also consult the more detailed information contained elsewhere in this proxy statement and the documents referred to in this proxy statement.

Why did I receive these proxy materials?

We are providing these proxy materials in connection with the solicitation by the Board of Directors of ONEOK, Inc. of proxies to be voted at our 2024 annual meeting of shareholders and at any adjournment or postponement of the meeting.

You are invited to attend our annual meeting of shareholders on May 22, 2024, at 9:00 a.m. Central Daylight Time. This year’s meeting will be held as a virtual meeting only, which will be conducted via live webcast. You will not be able to attend the annual meeting in person.

By continuing to hold our annual meeting virtually, our shareholders are able to join us from any location around the world, enabling increased shareholder attendance and participation, providing a cost savings to both us and our shareholders while contributing to our sustainability efforts by reducing the environmental impact of our annual meeting.

Who is soliciting my proxy?

Our Board of Directors is sending you this proxy statement in connection with its solicitation of proxies for use at our 2024 annual meeting of shareholders. Certain of our directors, officers and employees also may solicit proxies on our behalf in person or by mail, telephone, fax or email.

How do I attend the annual meeting?

The annual meeting will be held as a virtual meeting only. You will not be able to attend the annual meeting in person.

In order to virtually attend the annual meeting online, shareholders must register online at www.proxydocs.com/oke. As part of the registration process, you will need to enter the control number found on your proxy card, voting information form or notice you previously received. Those holding their shares through an intermediary, such as a bank, broker, or nominee, who want to participate should request a control number from their intermediary in advance of the meeting.

Upon completion of your registration, you will receive further instructions via email, including a unique link that will allow you access to the annual meeting and to vote and submit questions during the annual meeting.

On the day of the annual meeting, May 22, 2024, shareholders may begin to log in to the live webcast platform fifteen minutes before the meeting starts. The annual meeting will start promptly at 9:00 a.m. Central Daylight Time.

We will have technicians ready to assist you with any technical difficulties you may have accessing the annual meeting. If you encounter any difficulties accessing the live webcast platform, including any difficulties voting or submitting questions, you may reference a frequently asked questions link that will be posted in your instructional email. A shareholder may also call a technical support number which is provided within the frequently asked questions site.

If there are any technical issues in convening or hosting the annual meeting, we will promptly issue a news release and post information to our website at www.oneok.com under the Investors page including information on when the meeting will be reconvened.

Who may attend and vote at the annual meeting?

All shareholders who held shares of our common stock at the close of business on March 25, 2024, may attend and vote at the meeting using the methods described above and below.

How do I submit questions at the annual meeting?

It is our desire for the live webcast platform to approximate an in-person experience. Shareholders who have logged in to the live webcast platform may ask questions at the annual meeting in accordance with the rules of conduct that will be made available on the live webcast platform. An audio archive of the annual meeting, including the question-and-answer session, will be posted on our website at www.oneok.com under the Investors page within a few days after adjournment.

We will endeavor to answer as many questions submitted by shareholders as time permits. We reserve the right to edit profanity or other inappropriate language and to exclude questions regarding topics that are not pertinent to meeting matters or company business.

If we receive substantially similar questions, we may group such questions together and provide a single response to avoid repetition. If there are pertinent questions that cannot be answered during the meeting due to time constraints, we will post the questions and answers on our website at www.oneok.com under the Investors page within a few days after adjournment.

2024 ONEOK, Inc. Proxy Statement | 16

About the 2024 Annual Meeting

How do shareholders of record cast their vote?

If you were a shareholder of record at the close of business on the record date of March 25, 2024, you have the right to vote the shares you held of record that day online during the annual meeting. To cast your vote online, you must complete the registration process described above; log in to the live webcast platform and follow the voting instructions on the live webcast platform.

You may also appoint a proxy through the internet, by telephone or by mail to vote your shares on your behalf. The internet and telephone methods of voting generally are available 24 hours a day and will ensure that your proxy is confirmed and posted immediately. These methods of voting are also available to shareholders who hold their shares in our Direct Stock Purchase and Dividend Reinvestment Plan, our Employee Stock Purchase Plan, and our 401(k) Plan, which includes our former Profit Sharing Plan as one of its features (collectively, the “401(k) Plan”).

You may revoke your proxy any time before the annual meeting by following the procedures outlined below under the caption “What can I do if I change my mind after I vote my shares?”

Please help us save time and postage costs by appointing a proxy via the internet or by telephone.

When you appoint a proxy via the internet, by telephone or by mailing a signed proxy card, you are appointing Julie H. Edwards, Board Chair, and Lyndon C. Taylor, Executive Vice President, Chief Legal Officer and Assistant Secretary, as your representatives at the annual meeting, and they will vote your shares as you have instructed them. If you appoint a proxy via the internet, by telephone or by mailing a signed proxy card but do not provide voting instructions, your shares will be voted FOR the election of each proposed director nominee named in this proxy statement, and FOR Proposals 2 and 3.

To appoint a proxy to vote your shares on your behalf, please select from the following options:

Voting Options

Via the Internet

●        Go to the website at www.proxypush.com/oke, which is available 24 hours a day, seven days a week, until 11:59 p.m. (Central Daylight Time) on May 21, 2024.

●        Enter the control number that appears on your proxy card. This process is designed to verify that you are a shareholder and allows you to vote your shares and confirm that your instructions have been properly recorded.

●        Follow the simple instructions.

●        If you appoint a proxy via the internet, you do not have to return your proxy card.

By Telephone

●        On a touch-tone telephone, call toll-free 1-866-883-3382, 24 hours a day, seven days a week, until 11:59 p.m. (Central Daylight Time) on May 21, 2024.

●        Enter the control number that appears on your proxy card. This process is designed to verify that you are a shareholder and allows you to vote your shares and confirm that your instructions have been recorded properly.

●        Follow the simple recorded instructions.

●        If you appoint a proxy by telephone, you do not have to return your proxy card.

By Mail

●        Mark your selections on the proxy card.

●        Date and sign your name exactly as it appears on your proxy card.

●        Mail the proxy card in the enclosed postage-paid envelope.

●        If mailed, your completed and signed proxy card must be received prior to the commencement of voting at the annual meeting.

What if my shares are held by my broker or similar person?

If your shares are held in a brokerage account or by a similar person, your shares are considered to be held “in street name.” If you held shares in street name as of the record date of March 25, 2024, this proxy statement and our 2023 annual report to shareholders should have been forwarded to you by your broker or similar person, together with a voting instruction card. You have the right to direct your broker or similar person how to vote your shares by using the voting instruction card or by following any instructions provided by your broker or similar person for voting via the internet or telephone.

Under the rules of the NYSE, unless you provide your broker or similar person with your instructions on how to vote your shares, they will only be permitted to exercise their discretion to vote your shares on the ratification of the selection of our independent registered public accounting firm (Proposal 2) and will not be able to vote your shares on any of the other matters to be presented at the annual meeting. Consequently, unless you respond to their request for your voting instructions in a timely manner, your shares held through your broker or similar person will not be voted on any of these other matters (which is referred to as a “broker non-vote”).

Please provide your voting instructions to your broker or similar person so that your shares may be voted.

2024 ONEOK, Inc. Proxy Statement | 17

About the 2024 Annual Meeting

What can I do if I change my mind after I vote my shares?

If you were a shareholder of record at the close of business on the record date, you have the right to revoke your proxy at any time before it is voted at the meeting by:

●        notifying our corporate secretary in writing;

●        authorizing a later proxy via the internet or by telephone;

●        returning a later-dated proxy card; or

●        voting online at the meeting.

If your shares are held in a brokerage account or by a similar person, you may revoke any voting instructions you may have previously provided only in accordance with revocation instructions provided by your broker or similar person.

Is my vote confidential?

Proxy cards, ballots and voting tabulations that identify individual shareholders are mailed and returned directly to our stock transfer agent who is responsible for tabulating the vote in a manner that protects your voting privacy. It is our policy to protect the confidentiality of shareholder votes throughout the voting process. The vote of any shareholder will not be disclosed to our directors, officers or employees, except

●        to meet legal requirements;

●        to assert or defend claims for or against us; or

●        in those limited circumstances where:

●        a proxy solicitation is contested (which, to our knowledge, is not the case in connection with the 2024 annual meeting),

●        a shareholder writes comments on a proxy card, or

●        a shareholder authorizes disclosure.

The vote tabulator and the inspector of election has been, and will remain, independent of us. This policy does not prohibit shareholders from disclosing the nature of their votes to our directors, officers or employees, or prevent us from voluntarily communicating with our shareholders, ascertaining which shareholders have voted or making efforts to encourage shareholders to vote.

Who will count the vote?

Representatives of our stock transfer agent, Equiniti Trust Company, will tabulate the votes and act as the inspector of the election.

How is common stock held in our 401(k) Plan voted?

In order to vote shares of our common stock held through our 401(k) Plan, you must instruct the trustee of the 401(k) Plan, Fidelity Management Trust Company, how to vote those shares by providing your instructions via the internet, by telephone or by mail in the manner outlined above. If you fail to provide your instructions or if you return an instruction card with an unclear voting designation or with no voting designation at all, then the trustee will vote the shares in your account in proportion to the way the other participants in the 401(k) Plan vote their shares. These votes receive the same confidentiality as all other shares voted.

To allow sufficient time for voting by the trustee of our 401(k) Plan, your voting instructions must be received by May 19, 2023.

How will shares for which a proxy is appointed be voted on any other business conducted at the annual meeting that is not described in this proxy statement?

Although we do not know of any business to be considered at the 2024 annual meeting other than the proposals described in this proxy statement, if any other business is properly presented at the annual meeting, your proxy gives authority to Julie H. Edwards, Board Chair, and Lyndon C. Taylor, Executive Vice President, Chief Legal Officer and Assistant Secretary, to vote on these matters at their discretion.

What shares are included on the proxy card(s)?

The shares included on your proxy card(s) represent all of the shares that you owned of record as of the close of business on March 25, 2024, including those shares held in our Direct Stock Purchase and Dividend Reinvestment Plan, but excluding any shares held for your account by Fidelity Management Trust Company, as trustee for our 401(k) Plan. If you do not authorize a proxy via the internet, by telephone or by mail, your shares, except for those shares held in our 401(k) Plan, will not be voted. Please refer to the discussion above for an explanation of the voting procedures for your shares held by our 401(k) Plan, including its profit-sharing feature.

What does it mean if I receive more than one proxy card?

If your shares are registered differently and are in more than one account, you will receive more than one proxy card. Please sign and return all proxy cards, or appoint a proxy via the internet or telephone, to ensure that all your shares are voted. We encourage you to have all accounts registered in the same name and address whenever possible.

Why did we receive just one copy of the proxy statement and annual report when we have more than one stock account in our household?

We have adopted a procedure approved by the Securities and Exchange Commission called “householding.” This procedure permits us to send a single copy of the proxy statement and annual report to a household if the shareholders provide written or implied consent. Shareholders with multiple accounts that share the same last name and household mailing address will receive a single copy of shareholder documents (annual report, proxy statement, or other informational statement) unless we are instructed otherwise. Shareholders will continue to receive a separate proxy card for each stock account. We previously mailed a notice to eligible registered shareholders stating our intent to utilize this rule unless the shareholder provided an objection.

2024 ONEOK, Inc. Proxy Statement | 18

About the 2024 Annual Meeting

If you are a registered shareholder and received only one copy of the proxy statement and annual report in your household, we will promptly deliver copies, to the extent you request them, for each member of your household who was a registered shareholder as of the record date. You may make this request by calling EQ Shareowner Services at 1-866-235-0232 or by providing written instructions to EQ Shareowner Services, Attn: Householding/ONEOK, Inc., P.O. Box 64854, St. Paul, Minnesota 55164-0854. You also may contact EQ Shareowner Services in the same manner if you are currently receiving a single copy of the proxy statement and annual report in your household and desire to receive separate copies in the future for each member of your household who is a registered shareholder or if your household is currently receiving multiple copies of the proxy statement and annual report and you desire to receive a single copy in the future for your entire household.

If you are not a registered shareholder and your shares are held through a broker or similar person, you will need to contact that entity to revoke your election and receive multiple copies of these documents.

Is there a list of shareholders entitled to vote at the annual meeting?

The names of shareholders of record entitled to vote at the annual meeting will be available for examination by any shareholder for a purpose germane to the meeting at the annual meeting via the live webcast platform and for 10 days prior to the meeting between the hours of 9:00 a.m. and 4:30 p.m. Central Daylight Time at our principal executive offices at 100 West Fifth Street, Tulsa, Oklahoma 74103, and may be viewed by contacting our corporate secretary.

May I access the notice of annual meeting, proxy statement, 2023 annual report and accompanying documents on the internet?

Important Notice Regarding Internet Availability of Proxy Materials for the Shareholder Meeting to be held on May 22, 2024. This notice of Annual Meeting, proxy statement, form of proxy and our 2023 annual report to shareholders are being distributed and made available on or about April 3, 2024. This proxy statement and our 2023 annual report to shareholders are also available on our website at www.oneok.com.

Additionally, in accordance with rules of the Securities and Exchange Commission, you may access this proxy statement, our 2023 annual report and any other proxy materials we use at www.proxydocs.com/oke.

Instead of receiving future copies of our proxy and annual report materials by mail, shareholders may elect to receive an email that will provide electronic links to these proxy and annual report materials. Opting to receive your proxy materials online will save us the cost of producing and mailing documents to your home or business and also will give you an electronic link to the proxy voting site. You may log on to www.proxypush.com/oke and follow the prompts to enroll in the electronic proxy delivery service. If you hold your shares in a brokerage account, you also may have the opportunity to receive copies of these documents electronically. Please check the information provided in the proxy materials mailed to you by your broker or other holder of record of your shares regarding the availability of this service.

What out-of-pocket costs will we incur in soliciting proxies?

Morrow Sodali LLC, 333 Ludlow St., 5th Floor, South Tower, Stamford, Connecticut 06902, will assist us in the distribution of proxy materials and solicitation of votes for a fee of $11,000, plus out-of-pocket expenses. We also reimburse brokerage firms, banks and other custodians, nominees and fiduciaries for their reasonable expenses for forwarding proxy materials to our shareholders. We will pay all costs of soliciting proxies.

How can I find out the results of the voting at the annual meeting?

Preliminary voting results will be announced at the annual meeting. Voting results will be published in a Current Report on Form 8-K that we will file with the Securities and Exchange Commission within four business days after the annual meeting.

2024 ONEOK, Inc. Proxy Statement | 19

Outstanding Stock And Voting

MATTERS TO BE VOTED UPON

At the annual meeting, the following matters will be voted upon:

1. the election of each of the 10 nominees for director named in this proxy statement to serve a one-year term;

2. the ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2024;

3. an advisory vote on executive compensation; and

4. such other business as may properly come before the meeting, or any adjournment or postponement of the meeting.

VOTING

Only shareholders of record at the close of business on March 25, 2024, are entitled to receive notice of and to vote at the annual meeting. As of that date, 583,639,669 shares of our common stock were outstanding. Each outstanding share entitles the holder to one vote on each matter submitted to a vote of shareholders at the meeting.

Shareholders of record may vote online or by proxy at the annual meeting. All properly submitted proxies received prior to the commencement of voting at the annual meeting will be voted in accordance with the voting instructions contained on the proxy. Shares for which signed proxies are properly submitted without voting instructions will be voted:

1. FOR the election of each of the 10 nominees for director named in this proxy statement to serve a one-year term;

2. FOR the ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2024; and

3. FOR the advisory vote on executive compensation.

While we know of no other matters that are likely to be brought before the meeting, in the event any other business properly comes before the meeting, proxies will be voted in the discretion of the persons named in the proxy. The persons named as proxies were designated by our Board of Directors.

To vote shares held “in street name” through a broker or similar person, a shareholder must provide voting instructions to them. Brokerage firms and similar persons are required to request voting instructions for shares they hold on behalf of their customers and others. We encourage you to provide instructions to your brokerage firm or similar person on how to vote your shares. If your shares are held “in street name,” to be able to vote those shares online at the annual meeting, you must obtain a proxy, executed in your favor, from the broker or similar person who held those shares as of the close of business on March 25, 2024.

The rules of the NYSE determine whether proposals presented at shareholder meetings are routine or non-routine. If a proposal is routine, a broker or similar person holding shares for an owner in street name may vote for the proposal without receiving voting instructions from the owner under certain circumstances. If a proposal is non-routine, the broker or similar person may vote on the proposal only if the owner has provided voting instructions. A “broker non-vote” occurs when the broker or similar person is unable to vote on a proposal because the proposal is non-routine and the owner does not provide any voting instructions. Under the rules of the NYSE, Proposals 1 and 3 are considered to be non-routine, and Proposal 2 is considered to be routine. Accordingly, if you do not provide voting instructions to your brokerage firm or similar person holding your shares, they will not be permitted under the rules of the NYSE to vote your shares on Proposals 1 and 3 and will only be permitted to vote your shares on Proposal 2 at their discretion.

Please provide your voting instructions to your broker or similar person so that your shares may be voted.

Representatives of our stock transfer agent, Equiniti Trust Company, will be responsible for tabulating and certifying the votes cast at the meeting.

QUORUM

The holders of a majority of the shares entitled to vote at the annual meeting, present online or by proxy, constitute a quorum for the transaction of business at the annual meeting. In determining whether we have a quorum, we count abstentions and broker non-votes as present.

If a quorum is not present at the scheduled time of the meeting, the shareholders who are present online or by proxy may adjourn the meeting until a quorum is present. If the time and place of the adjourned meeting are announced at the time the adjournment is taken, no other notice need be given. However, if the adjournment is for more than 30 days, or if a new record date is set for the adjourned meeting, a notice will be given to each shareholder entitled to receive notice of, and to vote at, the meeting.

2024 ONEOK, Inc. Proxy Statement | 20

Outstanding Stock And Voting

VOTES REQUIRED

PROPOSAL 1 – ELECTION OF DIRECTORS.

Our By-laws provide for majority voting for directors in uncontested elections. We expect that the election of directors at our 2024 annual meeting will be uncontested. Under the majority voting standard, the election of directors is decided by the affirmative vote of a majority of the votes cast with respect to that nominee’s election by the shareholders present online or by proxy at the meeting and entitled to vote for the election of directors. In other words, to be elected a nominee must receive a number of “for” votes that exceeds the number of “against” votes cast with respect to that director’s election. Abstentions and broker non-votes, if any, do not count as “for” or “against” votes cast with respect to the election of directors.

Under Oklahoma law, if an incumbent director who is a nominee does not receive, in an uncontested election, the requisite majority vote to be elected at an annual meeting, that director remains in office as a “holdover” director. Accordingly, our Corporate Governance Guidelines require that such a director must promptly, following certification of the shareholder vote, tender his or her resignation to our Board of Directors. The Board (excluding the director who tendered the resignation) will then evaluate the resignation in light of the best interests of our company and our shareholders in determining whether to accept or reject the resignation, or whether other action should be taken. In reaching its decision, the Board may consider any factors it deems relevant, including the director’s qualifications, the director’s past and expected future contributions to the company, the overall composition of the Board and whether accepting the tendered resignation would cause the company to fail to comply with any applicable rule or regulation (including NYSE listing requirements and the federal securities laws). The Board will act on the tendered resignation and publicly disclose its decision and rationale within 90 days following certification of the shareholder vote.

PROPOSAL 2 – RATIFICATION OF SELECTION OF PRICEWATERHOUSECOOPERS LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2024.

In accordance with our By-laws, approval of Proposal 2 requires the affirmative vote of a majority of the voting power of the shareholders present online or by proxy and entitled to vote on each proposal at the meeting. Abstentions will have the same effect as votes against Proposal 2. If you do not provide voting instructions to your brokerage firm or similar person holding your shares, they will be permitted to vote your shares on Proposal 2 at their discretion.

PROPOSAL 3 – ADVISORY VOTE ON EXECUTIVE COMPENSATION.

In accordance with our By-laws, approval of Proposal 3 requires the affirmative vote of a majority of the voting power of the shareholders present online or by proxy and entitled to vote on each proposal at the meeting. Abstentions will have the same effect as votes against Proposal 3. If you do not provide voting instructions to your brokerage firm or similar person holding your shares, they will not be permitted to vote your shares on Proposal 3. Broker non-votes do not count as shares entitled to vote for purposes of determining the outcome of the vote on Proposal 3.

REVOKING A PROXY

Any shareholder may revoke his or her proxy at any time before it is voted at the meeting by (1) notifying our corporate secretary in writing (the mailing address of our corporate secretary is 100 West Fifth Street, Tulsa, Oklahoma 74103), (2) authorizing a later proxy via the internet or by telephone, (3) returning a later dated proxy card or (4) voting online at the meeting. A shareholder’s presence without voting at the annual meeting will not automatically revoke a previously delivered proxy and any revocation during the meeting will not affect votes previously taken at the meeting.

If your shares are held in a brokerage account or by a similar person, you may revoke any voting instructions you may have previously provided in accordance with the revocation instructions provided by the broker or similar person.

PROXY SOLICITATION

Solicitation of proxies will be primarily by mail and telephone. We have engaged Morrow Sodali LLC, 333 Ludlow St., 5th Floor, South Tower, Stamford, Connecticut 06902, to solicit proxies for a fee of $11,000, plus out-of-pocket expenses. In addition, certain of our officers, directors and employees may solicit proxies on our behalf in person or by mail, telephone, fax or email, for which such persons will receive no additional compensation. We will pay all costs of soliciting proxies. We will also reimburse brokerage firms, banks and other custodians, nominees and fiduciaries for their reasonable expenses for forwarding proxy materials to our shareholders.

In connection with our solicitation of proxies for our 2025 annual meeting, we intend to file a proxy statement and WHITE proxy card with the Securities and Exchange Commission. Shareholders may obtain our proxy statement (and any amendments and supplements thereto) and other documents as and when filed with the Securities and Exchange Commission without charge from the Securities and Exchange Commission’s website at: www.sec.gov.

2024 ONEOK, Inc. Proxy Statement | 21

Governance of the Company

Our Board of Directors and management are committed to maintaining strong corporate governance practices that allocate rights and responsibilities among our Board, management and shareholders in a manner that benefits the long-term interest of our shareholders. Our corporate governance practices are designed not just to satisfy regulatory and stock exchange requirements, but also to provide for effective oversight and management of our company.

Our Corporate Governance Committee engages in a regular process of reviewing our corporate governance practices, including comparing our practices with those recommended by various corporate governance authorities, the expectations of our shareholders and the practices of other leading public companies. Our Corporate Governance Committee also regularly reviews our corporate governance practices in light of proposed and adopted laws and regulations, including the rules of the Securities and Exchange Commission and the rules and listing standards of the NYSE.

CORPORATE GOVERNANCE GUIDELINES

Our Board of Directors has adopted Corporate Governance Guidelines that address key areas of our corporate governance, including: the Board’s mission and responsibilities; Board membership and leadership; the structure and function of the Board’s committees; meetings of the Board and its committees, including attendance requirements and executive sessions; Board compensation; Board and officer share-ownership requirements; succession planning; evaluation of the performance of our Board; and Board access to management and independent advisors. Our Board annually reviews our Corporate Governance Guidelines and may revise the guidelines from time to time as conditions warrant. The full text of our Corporate Governance Guidelines is published on and may be printed from our website at www.oneok.com and is also available from our corporate secretary upon request.

CODE OF BUSINESS CONDUCT AND ETHICS

In February 2023, our Board of Directors approved a revised Code of Business Conduct and Ethics titled “ONE Way to Work.”

The revised Code of Business Conduct and Ethics’ foundation is built upon our core values. Directors, officers (including our principal executive and financial officers, principal accounting officer, controllers and other persons performing similar functions) and employees are required to adhere to our Code of Business Conduct and Ethics in addressing the legal and ethical issues encountered in conducting their work for our company. The revised code expands upon existing subjects such as workplace conduct, insider trading and conflicts of interest, and includes new subjects such as diversity and inclusion, environmental protection and sustainability, health and safety at work, community support and human rights. The revised code is also fully digital and interactive allowing directors, officers and employees to easily navigate to other relevant company policies or report violations of the code.

All employees, including all directors and officers, are asked to complete annual code training and certify that they are in compliance with the code and are not aware of any non-compliance. In addition, they are required to report any conduct that they believe to be an actual or apparent violation of our Code of Business Conduct and Ethics.

The full text of our Code of Business Conduct and Ethics is published on and may be printed from our website at www.oneok.com and is also available from our corporate secretary upon request. We intend to disclose on our website any future amendments to, or waivers from, our Code of Business Conduct and Ethics, with respect to our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions, in accordance with the rules of the Securities and Exchange Commission and the listing standards of the NYSE.

BUSINESS PARTNER CODE OF CONDUCT

Our business partners, whether a supplier, consultant, vendor, contractor, agent or other third-party provider, act as an extension of our business and share the responsibility to work ethically and continually reflect our Mission, Vision and Core Values. Accordingly, in April 2023, the Company implemented a Business Partner Code of Conduct (“Business Partner Code”), titled “One Way to Partner,” to help guide our business partners throughout our partnership. ONEOK expects all business partners to comply with the Business Partner Code and all applicable laws, regulations, guidelines and industry standards.

The Business Partner Code addresses topics such as health and safety, diversity and inclusion, conflicts of interest, anti-bribery and anti-corruption, and human rights. It is also fully digital and interactive allowing business partners to easily navigate content.

DIRECTOR INDEPENDENCE

Our Corporate Governance Guidelines provide that a majority of our Board of Directors will be “independent” under the applicable independence requirements of the NYSE. These guidelines and the rules of the NYSE provide that, in qualifying a director as “independent,” the Board must make an affirmative determination that the director has no material relationship with our company, either directly or as a partner, shareholder or officer

2024 ONEOK, Inc. Proxy Statement | 22

Governance of the Company

of an organization that has a relationship with our company. In making this determination with respect to each director serving on the Executive Compensation Committee, under the rules of the NYSE, the Board is required to consider all factors specifically relevant to determining whether the director has a relationship to our company which is material to that director’s ability to be independent from management in connection with the duties of a member of that committee.

Our Board of Directors has also adopted director independence guidelines that specify the types of relationships the Board has determined to be categorically immaterial. Directors who meet these standards are considered to be “independent.” The full text of our director independence guidelines is published on and may be printed from our website at www.oneok.com and is also available from our corporate secretary upon request.

Our Board of Directors has determined affirmatively that Board members Brian L. Derksen, Julie H. Edwards, Lori A. Gobillot, Mark W. Helderman, Randall J. Larson, Steven J. Malcolm, Jim W. Mogg, Pattye L. Moore, Eduardo A. Rodriguez, Gerald B. Smith and Wayne T. Smith have no material relationship with our company, and each qualifies as “independent” under our Corporate Governance Guidelines, our director independence guidelines and the rules of the NYSE. Accordingly, eleven out of our 12 directors as of the date of this proxy statement qualify as independent.

BOARD LEADERSHIP STRUCTURE

During 2023, our Board was led by Julie H. Edwards, our independent Board Chair.

Ms. Edwards is the first female Board Chair in the company’s 118-year history.

Our Audit Committee, Corporate Governance Committee and Executive Compensation Committee were each led by a chair, each of whom is an independent director.

Our Corporate Governance Guidelines provide that our Board of Directors retains the authority, in the exercise of its discretion, to combine or separate the offices of Board Chair and Chief Executive Officer. Our Board reviews the issue as a part of its succession planning process, based on the individuals then available and the circumstances then presented. The Board believes that it is advantageous for the Board to maintain the flexibility to determine the issue on a case-by-case basis and, if necessary, to change the Board leadership structure at any time if it determines that doing so is in the best interests of our company and our shareholders.

LEAD INDEPENDENT DIRECTOR

Our Corporate Governance Guidelines provide that if the offices of the Board Chair and the Chief Executive Officer are combined, or the company has a non-independent Board Chair, or in the absence of a Board Chair, the Chair of the Board’s Corporate Governance Committee shall serve as the lead independent director, who shall have served as a director for a minimum of three years. The guidelines also provide that the duties of the lead independent director, if applicable, include but are not limited to:

●        Presiding at all meetings of the Board at which the Board Chair is not present, including executive sessions of the independent directors;

●        Serving as liaison between the Board Chair and the independent directors (it being understood that all directors are free to engage directly with the Board Chair or any other director);

●        Providing input as to the information needs of the Board and appropriate approvals regarding information sent to the Board;

●        Approving meeting agendas for the Board; and

●        Approving meeting schedules to ensure that there is sufficient time for discussion of all agenda items.

In addition, the lead independent director, if applicable, has the authority to call meetings of the independent directors and, if requested by major shareholders, will be reasonably available for consultation and direct communication with such shareholders.

With Ms. Edwards serving as independent Board Chair, the company does not currently have a lead independent director.

BOARD REFRESHMENT

Our By-laws and Corporate Governance Guidelines provide that a director will retire from the Board no later than immediately prior to the annual meeting of shareholders following a director’s 75th birthday. Accordingly, two of our Board members, Steven J. Malcolm and Jim W. Mogg, are not being nominated for re-election at our 2024 annual meeting of shareholders.

With these planned retirements in mind, our Corporate Governance Committee and Board have been actively engaged in Board recruitment activities, and such topic has been discussed at 15 Board and/or Committee meetings during 2022 and throughout 2023.

On September 20, 2023, the Board of Directors appointed Lori A. Gobillot and Wayne T. Smith as directors to the Board, effective September 25, 2023. Both are independent and are being nominated for election at our 2024 annual meeting of shareholders.

2024 ONEOK, Inc. Proxy Statement | 23

Governance of the Company

CEO AND SENIOR MANAGEMENT SUCCESSION PLANNING

A key responsibility of the Chief Executive Officer and the Board is ensuring that an effective process is in place to provide continuity of leadership over the long-term at all levels in our company. Each year, succession-planning reviews are held at significant organizational levels of the company, culminating in a full review of senior leadership talent by our independent directors. During this review, the Chief Executive Officer, the Board Chair and the other independent directors discuss future candidates for senior leadership positions, succession timing for those positions and development plans for the highest-potential candidates. This process ensures continuity of leadership over the long-term, and it forms the basis on which our company makes ongoing leadership assignments.

OUR BOARD AND CORPORATE STRATEGY

Our Board of Directors is actively involved in overseeing, reviewing and guiding our corporate strategy. Our Board formally reviews our company’s business strategy, including the risks and opportunities facing our company and its businesses, at an annual strategic planning session. In addition, long-range strategic issues, including the performance and strategic fit of our businesses, are discussed as a matter of course at regular Board meetings. Our Board regularly discusses corporate strategy throughout the year with management, formally as well as informally, and during executive sessions of the Board as appropriate. As discussed in “Risk Oversight” below, our Board views risk management and oversight as an integral part of our strategic planning process, including mapping key risks to our corporate strategy and seeking to manage and mitigate risk. Our Board also views its own composition as a critical component to effective strategic oversight. Accordingly, our Board and relevant Board committees consider our business strategy and the company’s regulatory, geographic and market environments when assessing Board composition, director succession, executive compensation and other matters of importance.

SHAREHOLDER ENGAGEMENT

Our Board of Directors believes that accountability to shareholders is a mark of good corporate governance and that regular shareholder engagement is important to our company’s success. Our company’s management team and investor relations department frequently engage with shareholders on a variety of topics, with particular focus on matters relating to our company’s publicly disclosed strategy and financial performance. During 2023, members of our management team and our investor relations department participated in approximately 30 investor conferences or events and held approximately 450 discussions with investment firms.

Our management team and investor relations department also engage with shareholders to discuss matters relating to governance, compensation, safety, the environment, social responsibility and other current and emerging issues that the Board and our management understand are important to our shareholders. In addition to this direct engagement, our company also maintains a number of complementary mechanisms that allow our shareholders to effectively communicate to our Board, including:

●        Conducting the annual election of directors with a majority voting standard;

●        Conducting an annual advisory vote to approve executive compensation;

●        Maintaining an investor relations website;

●        Regular meetings by our management team and investor relations department with investors and analysts;

●        If requested by major shareholders, ensuring the Board Chair, lead independent director or another independent director is available for consultation and direct communication;

●        Permitting shareholders to submit recommendations for prospective candidates for nomination by our Board for election at the annual meeting of shareholders in accordance with our Corporate Governance Guidelines;

●        Permitting shareholders to nominate candidates for election at the annual meeting of shareholders in accordance with our By-laws;

●        Permitting proxy access by eligible shareholders in accordance with our By-laws; and

●        Providing shareholders the ability to attend and voice opinions at the annual meeting of shareholders.

RISK OVERSIGHT

Enterprise Risk Management

We engage in an annual comprehensive Enterprise Risk Management (“ERM”) process designed to identify and manage risk. Our annual ERM assessment is designed to enable our Board of Directors to establish a mutual understanding with management of the effectiveness of our risk-management practices and capabilities, to review our risk exposure and to elevate certain key risks for discussion at the Board level. Risk management is an integral part of our annual strategic planning process, which addresses, among other things, the risks and opportunities facing our company.

Our ERM program is overseen by our Chief Financial Officer. The program is designed to identify, assess, monitor and manage risks that could affect our ability to fulfill our business objectives or execute our corporate strategy. Our ERM process encompasses the identification and assessment of a broad range of risks and the development and implementation of plans to mitigate these risks. Such risks generally relate to strategic, operational, financial, regulatory compliance, climate-related considerations, ESG, cybersecurity and human capital management aspects of our business.

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Governance of the Company

Not all risks can be dealt with in the same way. Some risks may be easily perceived and controllable. Other risks are unknown. Some risks can be avoided or mitigated by particular behavior, and some risks are unavoidable as a practical matter. For some risks, the potential adverse impact would be minor and, as a matter of business judgment, it may not be appropriate to allocate significant resources to avoid the adverse impact. In other cases, the adverse impact could be significant, and it is prudent to expend resources to seek to avoid or mitigate the potential adverse impact. Management is responsible for identifying risk and risk controls related to our significant business activities; mapping the risks to our corporate strategy; and developing programs and recommendations to determine the sufficiency of risk identification, the balance of potential risk to potential reward and the appropriate manner in which to control and mitigate risk.

The Board implements its risk oversight responsibilities by having management provide periodic briefing and informational sessions on the significant risks that our company faces and how our company is seeking to control and mitigate those risks. In some cases, as with risks relating to significant acquisitions, risk oversight is addressed as part of the full Board’s ongoing engagement with the Chief Executive Officer and management.

The Board annually reviews a management assessment of the various operational and regulatory risks facing our company, their relative magnitude and management’s plan for mitigating these risks. This review is conducted in conjunction with the Board’s review of our company’s business strategy at its annual strategic planning meeting and at other meetings as appropriate.

Management Risk Oversight and Strategy Committee

We also maintain a Risk Oversight and Strategy Committee, which consists of members of our senior management. This committee is responsible for ensuring that exposure to commodity price and interest rate risk, as well as marketing, trading, hedging practices, and long-term contractual commitments are monitored within the framework established by our company policies. The committee also is responsible for developing and implementing marketing and hedging strategies designed to mitigate or manage those risks within acceptable risk thresholds.

Board Committee Risk Oversight

In certain cases, a Board committee is responsible for oversight of specific risk topics. For example, the Audit Committee oversees risk issues associated with our overall financial reporting and disclosure process and legal compliance, as well as reviewing policies and procedures on risk control assessment and accounting-risk exposure, including our companywide risk control activities. The Audit Committee meets with our Chief Financial Officer, Chief Enterprise Services Officer, Chief Accounting Officer and General Counsel, and meets with our Vice President, Audit Services, as well as with our independent registered public accounting firm, in separate executive sessions at least three times during the year at which time risk issues are discussed regularly.

In addition, our Executive Compensation Committee oversees risks related to our compensation programs, as discussed in greater detail elsewhere in this proxy statement, and our Corporate Governance Committee oversees risks related to our governance practices and policies.

ESG OVERSIGHT

Our Board provides key leadership, guidance and diverse energy industry and business expertise as it oversees executive management’s development of the company’s ESG practices. This oversight includes regular engagement with, and updates by, our CEO, executive management and others.

Our Board also conducts a biannual examination of the company’s ESG practices, performance, risks and opportunities. Such examinations have been incorporated into the company’s Audit Committee Charter and are scheduled to take place at the Board’s February and August meetings.

In 2023, these examinations covered topics such as environmental, safety and health performance, process safety, continuous improvement plans, GHG emission trends, GHG emissions reduction performance, environmental, social and governance performance, risks and opportunities.

For more information regarding the Board’s ESG oversight, the company’s sustainable governance structure and the associated roles and responsibilities various groups and/or individuals play within that structure, see pages 37-38.

HUMAN CAPITAL MANAGEMENT OVERSIGHT

Our Board provides key leadership, guidance and diverse energy industry and business expertise as to executive management’s development of the company’s Human Capital Management practices. This oversight includes regular engagement with, and updates by, our CEO, executive management and others.

Our Board also conducts a biannual examination of the company’s Human Capital Management practices, performance, risks and opportunities. Such examinations have been incorporated into the company’s Executive Compensation Committee Charter and are scheduled to take place at the Board’s regular February and August meetings.

In 2023, these examinations covered topics such as inclusion and diversity, people, culture, community, talent recruitment, engagement and development, inclusive benefits, business resource groups, awards and recognition.

For more information regarding the Board’s Human Capital Management oversight and the company’s human capital resources, measures and objectives, see pages 42-43.

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Governance of the Company

CYBERSECURITY AND PHYSICAL SECURITY

Protecting Our Assets

ONEOK takes a cross-disciplinary approach to cybersecurity and physical security. We use systems and procedures to protect our physical and cyber assets as well as to enhance business resiliency and disaster recovery preparedness.

Securing company assets is critical to ONEOK’s commitments to:

●        Provide safe work environments for employees and contractors.

●        Protect the personal information of its employees, contractors and customers.

●        Act as a responsible member of the communities where we operate.

●        Provide reliable service to customers.

●        Create value for stakeholders.

Security Leadership and governance

Security is governed by the Security Advisory team, an executive advisory committee composed of company officers, including our Chief Executive Officer, our Chief Financial Officer and our Chief Enterprise Services Officer, who meet regularly to evaluate ongoing security threats and incidents, to define policy and to prioritize initiatives. This advisory team is chaired by our vice president of cybersecurity and physical security, who has more than twenty years of relevant experience in the field of cyber and physical security. In his role, our vice president of cybersecurity and physical security also supervises efforts to prevent, detect, mitigate and remediate cybersecurity risks and incidents through various means, which include briefings from internal security personnel, alerts and reports produced by security tools deployed in our technology infrastructure and threat intelligence and other information obtained from governmental, public or private sources, including external cybersecurity service providers. Identified cybersecurity threats and incidents are monitored and assessed for materiality by this cross-functional Security Advisory team. This assessment includes whether our Board of Directors should be informed of a threat or incident.

Cybersecurity risks are communicated and discussed with our Board at least annually in conjunction with our overall ERM program. As part of its oversight responsibilities, our Board also received frequent updates from executive management on our company’s physical and cybersecurity efforts.

Cybersecurity

In order to manage these cybersecurity risks, including our use of third-party software and cloud vendors, we have developed and implemented a cybersecurity risk management program intended to protect the confidentiality, integrity and availability of our critical systems and information. Our cybersecurity risk management program is integrated with our ERM program and shares common methodologies, reporting channels and governance processes that apply across the ERM program to other legal compliance, strategic, operational and financial risk areas. ONEOK’s cybersecurity risk management program generally incorporates the guidelines of the widely utilized National Institute of Standards and Technology (NIST) Cybersecurity Framework, though this does not imply we meet any particular technical standards, specifications or requirements.

In addition, we conduct risk assessments of third-party software and cloud vendors by utilizing security questionnaires prior to procurement. On a regular basis, we engage consultants to conduct penetration tests and architecture design reviews. As of the date of this proxy, we are not aware of any cybersecurity threats, including as a result of any prior cybersecurity incidents, that have materially affected or are reasonably likely to materially affect us, including our business strategy, results of operations, or financial condition. We face certain ongoing risks from cybersecurity threats that, if realized and material, may materially affect us, including our operations, business strategy, results of operations or financial condition. See Part 1, Item 1A “Risk Factors” for a discussion of risks factors related to cybersecurity in our Annual Report on Form 10-K for the year ended December 31, 2023.

ONEOK segments its networks into subnetworks to improve performance and security. We have business resiliency and disaster recovery plans in place that allow for switching to redundant backup systems, alternative forms of communication and manual operation of assets. We also work collaboratively with the FBI, Department of Homeland Security (DHS), Cybersecurity and Infrastructure Security Agency (CISA), Transportation Security Administration (TSA) and other relevant law enforcement resources to address cyberthreats.

Our corporate network infrastructure includes technology that gives employees secure, quick access to business applications and data while off-site or working remotely.

Critical Infrastructure Security

ONEOK is an essential critical infrastructure business, and cybersecurity is a high priority for our leadership and Board. Much of the cybersecurity surrounding our critical infrastructure environment is regulated by the TSA through specific pipeline security directives and regular inspections by the agency. The TSA recently reviewed and approved ONEOK’s Cybersecurity Implementation Plan detailing specific controls and protections against a variety of threats.

Physical Security

ONEOK uses technology as part of its physical security strategy. This includes video surveillance as well as access control systems that limit facility and office entry to approved individuals and provide a record of individuals in a workspace at any given time. ONEOK has standardized physical security technology across our operations, including deploying common ID-badge technology.

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Governance of the Company

Employee and Contractor Security Training

We provide training to help employees and contractors recognize and avoid potential security threats and ask employees and contractors to remain alert to potential problems and report suspicious activity to ONEOK Security. All employees are required to complete annual, job specific security training.

Security training examples:

●        Industrial Control Systems (ICS): Employees operating and monitoring ONEOK ICS assets are required to complete training on specific threat indicators in the ICS environment and practices for identifying and responding to threats.

●        Health Insurance Portability and Accountability Act (HIPAA): ONEOK requires training on the policies and procedures it maintains to safeguard protected health information (PHI) in accordance with HIPAA. All individuals who may have access to PHI are required to complete annual training and maintain other physical technological and procedural safeguards.

●        SecuritySense Program: All employees are encouraged to participate in a monthly training course that covers a variety of security topics such as active shooter awareness, phishing awareness, ransomware recognition and prevention and physical security at ONEOK facilities. Our workforce participated in the voluntary SecuritySense training program during 2023 completing approximately 3,154 total training hours, a 36% increase in training hours compared to 2022.

CRISIS MANAGEMENT AND RESILIENCY

ONEOK maintains detailed procedures covering crisis management, emergency response and incident communication, and conducts drills to practice and evaluate crisis response efforts. Drills provide ONEOK and participating authorities an opportunity to test crisis response preparedness, coordinate efforts and identify areas for improvement.

MAGELLAN ACQUISITION

With our acquisition of Magellan, ONEOK’s integration efforts with respect to legacy Magellan’s cybersecurity and physical security platforms are ongoing.

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Governance of the Company

BOARD AND COMMITTEE MEMBERSHIP

Our business, property and affairs are managed under the direction of our Board of Directors. Members of our Board are kept informed of our business through discussions with our Chief Executive Officer and other officers, by reviewing materials provided to them periodically and in connection with Board and committee meetings, by visiting our offices and our operating facilities and by participating in meetings of the Board and its committees.

During 2023, the Board (including its committees) held 20 regular meetings and 5 special meetings. At times during 2023, such meetings were held in-person, telephonically and virtually. All of our incumbent directors who served on the Board during 2023 attended at least 92% of the aggregate of all meetings of the Board and Board committees on which they served in 2023.

Our Corporate Governance Guidelines provide that all members of our Board are expected to attend our annual meeting of shareholders. Based on the nature of the convening of the annual meeting of shareholders, members of our Board may attend the meeting in person, via telephone conference or videoconference. All members of our Board attended the 2023 annual meeting of shareholders, which was held virtually.

The Board has three standing committees consisting of the Audit Committee, the Executive Compensation Committee and the Corporate Governance Committee, which also met in-person, telephonically and virtually at times during 2023.

Our Board has adopted written charters for each of its Audit, Executive Compensation and Corporate Governance Committees. Copies of the charters of each of these committees are available on and may be printed from our website at www.oneok.com. Copies are also available from our corporate secretary upon request. The responsibilities of our Board committees are summarized below. From time to time, the Board, in its discretion, may form other committees.

The Audit Committee

The Audit Committee represents and assists our Board of Directors with the oversight of the integrity of our financial statements and internal control over financial reporting, our compliance with legal and regulatory requirements, the independence, qualifications and performance of our independent registered public accounting firm and the performance of our internal audit function.

All members of our Audit Committee are “independent” under the independence requirements of the NYSE and the Securities and Exchange Commission applicable to audit committee members. The Board has determined that Brian L. Derksen, Mark W. Helderman, Jim W. Mogg and Wayne. T. Smith are each an audit committee financial expert under the applicable rules of the Securities and Exchange Commission.

AUDIT COMMITTEE RESPONSIBILITIES
NUMBER OF MEETINGS IN 2023: 5	2023 COMMITTEE MEMBERS: Brian L. Derksen (Chair) Mark W. Helderman Jim W. Mogg Pattye L. Moore Wayne T. Smith

The primary responsibilities of the Audit Committee include, without limitation:

●        Appointing, compensating, retaining and overseeing our independent auditor, including review of their qualifications, independence and performance;

●        Reviewing the scope, plans and results relating to external audits of our financial statements and our internal control over financial reporting;

●        Reviewing the internal audit function, its performance, the adequacy of its resources and the areas of internal audit emphasis;

●        Monitoring and evaluating our financial condition;

●        Monitoring and evaluating the integrity of our financial reporting processes and procedures;

●        Assessing our significant financial risks and exposures and evaluating the adequacy of our internal controls in connection with such risks and exposures, including, but not limited to, internal controls over financial reporting and disclosure controls and procedures;

●        Reviewing policies and procedures on risk-control assessment and accounting risk exposure, including our companywide risk control activities;

●        Reviewing periodically significant (as determined by the Audit Committee from time to time) transactions between the company and any of its direct or indirect subsidiaries and any related party;

●        Monitoring our compliance with our policies on ethical business conduct; and

●        Reviewing the company’s ESG practices, performance, risks and opportunities.

Our independent registered public accounting firm reports directly to our Audit Committee.

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Governance of the Company

The Executive Compensation Committee

Our Executive Compensation Committee is responsible for establishing and periodically reviewing our executive compensation policies and practices.

EXECUTIVE COMPENSATION COMMITTEE RESPONSIBILITIES
NUMBER OF MEETINGS IN 2023: 4	2023 COMMITTEE MEMBERS: Eduardo A. Rodriguez (Chair) Lori A. Gobillot Randall J. Larson Steven J. Malcolm Gerald B. Smith

This responsibility includes, without limitation:

●        Evaluating, in consultation with our Corporate Governance Committee, the performance of our Chief Executive Officer, and recommending to our Board of Directors the compensation of our Chief Executive Officer and our other executive officers;

●        Reviewing and approving, in consultation with our Corporate Governance Committee, the annual objectives of our Chief Executive Officer;

●        Reviewing our executive compensation program to ensure the attraction, retention and appropriate compensation of executive officers in order to motivate their performance in the achievement of our business objectives and to align their interests with the long-term interests of our shareholders;

●        Assessing the risks associated with our compensation program;

●        Reviewing and making recommendations to the Board on executive officer and director compensation and personnel policies, programs and plans; and

●        Reviewing the company’s management of human capital.

Our Executive Compensation Committee meets periodically during the year to review our executive and director compensation policies and practices. The Committee annually recommends to our Board of Directors executive officer salaries and short- and long-term incentive compensation. The scope of the authority of this committee is not limited except as set forth in its charter and by applicable law. This committee has the authority to delegate duties to subcommittees of this committee, or to other standing committees of the Board of Directors, as it deems necessary or appropriate.

This committee may not delegate to a subcommittee any authority required by any law, regulation or listing standard to be exercised by this committee as a whole.

All members of our Executive Compensation Committee are “independent” under the independence requirements of the NYSE applicable to compensation committee members.

The compensation group in our corporate human resources department supports, in consultation with our Chief Executive Officer, the Executive Compensation Committee in its work.

During 2023, the Executive Compensation Committee continued the engagement of Meridian Compensation Partners, LLC (“Meridian Compensation Partners”) as an independent compensation consultant to assist the committee in its evaluation of the amount and form of compensation paid in 2023 to our Chief Executive Officer, our other executive officers and our directors. Meridian Compensation Partners reported directly to the Executive Compensation Committee. For more information on executive compensation and the role of this consultant, see “Executive Compensation Discussion and Analysis—Executive Compensation Methodology—The Role of the Independent Compensation Consultant” at pages 64-65.

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Governance of the Company

The Corporate Governance Committee

Our Corporate Governance Committee is responsible for overseeing our company’s governance, including the selection of directors and the Board’s practices and effectiveness.

CORPORATE GOVERNANCE COMMITTEE RESPONSIBILITIES
NUMBER OF MEETINGS IN 2023: 5	2023 COMMITTEE MEMBERS: Jim W. Mogg (Chair) Brian L. Derksen Lori A. Gobillot Mark W. Helderman Randall J. Larson Steven J. Malcolm Pattye L. Moore Eduardo A. Rodriguez Gerald B. Smith Wayne T. Smith

These responsibilities include, without limitation:

●        Identifying and recommending qualified director candidates, including qualified director candidates suggested by our shareholders in written submissions to our corporate secretary in accordance with our Corporate Governance Guidelines and our By-laws or in accordance with the rules of the Securities Exchange Commission;

●        Making recommendations to the Board with respect to electing directors and filling vacancies on the Board;

●        Adopting an effective process for director selection and tenure by making recommendations on the Board’s organization and practices and by aiding in identifying and recruiting director candidates;

●        Reviewing and making recommendations to the Board with respect to the organization, structure, size, composition and operation of the Board and its committees;

●        In consultation with our Board Chair, our Chief Executive Officer and the Executive Compensation Committee, overseeing management succession and development;

●        Reviewing, assessing risk and making recommendations with respect to other corporate governance matters; and

●        Reviewing the company’s legislative affairs and political activities.

All members of our Corporate Governance Committee are “independent” under the independence requirements of the NYSE.

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Governance of the Company

DIRECTOR NOMINATIONS

Our Corporate Governance Guidelines provide that the Board of Directors is responsible for selecting candidates for Board membership and delegates the screening process to the Corporate Governance Committee of the Board. This committee, with recommendations and input from our Board Chair, our Chief Executive Officer and members of our Board, evaluates the qualifications of each director candidate and assesses the appropriate mix of skills, qualifications and characteristics required of Board members in the context of the perceived needs of the Board at a given point in time. The committee is responsible for recommending candidates for nomination by the Board for election as members of our Board.

Our Corporate Governance Guidelines provide that candidates for nomination by the Board must be committed to devoting the time and effort necessary to be productive members of the Board and that, in nominating candidates, the Board will endeavor to establish director diversity in personal background, race, gender, age and nationality. The guidelines also provide that the Board will seek to maintain a mix that includes, but is not limited to, the following areas of core competency: accounting and finance; investment banking; business judgment; management; energy industry knowledge; operations; crisis response; international business; leadership; strategic vision; law; and corporate relations.

The Corporate Governance Committee’s charter provides that it has the responsibility, in consultation with the Board Chair and the Chief Executive Officer, to search for, recruit, screen, interview and select candidates for the position of director as necessary to fill vacancies on the Board or the additional needs of the Board and to consider management and shareholder recommendations for candidates for nomination by the Board. In carrying out this responsibility, the Corporate Governance Committee evaluates the qualifications and performance of incumbent directors and determines whether to recommend them for election to the Board. In addition, this committee determines, as necessary, the portfolio of skills, experience, diversity, perspective and background required for the effective functioning of the Board considering our business strategy and our regulatory, geographic and market environments.

Our Corporate Governance Guidelines contain a policy regarding the Corporate Governance Committee’s consideration of prospective director candidates recommended by shareholders for nomination by our Board. Under this policy, any shareholder who wishes to recommend a prospective candidate for nomination by our Board for election at our 2025 annual meeting should send a letter of recommendation to our corporate secretary at our principal executive offices by no later than September 30, 2024.

The letter should include the name, address and number of shares owned by the recommending shareholder (including, if the recommending shareholder is not a shareholder of record, proof of ownership of the type referred to in Rule 14a-8(b)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), the prospective candidate’s name and address, a description of the prospective candidate’s background, qualifications and relationships, if any, with our company and all other information necessary for our Board to determine whether the prospective candidate meets the independence standards under the rules of the NYSE and our director independence guidelines. A signed statement from the prospective candidate should accompany the letter of recommendation indicating that he or she consents to being considered as a nominee of the Board and that, if nominated by the Board and elected by the shareholders, he or she will serve as a director. The committee will evaluate prospective candidates recommended by shareholders for nomination by our Board in light of the various factors set forth above.

Neither the Corporate Governance Committee, nor the Board, nor our company itself discriminates in any way against prospective candidates for nomination by the Board on the basis of age, gender, race, religion or other personal characteristics. There are no differences in the manner in which the Corporate Governance Committee or the Board evaluates prospective candidates based on whether the prospective candidate is recommended by a shareholder or by the Corporate Governance Committee, provided that the recommending shareholder timely furnishes to our company a letter of recommendation containing the information described above along with the signed statement of the prospective candidate referred to above.

In addition to having the ability to recommend prospective candidates for nomination by our Board, under our By-laws, shareholders may themselves nominate candidates for election at an annual meeting of shareholders so long as they are shareholders of record when they give the notice described below and on the record date for the relevant annual meeting. Any shareholder who desires to nominate candidates for election as directors at our 2025 annual meeting must follow the procedures set forth in our By-laws. Under these procedures, notice of a shareholder nomination for the election of a director must be received by our corporate secretary at our principal executive offices not less than 120 calendar days, and not more than 150 calendar days, before the first anniversary of the date that our proxy statement was released to shareholders in connection with our 2024 annual meeting of shareholders (i.e., notice must be received no earlier than November 4, 2024 and no later than December 4, 2024). If the date of the 2025 annual meeting is more than 30 days after May 22, 2025, the first anniversary of our 2024 annual meeting, our corporate secretary must receive notice of a shareholder nomination by the close of business on the tenth day following the earlier of the day on which notice of the date of the 2025 annual meeting is mailed to shareholders or the day on which public announcement of the 2025 annual meeting date is made. In addition, in accordance with our By-laws, the shareholder notice must contain certain information about the candidate the shareholder desires to nominate for election as a director, the shareholder giving the notice and the beneficial owner, if any, on whose behalf the nomination is made. Any notice of director nomination submitted to the company other than through proxy access must include the additional information required by Rule 14a-19(b) under the Exchange Act.

In addition, our By-laws permit a shareholder, or a group of up to 20 shareholders, owning 3% or more of ONEOK’s common stock continuously for a period of at least three years, to nominate for election to our Board and have such director nominations included in our proxy materials, a number of director candidates equal to the greater of (i) two individuals or (ii) the closest whole number that does not exceed 20% of our Board, provided that the shareholder(s) and the nominee(s) satisfy certain requirements specified in the By-laws. Under these procedures, notice must be received by our corporate secretary at our principal executive offices not less than 120 calendar days, and not more than 150 calendar days, before the first anniversary of the date that our proxy statement was released to shareholders in connection with our 2024 annual meeting of shareholders (i.e., notice must be received no earlier than November 4, 2024 and no later than December 4, 2024). In accordance with our By-laws, the shareholder notice must contain certain information about the candidate the shareholder(s) desires to nominate for election as a director, the shareholder(s) giving the notice and the beneficial owner(s), if any, on whose behalf the nomination is made.

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Governance of the Company

DIRECTOR COMPENSATION

The Executive Compensation Committee reviews director compensation on an annual basis in consultation with Meridian Compensation Partners, the Committee’s independent compensation consultant. This review includes consideration of director compensation data compiled by Meridian Compensation Partners for the same peer group used to assess competitive compensation for our executive officers in order to assess the competitive levels and types of compensation for our directors. In addition to considering director compensation data compiled by Meridian Compensation Partners, the Committee also considers relevant factors such as our company’s financial and operational performance when reviewing director compensation. After completing its review, the Committee submits its recommendation for director compensation to the full Board of Directors for approval.

Following its review in February 2023, the Committee recommended, and the full Board of Directors approved, that there be no changes to the prior year compensation paid to each of our non-management directors. Thus, the amounts in the table below remain unchanged from the prior year.

	Cash Retainer	Stock Retainer [1]	Committee Chair Cash Retainers		Board Chair Cash Retainer	Lead Director
May 2023 through April 2024	$100,000	$150,000	Audit Executive Compensation Corporate Governance	$25,000 $20,000 $20,000	$165,000	$25,000

1 The number of shares of common stock issued for the annual stock retainer is determined based on the closing price of our company’s common stock on the NYSE on the date of the meeting of the Board of Directors immediately following the company’s annual shareholder meeting.

All directors are reimbursed for reasonable expenses incurred in connection with attendance at Board and committee meetings.

Our one management director, Pierce H. Norton II, receives no compensation for his service as a director.

Our Board of Directors has established minimum share-ownership guidelines for members of our Board that provide that, within five years after joining the Board, each non-management director will own shares of our common stock having a minimum value of five times the annual cash retainer paid for service on our Board. Our share-ownership guidelines provide that a director may not sell shares of his or her stock unless such director holds shares that meet the minimum ownership guideline after giving effect to such sale. All directors were in compliance with these guidelines in 2023. Our shareholder-approved 2018 Equity Incentive Plan imposes meaningful caps on the value of stock awards granted to our directors each year.

The following table sets forth the compensation paid to our non-management directors in 2023.

Director	Fees Earned or Paid in Cash [1]	Stock Awards [1,2,3]	Change in Pension Value and Nonqualified Deferred Compensation Earnings [4]	All Other Compensation [5]	Total
BRIAN L. DERKSEN	$125,000	$150,000	—	$1,000	$276,000
JULIE H. EDWARDS	$265,000	$150,000	$321	$1,500	$416,821
LORI A. GOBILLOT [6]	$66,667	$100,000	—	$1,000	$167,667
MARK W. HELDERMAN	$100,000	$150,000	—	$1,000	$251,000
RANDALL J. LARSON	$100,000	$150,000	—	$1,000	$251,000
STEVEN J. MALCOLM	$100,000	$150,000	—	$13,500	$263,500
JIM W. MOGG	$120,000	$150,000	$1,458	$1,000	$272,458
PATTYE L. MOORE	$100,000	$150,000	$396	$10,000	$260,496
EDUARDO A. RODRIGUEZ	$120,000	$150,000	—	$1,000	$271,000
GERALD B. SMITH	$100,000	$150,000	—	$17,500	$267,500
WAYNE T. SMITH [6]	$66,667	$100,000	—	$1,000	$167,667
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Governance of the Company

1 Non-management directors may defer all or a part of their annual cash and stock retainers under our Deferred Compensation Plan for Non-Employee Directors. During the year ended December 31, 2023, $606,667 of the total amount payable for directors’ fees were deferred under this plan at the election of seven of our directors. Deferred amounts are treated, at the election of the participating director, either as phantom stock or as a cash deferral. Phantom stock deferrals are treated as though the deferred amount is invested in our common stock based on the closing price on the NYSE on the date the deferred amount was earned. Phantom stock earns the equivalent of dividends declared on our common stock, reinvested in phantom shares of our common stock based on the closing price of our common stock on the payment date of each common stock dividend. The shares of our common stock reflected in a non-management director’s phantom stock account under our Equity Incentive Plan are issued to the director on the last day of the director’s service as a director or a later date selected by the director. Cash deferrals earn interest at a rate equal to Moody’s seasoned AAA corporate bond yield index on the first business day of the plan year plus 100 basis points. At January 3, 2023, Moody’s rate was 4.69%; therefore, cash deferrals in 2023 earned interest at a rate of 5.69%. Cash deferrals are paid to the director on the last day of the director’s service as a director or at a later date selected by the director.

The following table sets forth, for each non-management director during 2023, the amount of director compensation deferred during 2023 and cumulative deferred compensation as of December 31, 2023.

Director	Board Fees Deferred to Phantom Stock in 2023 [a]	Dividends Earned on Phantom Stock and Reinvested in 2023 [b]	Total Board Fees Deferred to Phantom Stock at December 31, 2023	Total Phantom Stock Held at December 31, 2023	Board Fees Deferred to Cash in 2023 [c]	Total Board Fees Deferred to Cash at December 31, 2023
Brian L. Derksen	$150,000	$93,674	$1,355,539	27,135	$—	$—
Julie H. Edwards	$—	$14,110	$204,966	4,148	$1,730	$26,452
Lori A. Gobillot	$166,667	$2,391	$169,058	2,541	$—	$—
Mark W. Helderman	$—	$—	$—	—	$—	$—
Randall J. Larson	$—	$—	$—	—	$—	$—
Steven J. Malcolm	$—	$—	$—	—	$—	$—
Jim W. Mogg	$210,000	$428,095	$5,301,276	118,067	$10,770	$164,705
Pattye L. Moore	$150,000	$628,235	$7,233,741	184,555	$444	$13,042
Eduardo A. Rodriguez	$30,000	$51,108	$682,875	14,138	$—	$—
Gerald B. Smith	$150,000	$31,221	$552,633	9,777	$—	$—
Wayne T. Smith	$66,667	$1,472	$101,472	1,563	$—	$—

a Reflects the value of the annual cash and stock retainers (with the number of shares of comm on stock calculated based on the closing price on the NYSE on the grant date) deferred by a director under our Deferred Compensation Plan for Non-Employee Directors.

b Dividend equivalents paid on phantom stock are reinvested in additional shares of phantom stock (with the number of shares of common stock calculated based on the closing price of our common stock on the NYSE on the date the dividend equivalent was paid.)

c The amounts for Ms. Edwards, Mr. Mogg and Ms. Moore reflect interest accrued on prior cash deferrals. No board fees were deferred to cash in 2023 by Ms. Edwards, Mr. Mogg or Ms. Moore. Cash deferrals earn interest at a rate equal to Moody’s seasoned AAA corporate bond yield index on the first business day of the plan year plus 100 basis points. At January 3, 2023, Moody’s rate was 4.69%; therefore, cash deferrals in 2023 earned interest at a rate of 5.69%. Cash deferrals are paid to the director on the last day of the director’s services as a director or at a later date selected by the director.

2 The amounts in this column reflect the aggregate grant date fair value, computed in accordance with Financial Accounting Standards Board’s Accounting Standards Codification Topic 718, Compensation-Stock Compensation (“ASC Topic 718”), with respect to stock awards received by directors for service on our Board of Directors. Each of our non-management directors was issued 2,562 shares of our common stock with a grant date fair value of $58.54 during 2023 for service on our Board, which were fully vested when granted. Fractional shares are rounded down to the nearest whole share, with the difference being paid in cash. However, if a non-management director defers all or part of his or her annual stock retainer under our Deferred Compensation Plan for Non-Employee Directors, the value of fractional shares is reflected in the Board fees deferred to phantom stock.

3 For the aggregate number of shares of our common stock and phantom stock held by each member of our Board of Directors at March 1, 2024, see “Stock Ownership—Holdings of Officers and Directors” at page 59.

4 Reflects above-market earnings on Board of Directors fees deferred to cash under our Deferred Compensation Plan for Non-Employee Directors which provides for payment of interest on cash deferrals at a rate equal to Moody’s seasoned AAA corporate bond yield index on the first business day of the plan year plus 100 basis points. At January 3, 2023, Moody’s rate was 4.69%; therefore, cash deferrals in 2023 earned interest at a rate of 5.69%. Cash deferrals are paid to the director on the last day of the director’s service as a director or at a later date selected by the director.

5 Reflects charitable contributions made by our company or the ONEOK Foundation, Inc., on behalf of members of our Board as follows: (a) a $1,000 annual contribution to the non-profit organization of his or her choice; (b) matching contributions up to $10,000 per year to non-profit organizations of his or her choice pursuant to our Board matching grant program; and (c) matching contributions to the United Way pursuant to our annual United Way contribution program.

6 Lori A. Gobillot and Wayne T. Smith were appointed to the Board effective September 25, 2023. Based on our practice of prorating director compensation by month, the compensation of Ms. Gobillot and Mr. W. Smith represents an 8/12 proration of said compensation for service from September 2023 through April 2024.

2024 ONEOK, Inc. Proxy Statement | 33

Governance of the Company

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During 2023, Messrs. Larson, Malcolm, Rodriguez and Gerald Smith served on our Executive Compensation Committee. Ms. Gobillot joined the Executive Compensation Committee in September 2023 upon her appointment to the Board. No member of the Executive Compensation Committee was an officer or employee of the company or any of its subsidiaries during 2023, and no member of this committee was formerly an officer of the company or any of its subsidiaries. In addition, during 2023, none of our executive officers served as a member of a compensation committee or board of directors of any other entity of which any member of our Board was an executive officer.

EXECUTIVE SESSIONS OF THE BOARD

The independent members of our Board of Directors meet in separate, regularly scheduled executive sessions during each regular meeting of the Board held during the year. We intend to continue this practice of regularly scheduled separate meetings of the independent members of our Board. Ms. Edwards, our independent Board Chair, presides at such meetings.

ANNUAL BOARD AND COMMITTEE EVALUATIONS

Board and committee evaluations play a critical role in ensuring the effective functioning of our Board and its committees. It is important to take stock of Board and committee performance and to solicit and act upon feedback received from each member of our Board. To this end, under the leadership of our Governance Committee Chair, the Governance Committee is responsible for evaluating the performance of our Board annually. Each of our Board’s committees also annually conducts a self-evaluation.

The Board believes that, in addition to serving as a tool to evaluate and improve performance, evaluations can serve several other purposes, including the promotion of good governance, integrity of financial reporting, reduction of risk, strengthening of the Board-management partnership, the encouragement of candid and constructive dialogue and helping set and oversee Board expectations of management. In assessing their performance, the Board and its committees seek to assure themselves that areas identified for improvement are appropriately and timely addressed. As part of the Board’s evaluation process, directors consider various topics related to Board composition, structure, effectiveness and responsibilities and the overall mix of director skills, experience and backgrounds. While the Board and each of its committees conduct evaluations annually, the Board considers its performance and that of its committees continuously throughout the year and shares feedback with management.

Topics considered during the 2023 annual Board evaluation process included:

●        Do we have the proper set of skills, knowledge and experience on the Board that align with our long-term strategy?

●        Are directors well versed in good corporate governance?

●        Are directors engaged, committed to excellence and functioning at a high level?

●        Does the Board receive the appropriate level of information in a timely manner?

●        Is the Board focused on the right information and topics in order for the company to deliver value to all our shareholders?

●        Does the Board receive high quality and appropriate input from its outside advisors?

●        Is the Board structure appropriate and are Board committees functioning at a high level?

●        Is the relationship between the Board and management appropriate and are management presentations to the Board of a high quality?

●        Are the Board meetings and executive sessions conducted in a manner that fulfills the Board’s obligations, encourages discussion, delivers value added direction and provides for critical oversight?

COMMUNICATIONS WITH DIRECTORS

Our Board believes that it is management’s role to speak for our company. Our Board also believes that any communications between members of the Board and interested parties, including shareholders, should be conducted with the knowledge of our Chief Executive Officer. Interested parties, including shareholders, may contact one or more members of our Board by writing to the director(s) in care of our corporate secretary at our principal executive offices. A communication received from an interested party or shareholder will be forwarded promptly to the directors to whom the communication is addressed. A copy of the communication also will be provided to our Chief Executive Officer. We will not, however, forward sales or marketing materials, materials that are abusive, threatening or otherwise inappropriate, or correspondence not clearly identified as interested party or shareholder correspondence.

COMPLAINT PROCEDURES

Our Board of Directors has adopted procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls, or auditing matters and complaints or concerns under our Code of Business Conduct and Ethics. These procedures allow for the confidential and anonymous submission by employees of concerns regarding accounting or auditing matters and matters arising under our Code of Business Conduct and Ethics. The full text of these procedures, known as our whistleblower policy, is published on and may be printed from our website at www.oneok.com and is also available from our corporate secretary, free of charge, upon request.

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Governance of the Company

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2024 ONEOK, Inc. Proxy Statement | 35

Corporate Sustainability

ONEOK, as a leading midstream service provider, remains focused on our vision of creating exceptional value for our stakeholders by providing solutions for a transforming energy future and our mission to deliver energy products and services vital to an advancing world.

As we have grown our business and expanded our operational footprint over the years, we have also strengthened our commitment to improve our companywide sustainability program, practices and performance.

To maximize our efforts, we focus our sustainability program around environmental, social and governance programs including:

ENVIRONMENTAL STEWARDSHIP

Our goal is to operate our assets in a sustainable manner and to minimize the impact of our operations on the environment.

SAFETY AND HEALTH

The safety and health of our employees, customers and communities where we operate is at the forefront of each business and operation decision we make.

HUMAN CAPITAL MANAGEMENT

We strive to provide a competitive total rewards package to our employees and foster a culture of inclusion where everyone connected with our company feels valued.

COMMUNITY INVESTMENTS

POLITICAL ADVOCACY AND OVERSIGHT

We believe that our focus on corporate sustainability creates value for our company, our investors and stakeholders, while also helping us mitigate risks and reduce our impact on the environment.

For additional information on our ESG performance and related matters, please review our 2022-2023 Corporate Sustainability Report on our website at www.oneok.com, the contents of which are expressly not incorporated herein by this reference.

2024 ONEOK, Inc. Proxy Statement | 36

Corporate Sustainability

ESG OVERSIGHT

We believe companies that anticipate and manage current and future sustainability risks and opportunities by focusing on quality, safety, innovation and productivity will emerge as industry leaders and are more likely to create a competitive advantage and long-term stakeholder value.

OUR SUSTAINABLE GOVERNANCE STRUCTURE IS SUMMARIZED IN THE CHART BELOW:

Board of Directors

Provides key leadership, oversight and diverse energy industry and business expertise. Oversees executive management's development of the company's ESG practices.

●    Nonexecutive independent board chair.

●    Independent committee chairs – Audit, Executive Compensation and Corporate Governance.

●    At least three directors have experience and expertise in executive compensation.

CEO and Executive Management

Oversee the development, implementation and reporting of the company's ESG practices; facilitate annual comprehensive enterprise risk management process with participation and oversight from the Board of Directors.

Vice president, environment, safety and health (ESH) and committees	Oversee development, implementation and reporting of ESG practices. ● ESH Leadership Committee. ● Sustainability Leadership Committee.
Management and Business Segment Leaders

Support the integration of ESG policy and practices into daily operations. Key business segments driving initiatives include:

●    ONEOK Ventures.

●    Alternative Energy Solutions.

●    Sustainability and ESH groups.

●    Operations teams.

Employees	● Carry out ONEOK's business and ESG practices while serving as the point of contact for key company stakeholders.

Our sustainable governance structure begins at the very top. Our Board of Directors provides key leadership, guidance and diverse energy industry and business expertise as it oversees executive management’s development of the company’s ESG philosophy and practices. Our CEO and executive management engage with management and business segment leaders to implement our sustainability strategy.

ONEOK’s vice president of environment, safety and health is a member of both our Environmental, Safety and Health (“ESH”) Leadership Committee and Sustainability Leadership Committee and engages with the Board on sustainability, environmental, safety and health topics. Communication and engagement include attendance and participation at various Board and Committee meetings and providing regular informational updates. Our Board also conducts a biannual examination of the company’s ESG practices, performance, risks and opportunities for Board and Committee oversight purposes.

2024 ONEOK, Inc. Proxy Statement | 37

Corporate Sustainability

We have ESH and Sustainability Leadership Committees that provide vision, leadership, direction and oversight for our ESG practices and ESH programs, processes and management systems. These committees consist of senior leadership representatives and have several responsibilities including:

✔ Providing regular communication to executive management and our Board of Directors on ESH and Sustainability/ESG matters;

✔ Promoting and advocating expectations for ESH and ESG excellence across our organization;

✔ Supporting broad communication of ESH and ESG policies, standards, goals and objectives and promoting their consistent application throughout our company; and

✔ Overseeing the regulatory landscape with respect to changing ESH and ESG expectations and requirements.

Members of these committees routinely include key leaders from various departments across the company including Operations, Human Resources, Legal, Commercial, ESH, Government Relations, Accounting and Investor Relations.

We also have a sustainability group within our ESH organization focusing on the challenges and opportunities our industry is facing regarding sustainability. The group takes a proactive approach to promoting sustainable ESH and ESG practices and awareness in our business planning and operational processes through the following:

✔ Identifying opportunities to reduce company GHG emissions;

✔ Evaluating opportunities to improve conservation and recycling programs;

✔ Increasing stakeholder outreach;

✔ Documenting environmental achievements; and

✔ Further engaging employees in our ESH and ESG sustainability initiatives.

Our employees carry out the company’s business and ESG practices while serving as points of contact for key company stakeholders.

In 2022, we initiated a Climate Disclosure Steering Committee to provide leadership and direction for efforts underway at that time and throughout 2023 to proactively evaluate the requirements of the then proposed SEC Climate Disclosure Rule. This committee consists of key leaders from various departments across the company and continues to focus on the following objectives:

✔ Working cross-functionally to evaluate the requirements of the recently approved SEC Climate Disclosure Rule, now final;

✔ Assessing and continually enhancing our current climate disclosures;

✔ Evaluating and refining controls and procedures with respect to our climate-related metrics; and

✔ Engaging and communicating with executive management and our Board of Directors on matters related to the SEC Climate
Disclosure Rule.

In addition, we have a Climate Disclosure Working Group that continues to meet monthly or as needed and consists of leaders from Operations, Legal, Sustainability, Accounting, Investor Relations and Internal Audit. The Climate Disclosure Working Group is focused on carrying out the objective of compliance with the SEC Climate Disclosure Rule, at the direction of the Climate Disclosure Steering Committee.

ESG INDEX INCLUSIONS

Our continued efforts in sustainable ESG practices have been recognized and led to our inclusion in more than 40 ESG-related indices.

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Corporate Sustainability

Our goal is to always operate our assets safely, efficiently and in an environmentally responsible manner. As our business grows, we remain committed to our ONEOK values and keeping our focus in the right place—on our employees and our mission to deliver energy products and services vital to an advancing world.

We are committed to pursuing a zero-incident culture by continuously working toward mitigating risk and eliminating incidents that may harm our employees, contractors, the public and the environment. To meet corporate and operating ESH expectations, all of our leadership, employees and contractors must demonstrate a commitment to the following:

✔ The responsibility and ability to control operating exposures that may cause an incident, even if it means stopping work;

✔ Personal involvement and commitment to ESH management and compliance;

✔ The responsibility to report, or elevate to the proper level in the organization, potential ESH compliance risks, incidents and near misses;

✔ Understanding that protection of human health, safety and the environment is a top priority, no matter how urgent the job, project or commercial interests;

✔ Being responsible and accountable for understanding and complying with all laws, regulations, permits, requirements and procedures related to their roles and responsibilities, including those associated with ESH; and

✔ The execution and implementation of our sustainability efforts.

ENVIRONMENT

We continue our focus on appropriate environmental sustainability initiatives while operating our assets safely and reliably. We work to minimize the environmental impact of our services while continuously searching for new ways to meet stakeholder expectations for environmental stewardship. Our environmental efforts focus on minimizing the impact of our operations on the environment. These actions include:

✔ Developing and maintaining an accurate GHG emissions inventory according to current rules issued by the Environmental Protection Agency;

✔ Improving the safety, reliability and efficiency of our various pipelines, natural gas processing facilities and NGL fractionation facilities, all of which can minimize releases, emissions and other environmental impacts;

✔ Evaluating developing technologies to minimize and mitigate environmental impacts from our operations;

✔ Reviewing renewable energy use opportunities;

✔ Implementing energy efficiency programs; and

✔ Recycling and minimizing waste.

Operating our businesses to meet the environmental expectations of each of our key stakeholders, including regulatory agencies, the communities in which we operate, landowners, customers, employees and investors, continues to be the goal we strive for in our day-to-day operations.

2024 ONEOK, Inc. Proxy Statement | 39

Corporate Sustainability

GREENHOUSE GAS EMISSIONS

We are committed to understanding and managing our emissions and seeking ways to improve energy efficiency in our operations. We monitor emissions, undertake projects to manage operating emissions and apply innovative technologies to improve our energy efficiency. Combustion from natural gas compressor engines and process heaters, fugitive emissions from our operating equipment and other processes common to natural gas and liquids systems, are the primary sources of GHG emissions at our facilities.

As a midstream service provider, we gather, process, fractionate, transport and store hydrocarbon products for many customers. We deliver these products to the market, and they are eventually delivered to consumers. Emissions from these activities and sources, including fugitive emissions, compressor engine, heater and reboiler exhaust stacks, pressure relief stacks, dehydrator vents and storage tanks are referred to as Scope 1 emissions. Emissions that are attributable to electricity consumption are referred to as Scope 2 emissions. Reported emissions that result from our customers’ combustion or oxidation of NGL and hydrocarbon products produced from our fractionation facilities are referred to as Scope 3 emissions. There are several methodologies for calculating and determining GHG emissions, and we may in certain instances use and/or disclose different calculations to respond to different stakeholder needs or expectations. However, our primary guidance for calculating our emissions figures at present is the EPA reporting requirements.

Federal GHG emission regulations require annual reporting of emissions from several source categories. To see annual GHG emissions as reported to EPA, total Scope 1, Scope 2 and Scope 3 emissions, please review our ESG Data Sheet on our website at www.oneok.com, the contents of which are expressly not incorporated herein by this reference.

GREENHOUSE GAS EMISSIONS REDUCTION TARGET AND UPDATE ON PROGRESS

In 2021, we announced a companywide absolute GHG emissions reduction target of 2.2 million metric tons (“MMT”) of carbon dioxide equivalents from our combined Scope 1 and Scope 2 GHG emissions by 2030 for our legacy ONEOK assets. The target represents a 30% reduction in combined operational Scope 1 and location-based Scope 2 GHG emissions attributable to legacy ONEOK assets as of December 31, 2019.

TOTAL 2019 SCOPE 1 & 2 EMISSIONS (MMT CO2e)

1 ONEOK is targeting an absolute 30% reduction, or 2.2 million metric tons (MMT), of combined Scope 1 and Scope 2 emissions by 2030 for its legacy ONEOK assets, compared with 2019 base- year levels. NOTE: Scope 1 emissions are defined as emissions that result directly from operations. Scope 2 emissions are defined as indirect emissions that occur from the consumption of energy generated by other entities, such as a utility.

EMISSIONS REDUCTION OPPORTUNITIES

Electrification of Natural Gas Compression Assets	Methane Mitigation through Best Management Practices	System Optimizations	Collaborating with Utility Providers to Increase the Availability of Lower-Carbon Power Options
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Corporate Sustainability

PROGRESS UPDATE

As of December 31, 2023, we have achieved reductions totaling approximately 1.1 million metric tons of the targeted 2.2 million metric tons of carbon dioxide equivalents, primarily as a result of methane emissions mitigation, system optimizations, electrification of certain natural gas compression equipment and lower carbon-based electricity in states in which we operate. GHG emission reductions as reported may be modified, updated, changed or supplemented based on available information. For the years ended December 31, 2023, 2022 and 2021, we did not have any material dedicated capital expenditures specifically for climate-related projects, nor did we purchase or sell carbon credits or offsets. Progress to date on our goal has been accomplished through routine capital projects and asset optimizations that were primarily performed for operational improvements that inherently improved our emissions profile. We continue to anticipate several potential pathways toward achieving our emissions reduction target. In 2024, we anticipate reduction in our emissions toward our target to be primarily a result of improved methane management practices and system optimization that will not require material capital expenditures. We do not anticipate purchasing or selling carbon credits or offsets in 2024.

We currently participate in Our Nation’s Energy (ONE) Future Coalition to voluntarily report methane emission reductions and to calculate our methane intensity for our natural gas transmission and storage assets. We continue to focus on maintaining low methane gas release rates through expanded implementation of improved practices to limit the release of natural gas during pipeline and facility maintenance and operations.

In 2023, we became a participant in American Petroleum Institute’s The Environmental Partnership and enrolled in environmental performance programs that are designed to further reduce emissions using proven, cost-effective controls.

In 2023, additional efforts related to emissions reductions included:

✔ Expansion of our natural gas gathering and processing (“NGGP”) and NGL infrastructure in the Williston Basin, which led to a significant reduction of third-party flared gas by our customers;

✔ Using vapor-recovery units and combustors to capture or combust natural gas that otherwise would be vented;

✔ Installing compression-optimization tools on certain transmission pipelines, which has decreased emissions;

✔ Using “hot taps” when practical, instead of venting/flaring of pipeline segments when making connections;

✔ Reducing pressures on compressors and pipelines prior to venting to conserve natural gas and reduce emissions when taking assets offline for maintenance or other reasons; and

✔ Implementing rigorous and regular leak-inspection programs.

ESG PERFORMANCE DISCLOSURES

Our Board of Directors and executive management team evaluate climate-related risks and opportunities in connection with corporate strategic planning, including discussions related to reducing emissions and energy transition and transformation.

ONEOK’s Board of Directors is involved in our company’s annual comprehensive Enterprise Risk Management process that encompasses the identification and assessment of a broad range of risks and the development of plans to mitigate these risks. Such risks generally relate to strategic, operational, financial, regulatory compliance, climate-related considerations, ESG, cybersecurity and human capital management aspects of our business.

To help guide ONEOK’s ESG performance disclosures, the Company references several recognized reporting standards and frameworks, including the Sustainability Accounting Standards Board (“SASB”) and Global Reporting Initiative (“GRI”) standards for voluntary ESG reporting and the Task Force on Climate-related Financial Disclosures (“TCFD”) voluntary framework for climate-related assessment and reporting.

For more information about ONEOK’s ESG Performance Data and the location of current disclosures that align with SASB, GRI and TCFD voluntary reporting standards or framework, please review pages 86-95 of our 2022-2023 Corporate Sustainability Report, on our website at www.oneok.com, the contents of which are expressly not incorporated herein by this reference.

2024 ONEOK, Inc. Proxy Statement | 41

Corporate Sustainability

ESG HIGHLIGHTS AND AWARDS

Highlights and awards include the following:

●In 2023, qualified for inclusion in the Dow Jones Sustainability North American Index.

●In 2023, received an MSCI ESG Rating of AAA.

●Received an ESG Risk Rating in the top 20% of the refiners and pipelines industry, as assessed by Morningstar Sustainalytics.

●In 2023, qualified for inclusion in the FTSE4Good Index Series.

●In 2023, achieved company best (lowest) Agency Recordable Environmental Event Rate.

SHORT-TERM INCENTIVE ENVIRONMENTAL METRIC

We established an internal environmental performance metric in 2014 that became a part of the short-term incentive plan performance criteria for all our employees. Our Agency Reportable Environmental Event Rate (“AREER”) is defined as the total number of releases and excess emission events that trigger a federal, state or local environmental reporting requirement (with some exceptions to account for events outside our control, planned maintenance and disparities in reporting requirements across our operations) per 200,000 work-hours. This metric promotes a continued reduction in spills and emission events that are reportable to a state or federal agency. Since the implementation of the AREER metric in 2014, we have seen substantial reductions overall in our rate of reportable environmental events. In 2023, we set an AREER target of 0.40 and achieved a result of 0.32, which was 29% lower (better) than 2022’s AREER result of 0.45. This was due to a decrease in AREER events during 2023.

The long-term sustainability of our business is dependent on our continued ability to maintain a highly engaged workforce. To accomplish this, our business strategy includes attracting, selecting and retaining talent, advancing an inclusive, diverse and engaged culture and developing individuals and leaders.

Leaders continued to execute on employee engagement action plans in 2023 to build on the strong 2022 employee engagement survey results. We did not complete a survey in 2023 as we began the process to stabilize and integrate our employee base following the Magellan acquisition. We expect to conduct a survey of the combined company in 2024.

Human Capital Management Oversight

Our Board of Directors provides key leadership, guidance and diverse energy industry and business expertise as it oversees executive management’s development of the company’s Human Capital Management practices.

Our CEO, executive management and others engage with the Board on the company’s Human Capital Management practices. Communication and engagement include attendance and participation at Board and Committee meetings, regular informational updates. Our Board also conducts a biannual examination of the company’s Human Capital Management practices, performance, risks and opportunities for Board and Committee oversight purposes.

Human Capital Resources, Measures and Objectives

As of December 31, 2023, we had 4,775 employees. Listed below is a summary of our human capital resources, measures and objectives that are collectively important to our success as an organization.

Values – Our success relies on the skills, experience and dedication of our employees. We are committed to cultivating an inclusive and dynamic work environment where people can find opportunities to succeed, grow and contribute to the success of the company. Our employees work each day to provide safe and reliable services to a wide range of customers in the states where we operate. Our core values, listed below, guide our employee behaviors and the ways in which we conduct our business and operations.

●        Safety & Environmental: We commit to a zero-incident culture for the well-being of our employees, contractors and communities and to operate in an environmentally responsible manner.

●        Ethics: We act with honesty, integrity and adherence to the highest standards of personal and professional conduct.

●        Diversity & Inclusion: We respect the uniqueness and worth of each employee and believe that a diverse, inclusive workforce is essential for a sense of belonging, engagement and performance.

●        Excellence: We hold ourselves and others accountable to a standard of excellence through continuous improvement and teamwork.

●        Service: We invest our time, effort and resources to serve each other, our customers and communities.

● Innovation: We seek to develop creative solutions by leveraging collaboration through ingenuity and technology.

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Corporate Sustainability

Diversity and Inclusion – Our diversity and inclusion (D&I) strategy is a cross-functional effort that draws upon contributions from employees at all levels of the organization and is focused on enhancing the workplace to attract and retain talent. The strategy is guided by a D&I Council composed of a diverse group of employees who represent different demographics, work locations, points of view, roles and levels of seniority. We also have a team within our human resources department that is wholly dedicated to supporting our D&I efforts.

In early 2023, we introduced a Racial Inclusion Collective Resource Group that combines our legacy race- and ethnicity-focused business resource groups (BRGs), along with new resources and support for our Asian-American and Pacific Islander employees and allies, into a single organization to facilitate collaboration on topics relevant to all groups while reserving opportunities for more identity-focused programming where appropriate. We provide funding and support for this group as well as our other employee-led BRGs: a Veterans Resource Group, a Women’s Resource Group and a LGBTQ+ Resource Group (Lesbian, Gay, Bisexual, Transgender, Queer and others). The purpose of these groups is to promote the attraction, development, motivation and retention of members of traditionally underrepresented groups in our industry and workplace in an effort to drive positive business outcomes. A key factor in the success of our BRGs is the active participation by officer-level executive sponsors and allies from outside the BRG’s underrepresented populations. All employees are invited to become a supporter of our BRGs.

We embed D&I concepts into our core leadership development curriculum and sponsor a number of internal programs intended to promote D&I. In addition, we seek to give back to the communities where we operate by partnering on initiatives to support underrepresented community members and local charitable organizations.

Employee Safety – The safety of our employees is critical to our operations and success. By promoting the safety of our employees and monitoring the integrity of our assets, we are investing in the long-term sustainability of our businesses. We continuously assess the risks our employees face in their jobs, and we work to mitigate those risks through training, appropriate engineering controls, work procedures and other preventive safety programs. Reducing incidents and improving our personal safety incident rates are important, but we are not focused only on statistics. Low personal safety incident rates alone cannot prevent a large-scale incident, which is why we continue to focus on enhancing our Environmental, Safety and Health management systems and process safety programs, such as key risk/key control identification and knowledge sharing. We endeavor to operate our assets safely, reliably and in an environmentally responsible manner. We maintain mature and robust programs that guide trained staff in the completion of these activities, and we continue to enhance and improve these programs and our internal capabilities.

Health and Welfare – We provide a variety of benefits to help promote the health and welfare of our employees and their families. These benefits include medical, dental and vision plans, virtual health visits and engagement of third-party service providers to offer company on-site and near-site clinics in several of our operating areas. Eligible employees also have access, at no charge, to an employee assistance program, a medical second opinion service and a health care concierge service to assist with finding in-network providers and billing resolution. We offer full pay for maternity, paternity or adoption leave of up to 240 hours per qualifying event. We also provide up to $10,000 for reasonable and necessary expenses of a qualifying adoption and/or surrogacy. Additional benefits available for the welfare of our employees include, among others, life insurance and long-term disability plans, health and dependent care flexible spending accounts, fertility benefits, disease prevention and management programs and full pay while on bereavement, military or personal and family care leave.

We also provide the opportunity for our employees to help fellow employees through the ONE Trust Fund by contributing donated vacation hours or monetary donations. The ONE Trust Fund is a nonprofit, charitable organization run entirely by employee volunteers, that serves our employees in times of personal crises due to natural disasters, medical emergencies or other hardships. Further, we provide volunteer opportunities and volunteer grants, as well as $10,000 of charitable giving matching, annually, through the ONEOK Foundation.

Personal and Professional Development – We provide various options to assist with career growth and development. For employees just entering the workforce who desire to advance their career and continue to learn or for the professional who is interested in developing their skills, we provide education and training in a variety of areas, including leadership, functional and industry-specific topics, professional development and skill-building opportunities. Our organizational development and D&I teams provide live in-person and virtual classroom training, computer-based self-study and one-on-one coaching that is available to all employees.

We value education and assist eligible employees with the expense of furthering their education in job-related fields, including up to $5,250 per year in qualifying tuition expenses. We also may reimburse employees for certain job-related professional certification examination fees.

Recruiting – We make it a priority to attract, select, develop, motivate, challenge and retain the talent necessary to support our key business strategies. We use targeted recruitment events, maintain strong relationships with area technical schools, colleges and universities, and we offer compensation benefits and career opportunities that are designed to position us as an employer of choice. D&I continues to be a priority in recruiting, and we deploy sourcing strategies designed to access talent from groups that are historically underrepresented in our industry and workplace.

Retirement – We maintain a 401(k) Plan for our employees and match 100% of employee contributions up to 6% of eligible compensation each payroll period, subject to applicable tax limits. We have a legacy defined benefit pension plan covering certain employees and former employees, which closed to new participants in 2005. In addition, as a result of the Magellan acquisition, we assumed the pension and postretirement benefit obligations for Magellan employees and former employees. These obligations are composed of two defined benefit pension plans, including one for non-union employees and one for union employees, as well as a postretirement welfare benefit plan for employees. The pension plan for non-union employees closed to new participants upon the closing of the Magellan acquisition. The pension plan for union employees closed to new participants in January 2024. Employees that do not participate in our defined benefit pension plan are eligible to receive quarterly and annual profit-sharing contributions under our 401(k) Plan. As of December 31, 2023, 97% of eligible employees were contributing to our 401(k) Plan. For additional information about our retirement benefits, see Note L of the Notes to Consolidated Financial Statements in this Annual Report on Form 10-K for the year ended December 31, 2023.

2024 ONEOK, Inc. Proxy Statement | 43

Corporate Sustainability

WORKFORCE DATA

EEO-1 Data – You may access our most recent EEO-1 Employer Information Report, as filed with the Equal Employment Opportunity Commission, Reporting - ONEOK Sustainability, the contents of which are expressly not incorporated herein by this reference.

2024 ONEOK, Inc. Proxy Statement | 44

Corporate Sustainability

We value being a good corporate citizen and are committed to fostering partnerships between our company, employees and the community. We seek to give back through building partnerships with community organizations and key stakeholders that address local needs and provide resources for all to benefit. Providing community investments, programs and opportunities that encourage and support engagement create shared value by connecting the success of business with societal progress.

We strategically invest in charitable organizations and causes that align with our company’s values, as well as meet community needs by providing valuable services and resources. Through financial contributions and volunteer service, our goal is to enhance the quality of life and economic well-being of our communities while creating a positive environment in which to do business. The ONEOK Foundation enables a consistent level of giving through grants and pledges to non-profit organizations, and ONEOK provides corporate contributions, generally in the form of sponsorships, in support of charitable organizations and events.

We encourage employees to volunteer for company-sponsored projects or serve, using personal time, for charitable or civic boards and organizations. Our Employee/Director/Retiree Matching Grant program and volunteer service grants further support those efforts.

2023 Community Investments Highlights

●        The ONEOK Foundation contributed approximately $5.1 million and ONEOK made corporate contributions of approximately $4.5 million to supportlocal charitable organizations.

●        Approximately 300 communities were impacted by one or more of our community investments programs.

●        37% of total giving was contributed to diversity and inclusion-related requests.

●        Total volunteerism (employees/family/friends/retirees): 977 volunteers; 13,577 hours.

●        Estimated value of total company volunteerism: $431,748.60 (Based on the estimated value per hour of volunteer time of $31.80).

●        119 volunteer service grants for a total of $43,000 were earned for community service performed and awarded to designated charitable organizations.

●        485 employee/director/retiree matching grants (excluding United Way) for a total of $503,191.

Oversight of our lobbying and political activities is conducted by our Board and our Corporate Governance Committee. We believe this oversight process facilitates accountability and transparency for our lobbying and political activities.

As a company, we generally do not make corporate contributions to (1) political candidates, parties, committees or campaigns, or (2) 501(c)(4) organizations formed for political purposes. We have made such contributions in the past, but they were very infrequent and for immaterial amounts. We have no current intention of making such contributions in the future, and any decision to do so would be subject to annual review by the Corporate Governance Committee of our Board of Directors. In addition, in most circumstances we will not make contributions designed to influence the outcome of ballot measures. However, we have in the past, and may in the future, support or oppose specific ballot measures that could impact our company, its employees, assets or operations. In the event we decide to support or oppose a particular ballot measure, we will provide the appropriate disclosure of such support or opposition, including any corporate funds expended for that purpose.

We do, however, actively participate in the political process through the lobbying efforts of our government relations department and involvement in multiple business and industry trade organizations.

Our government relations team works with state and federal legislators to ensure ONEOK’s inclusion in key legislative issues that affect the company’s ability to operate. We also work with state and federal regulatory authorities on issues that arise with company filings with those authorities. In 2023, we monitored legislation on a variety of issues that could impact our businesses, including natural gas flaring, pipeline safety, local control, eminent domain, permitting reform, infrastructure and operation security and disaster-response efficiency, state and federal tax issues and reclamation and restoration of pipeline rights of way. During 2023, we also paid $204,440 for state and federal lobbying activities. We belong to several industry associations that participate in the political process. These associations promote collaboration between companies within an industry concerning public policy initiatives and represent industry interests in the legislative and regulatory arenas. Our primary purpose in becoming a member of these industry associations is not for political purposes, as we may not agree with all positions taken by industry associations on issues. The benefits that we receive from industry associations are primarily expertise and the ability to gain insight on industry related matters. In 2023, we paid dues of $1,370,342 to 48 trade and industry-related associations, of which 11% was allocated by those associations to lobbying expenses and political expenditures.

2024 ONEOK, Inc. Proxy Statement | 45

Corporate Sustainability

ONEOK, Inc. Political Action Committee

Political contributions to federal, state and local candidates are made by the ONEOK, Inc. Political Action Committee (“ONEOK PAC”), which is entirely funded by voluntary contributions from eligible company employees. The ONEOK PAC’s activities are guided by a steering committee composed of members of senior management and a contribution committee composed of ONEOK PAC members and are subject to comprehensive regulation, including detailed disclosure requirements. ONEOK PAC contributions are reported to the Federal Election Commission and applicable state regulatory authorities. During 2023, the ONEOK PAC made contributions to state and federal candidates for office in the amount of $112,250.

ONEOK routinely engages with our shareholders and others to better understand their views on ESG matters, carefully considering the feedback we receive and acting when appropriate.
2024 ONEOK, Inc. Proxy Statement | 46

PROPOSAL 1:

ELECTION OF DIRECTORS

BOARD REFRESHMENT

Our Board recognizes the importance of Board refreshment to help ensure an appropriate balance of experience, expertise and perspective on our Board.

Your Board of Directors believes that the current membership reflects a diverse Board with deep experience and expertise.

Our By-laws and Corporate Governance Guidelines provide that a director will retire from the Board no later than immediately prior to the annual meeting of shareholders following a director’s 75th birthday. Accordingly, two of our Board members, Steven J. Malcolm and Jim W. Mogg, are not being nominated for re-election at our 2024 annual meeting of shareholders.

With these planned retirements in mind, our Corporate Governance Committee and Board have been actively engaged in Board recruitment activities, and such topic has been discussed at 15 Board and/or Committee meetings during 2022 and throughout 2023. In addition, the Board engaged a third-party search firm during 2023 to assist in identifying potential director candidates.

“During 2022 and 2023 ONEOK’s Corporate Governance Committee and Board remaind focused on our Board refreshment process and recruitment activities as we plan for the continued near and long-term success of the Company.”

– Jim W. Mogg, Corporate Governance Committee Chair

Attributes important in consideration of potential director candidates include, among others:

●        Leadership/Chief Executive Officer experience;

●        Board or related energy industry knowledge;

●        Transformational thinking; and

●        Gender/Ethnic diversity.

Board recruitment activities included, but were not limited to:

●        Collecting and reviewing names and biographical information of approximately 38 potential director candidates, 28 of whom possess one or more gender/ethnic diverse characteristics;

●        Eliminating several due to obvious conflicts and/or other factors; and

●        Prioritizing the remaining potential director candidates based on experience, skills and gender/ethnic diversity.

On September 20, 2023, our Board appointed Lori A. Gobillot and Wayne T. Smith as directors to the ONEOK Board, effective September 25, 2023.

Ms. Gobillot, 62, joined the ONEOK Board from the board of directors of Magellan GP, LLC, the general partner of Magellan Midstream Partners, L.P. where she has served as an independent director since 2016.

Ms. Gobillot is a business consultant who offers project management and strategic consulting services. In her 13-year career with Continental Airlines/United Airlines, Ms. Gobillot held officer roles in both business and legal functions, culminating in her role as vice president, integration management from 2010 to 2012, where she led United’s merger integration planning and implementation following its merger with Continental Airlines, Inc. Before joining Continental Airlines, Ms. Gobillot was an attorney with the law firm of Vinson & Elkins. Prior to attending law school, she worked in real estate development and as a consultant.

Ms. Gobillot currently serves on the board of directors of Republic Airways Holdings, Inc., since 2017, where she is chair of the compensation committee. She earned a bachelor’s degree from the University of Texas and a Juris Doctor from the University of Texas School of Law.

Mr. Smith, 63, is the retired chairman and chief executive officer of BASF Corporation, North America. He served in this role from May 2015 through May 2021 and served as a member of the board of management directors of the parent company, BASF SE, from 2012 through May 2021.

Prior to his tenure at BASF, which began in 2004, Mr. Smith was vice president and general manager of Specialty Construction Chemicals at W.R. Grace and Company, where he led the strategy development, growth and profitability of that unit worldwide. Before joining W.R. Grace, Mr. Smith served in positions of increasing responsibility with The BOC Group, culminating as vice president and general manager of the company’s packaged products business. Mr. Smith is a board member of Air Products and Chemicals, Inc., and he is a former director of Inter Pipeline Ltd.

Mr. Smith holds a Bachelor of Science degree in chemical engineering from Syracuse University and a Master of Business Administration from the Wharton School of the University of Pennsylvania.

2024 ONEOK, Inc. Proxy Statement | 47

PROPOSAL 1 – ELECTION OF DIRECTORS

“ONEOK’s Board is pleased to welcome both Lori and Wayne.”

“Lori’s background as a member of Magellan’s board and her executive experience focused on safety, integration and customer satisfaction, and Wayne’s operational experience and knowledge of the chemical and industrial gas businesses will make them valuable contributors as ONEOK moves forward.”

“We expect each of them to bring their skills and experience to enhance our governance and strategic capabilities to the benefit of our shareholders and other stakeholders.”

- Julie H. Edwards, Board Chair

ANNUAL ELECTION BY MAJORITY VOTE

Our certificate of incorporation provides for the annual election of directors. Accordingly, 10 of the current members of our Board of Directors named in this proxy statement will stand for election at the annual meeting. We have not nominated Messrs. Malcolm and Mogg for reelection at the annual meeting, in light of our mandatory retirement policy.

As more fully described in “Outstanding Stock and Voting—Votes Required—Proposal 1—Election of Directors,” our By-laws provide for majority voting for directors in uncontested elections and our Corporate Governance Guidelines require that a nominee for director who does not receive the requisite majority vote in an uncontested election must promptly tender his or her resignation to our Board of Directors for its consideration.

The persons named in the accompanying proxy card intend to vote such proxy in favor of the election of each of the nominees named below, who are all currently directors, unless the proxy provides for a vote against the director. Although the Board has no reason to believe that the nominees will be unable to serve as directors, if a nominee withdraws or otherwise becomes unavailable to serve, the persons named as proxies will vote for any substitute nominee designated by the Board, unless contrary instructions are given on the proxy. Except for these nominees, no other person has been recommended to our Board as a potential nominee or otherwise nominated for election as a director.

BOARD QUALIFICATIONS

Our Corporate Governance Guidelines provide that our Corporate Governance Committee will evaluate the qualifications of each director candidate and assess the appropriate mix of skills and characteristics required of Board members in the context of the perceived needs of the Board at a given point in time. Each director also is expected to:

●        Exhibit high standards of integrity, commitment and independence of thought and judgment;

●        Use their skills and experiences to provide independent oversight to the business of our company;

●        Be willing to devote sufficient time to carrying out their duties and responsibilities effectively;

●        Devote the time and effort necessary to learn the business of the company and the Board;

●        Represent the long-term interests of all shareholders; and

●        Participate in a constructive and collegial manner.

Director Diversity and Core Competencies

Our Corporate Governance Guidelines provide that, in nominating candidates, the Board will seek to establish director diversity over time across the dimensions of personal background, race and ethnicity, gender, age, nationality and/or other measures of diversity, and to maintain a total mix of viewpoints and experience that includes, but is not limited to, the following areas of core competency: accounting and finance; investment banking; business judgment; management; energy industry knowledge; operations; crisis response; international business; leadership; strategic vision; law; and corporate relations.

Demographic Background (as of May 22, 2024)	BRIAN L. DERKSEN	JULIE H. EDWARDS	LORI A. GOBILLOT	MARK W. HELDERMAN	RANDALL J. LARSON	PATTYE L. MOORE	PIERCE H. NORTON II	EDUARDO A. RODRIGUEZ	GERALD B. SMITH	WAYNE T. SMITH
BOARD TENURE (YEARS)	8	18	8 MO.	5	8	22	2	19	5	8 MO.
AGE (YEARS)	72	65	62	66	66	66	64	68	73	64
GENDER (MALE/FEMALE)	M	F	F	M	M	F	M	M	M	M

Race/Ethnicity
HISPANIC/LATINO
AFRICAN AMERICAN/BLACK
CAUCASIAN/WHITE
2024 ONEOK, Inc. Proxy Statement | 48

PROPOSAL 1 – ELECTION OF DIRECTORS

SUMMARY OF DIRECTOR QUALIFICATIONS AND EXPERIENCE

This table provides a summary view of the qualifications and attributes of each director nominee.

	BRIAN L. DERKSEN	JULIE H. EDWARDS	LORI A. GOBILLOT	MARK W. HELDERMAN	RANDALL J. LARSON	PATTYE L. MOORE	PIERCE H. NORTON II	EDUARDO A. RODRIGUEZ	GERALD B. SMITH	WAYNE T. SMITH
ACCOUNTING/AUDITING We operate in complex financial and regulatory environment with significant disclosure requirements and detailed business processes and internal controls.
BUSINESS OPERATIONS We have significant operations focused on natural gas and natural gas liquids gathering, processing, fractionation, storage and transportation.
CAPITAL MANAGEMENT We allocate capital in various ways to run our operations, grow our business and return value to shareholders.
CORPORATE GOVERNANCE LEADERSHIP As a public company, we expect effective oversight and transparency, and our stakeholders demand it.
FINANCIAL EXPERTISE/LITERACY Our business involves complex financial transactions and reporting requirements.
INDEPENDENCE Independent directors have no material relationships with us and are essential in providing effective and unbiased oversight.
INDUSTRY EXPERIENCE Experience in the oil and gas midstream industry provides a relevant understanding of our business and strategy.
CAPITAL MARKETS Our business is capital intensive and requires access to capital and credit markets in order to grow our business.
PUBLIC COMPANY EXECUTIVE EXPERIENCE Experience leading a large, widely-held organization provides practical insights on need for transparency, accountability, and integrity.
RECENT PUBLIC COMPANY BOARD EXPERIENCE We value individuals who understand public company reporting responsibilities and have experience with the issues commonly faced by public companies.
REGULATORY/RISK MANAGEMENT A complex regulatory and risk environment requires us to develop policies and procedures that effectively manage compliance and risk.
2024 ONEOK, Inc. Proxy Statement | 49

PROPOSAL 1 – ELECTION OF DIRECTORS

BOARD TENURE AND DIVERSITY

Your Board of Directors believes that each nominee to our Board possesses the necessary integrity, skills and qualifications to serve on our Board and that their individual and collective skills and qualifications provide them with the ability to engage management and each other in a constructive and collaborative fashion and, when necessary and appropriate, challenge management in the execution of our business operations and strategy.

Name	Age	Since	Year	Position
BRIAN L. DERKSEN	72	2015	8	Independent Director
JULIE H. EDWARDS	65	2007	18	Board Chair and Independent Director
LORI A. GOBILLOT	62	2023	8 MO.	Independent Director
MARK W. HELDERMAN	66	2019	5	Independent Director
RANDALL J. LARSON	66	2015	8	Independent Director
PATTYE L. MOORE	66	2002	22	Independent Director
PIERCE H. NORTON II	64	2021	2	President and Chief Executive Officer
EDUARDO A. RODRIGUEZ	68	2004	20	Independent Director
GERALD B. SMITH	73	2020	5	Independent Director
WAYNE T. SMITH	64	2023	8 MO.	Independent Director
2024 ONEOK, Inc. Proxy Statement | 50

PROPOSAL 1 – ELECTION OF DIRECTORS

Set forth on the following pages is certain information with respect to each nominee for election as a director, each of whom is a current director.

Your Board unanimously recommends a vote FOR each nominee.

DIRECTOR NOMINEES

BRIAN L. DERKSEN	JULIE H. EDWARDS
Age 72 Director since 2015 Independent Committees: Audit (Chair) Corporate Governance	AGE 65 DIRECTOR SINCE 2007 INDEPENDENT BOARD CHAIR

CAREER HIGHLIGHTS:

●   Served as Global Deputy Chief Executive Officer of Deloitte Touche Tohmatsu Limited (“DTTL”) from 2011 until 2014.

●   Served as Deputy Chief Executive Officer of Deloitte LLP (“Deloitte U.S.”) from 2003 to 2011.

●   Served as Managing Partner of the financial advisory business and the Mid- America region of Deloitte U.S. In fulfilling his roles for DTTL and Deloitte U.S., he acted in his capacity as a partner in Deloitte U.S. He retired as a partner of Deloitte U.S. in May 2014.

●   Certified Public Accountant.

●   During the period from November 2014 through May 2015, he was engaged to serve as an independent consultant in the information technology sector.

●   Holds a Bachelor of Science degree from the University of Saskatchewan(Canada) and a Master of Business Administration degree from Duke University’s Fuqua School of Business.

OTHER BOARDS:

●        A member of the Board of Directors since 2018 of Brookshire Grocery Company, a privately held company with approximately 200 grocery stores. He also has served as the Audit Committee chair since 2018 as well as the Independent lead director since April 2022.

●        Chairman of the Board of Directors since 2019 of Dye & Durham Limited, a publicly held Canadian corporation traded on the Toronto Stock Exchange. He has served as the lead independent director since 2018. He also has served on the Audit Committee since 2018 and as the Audit Committee chair since January 2022.

SKILLS AND QUALIFICATIONS:

●        Extensive experience and expertise in accounting, auditing, financial reporting, taxation and management consulting.

●        Extensive senior executive experience provides him with particular expertise in leadership, strategic vision and corporate governance matters.

CAREER HIGHLIGHTS:

●        Board Chair of ONEOK, Inc.

●        Retired in 2007 from Southern Union Company where she served as Senior Vice President-Corporate Development from November 2006 to January 2007 and as Senior Vice President and Chief Financial Officer from July 2005 to November 2006.

●        Served as an executive officer of Frontier Oil Corporation, having served as Chief Financial Officer from 1994 to 2005 and as Treasurer from 1991 to 1994.

●        Served as an investment banker with Smith Barney, Harris, Upham & Co., Inc. in New York and Houston, after joining the company as an associate in 1985, when she graduated from the Wharton School of the University of Pennsylvania with an M.B.A.

●        Served as an exploration geologist in the oil industry, having earned a Bachelor of Science in Geology and Geophysics from Yale University in 1980.

●        Served on the ONEOK Board of Directors in 2004 and 2005 and was also a member of the Board of Directors of ONEOK Partners GP, L.L.C., from 2009 until the consummation of the merger transaction with ONEOK in June 2017.

●        Previously served as a member of the Board of Directors of Noble Corporation, plc a U.K.-based offshore drilling contractor, until February 2021 where she was on the Compensation and Finance Committees and was Chair of the Nominating and Governance Committee, and was a member of the Board of Directors of NATCO Group, Inc., an oil field services and equipment manufacturing company, from 2004 until its sale to Cameron International Corporation in November 2009.

OTHER BOARDS:

●        None.

SKILLS AND QUALIFICATIONS:

●        Broad experience and understanding of various segments within the energy industry (exploration and production, refining and marketing, natural gas transmission, processing and distribution, production technology and contract drilling), and significant senior accounting, finance, capital markets, corporate development and management experience and expertise.

●        Demonstrated leadership and has been effective in her role as past chair of our Audit Committee and immediate past chair of our Corporate Governance Committee.

2024 ONEOK, Inc. Proxy Statement | 51

PROPOSAL 1 – ELECTION OF DIRECTORS
LORI A. GOBILLOT	MARK W. HELDERMAN
AGE 62 DIRECTOR SINCE 2023 INDEPENDENT COMMITTEES: EXECUTIVE COMPENSATION CORPORATE GOVERNANCE	AGE 66 DIRECTOR SINCE 2019 INDEPENDENT COMMITTEES: AUDIT CORPORATE GOVERNANCE

CAREER HIGHLIGHTS:

●        Served as Vice President, Integration Management, at United Airlines, Inc., from 2010 until 2012.

●        Served in officer roles in both legal and business functions at Continental Airlines/United Airlines during her career at the airlines from 1999 to 2012.

●        Serviced as an attorney with the law firm of Vinson & Elkins from 1993-1999.

●        Earned a Bachelor of Business Administration degree from the University of Texas and a Juris Doctor from the University of Texas School of Law.

●        Prior to attending law school, she was engaged in real estate development with Trammell Crow Company and consulting with Arthur Anderson.

OTHER BOARDS:

●        Serves on the Board of Directors of Republic Airways
Holdings, Inc., since 2017, where she is Chair of the Compensation Committee.

●        Served on the Board of Directors of Magellan Midstream Partners L.P. from 2016 until the completion of the acquisition by the Company, where she served on the Compensation Committee, the Nominating and Governance Committee and the Sustainability Committee.

●        Served on the Board of Directors of Bristow Group Inc. from 2012-2019, where she was Chair of the Compensation Committee and served on the Corporate Governance and Nominating Committee.

●        Serves as President and a member of the Board of Directors of A Lighted Path, since 2023, a nonprofit that focuses on improving outcomes for challenged youth.

SKILLS AND QUALIFICATIONS:

●        Extensive executive, legal and project management
experience at a capital intensive and highly regulated FORTUNE® 200 company.

●        Extensive experience in corporate governance and executive compensation.

●        Extensive board leadership experience in aviation and energy.

CAREER HIGHLIGHTS:

●        Served as Chief Executive Officer of the general partner of TransMontaigne Partners L.P. from September 2006 to August 2009; as Chief Financial Officer from January 2003 to September 2006; and Controller from May 2002 to January 2003.

●        Served as a partner with KPMG LLP in its Silicon Valley and National (New York City) offices from July 1994 to May 2002.

●        Served as a Professional Accounting Fellow in the Office of Chief Accountant of the United States Securities and Exchange Commission from July 1992 to July 1994.

●        Holds a Bachelor of Business Administration degree from the University of Wisconsin—Eau Claire, and a Master of Business Administration degree from the University of Wisconsin—Madison.

OTHER BOARDS:

●        Served on the Board of Directors, where he was Chair of the Audit Committee and a member of the Conflicts Committee, of Valero Energy Partners GP LLC prior to its merger with Valero Energy Corp.

●        Served as a Director of the general partner of MarkWest Energy Partners, L.P. prior to its merger with MPLX LP where he was Chair of the Audit Committee and a member of the Compensation Committee.

●        Served as a Director of the general partner of Oiltanking Partners, L.P. where he was Chair of the Audit Committee and a member of the Conflicts Committee from August 2011 through February 2014.

SKILLS AND QUALIFICATIONS:

●        Broad experience and understanding of the energy industry and significant senior public accounting, finance, capital markets and corporate development experience and expertise.

●        Extensive executive, managerial, industry and financial experience and expertise.

2024 ONEOK, Inc. Proxy Statement | 52

PROPOSAL 1 – ELECTION OF DIRECTORS
RANDALL J. LARSON	PATTYE L. MOORE
AGE 66 DIRECTOR SINCE 2015 INDEPENDENT COMMITTEES: EXECUTIVE COMPENSATION CORPORATE GOVERNANCE	AGE 66 DIRECTOR SINCE 2002 INDEPENDENT COMMITTEES: AUDIT CORPORATE GOVERNANCE

CAREER HIGHLIGHTS:

●        Served as Chief Executive Officer of the general partner of TransMontaigne Partners L.P. from September 2006 to August 2009; as Chief Financial Officer from January 2003 to September 2006; and Controller from May 2002 to January 2003.

●        Served as a partner with KPMG LLP in its Silicon Valley and National (New York City) offices from July 1994 to May 2002.

●        Served as a Professional Accounting Fellow in the Office of Chief Accountant of the United States Securities and Exchange Commission from July 1992 to July 1994.

●        Holds a Bachelor of Business Administration degree from the University of Wisconsin—Eau Claire, and a Master of Business Administration degree from the University of Wisconsin—Madison.

OTHER BOARDS:

●        Served on the Board of Directors, where he was Chair of the Audit Committee and a member of the Conflicts Committee, of Valero Energy Partners GP LLC prior to its merger with Valero Energy Corp.

●        Served as a Director of the general partner of MarkWest Energy Partners, L.P. prior to its merger with MPLX LP where he was Chair of the Audit Committee and a member of the Compensation Committee.

●        Served as a Director of the general partner of Oiltanking Partners, L.P. where he was Chair of the Audit Committee and a member of the Conflicts Committee from August 2011 through February 2014.

SKILLS AND QUALIFICATIONS:

●        Broad experience and understanding of the energy industry and significant senior public accounting, finance, capital markets and corporate development experience and expertise.

●        Extensive executive, managerial, industry and financial experience and expertise.

CAREER HIGHLIGHTS:

●        Served as the nonexecutive Chair of the Board of Red Robin Gourmet Burgers, a restaurant chain, from February 2010 to November 2019. Ms. Moore retired from the Red Robin Board at the end of 2019.

●        Served as interim Chief Executive Officer of Red Robin from April 2019 to October 2019.

●        Served on the Board of Directors of Sonic Corp. from 2000 through January 2006 and was the President of Sonic from January 2002 to November 2004.

●        Held numerous senior management positions during her 12 years at Sonic, including Executive Vice President, Senior Vice President-Marketing and Brand Development and Vice President-Marketing.

●        Is a business strategy consultant, speaker and the author of “Confessions from the Corner Office,” a book on leadership instincts, published by Wiley & Sons in 2007.

OTHER BOARDS:

●        Serves as a Director of ONE Gas, Inc. where she serves on the Audit, Corporate Governance and Executive Committees and is Chair of the Executive Compensation Committee.

●        Serves on the Board of Directors of QuikTrip Corporation, a privately held company.

●        Served as Chair of the Board of the National Arthritis Foundation.

SKILLS AND QUALIFICATIONS:

●        Extensive senior management, marketing, business strategy, brand development and corporate governance experience.

●        Extensive experience in leadership, management development, strategic planning, corporate governance and executive compensation.

●        Extensive experience as a member of the board of directors of numerous nonprofit organizations.

●        Named an NACD Board Leadership Fellow by the National Association of Corporate Directors and is a recipient of the 2017 Directorship 100 award.

2024 ONEOK, Inc. Proxy Statement | 53

PROPOSAL 1 – ELECTION OF DIRECTORS
PIERCE H. NORTON II	EDUARDO A. RODRIGUEZ
AGE 64 DIRECTOR SINCE 2021 NON-INDEPENDENT (CHIEF EXECUTIVE OFFICER)	AGE 68 DIRECTOR SINCE 2004 INDEPENDENT COMMITTEES: EXECUTIVE COMPENSATION (CHAIR) CORPORATE GOVERNANCE

CAREER HIGHLIGHTS:

●        President and CEO of ONEOK, Inc.

●        Served as President and Chief Executive Officer of ONE Gas, Inc. from January 2014 until June 2021, and a member of the ONE Gas, Inc. Board of Directors.

●        Prior to the separation of ONE Gas in January 2014, Norton served as Executive Vice President, commercial, of ONEOK and ONEOK Partners.

●        Served as Executive Vice President and Chief Operating Officer of ONEOK and ONEOK Partners with responsibilities for natural gas gathering and processing, natural gas pipelines, natural gas liquids, natural gas distribution and energy services business segments.

●        Served as President of the ONEOK Distribution Companies – Oklahoma Natural Gas, Kansas Gas Service and Texas Gas Service.

●        Holds a Bachelor of Science in Mechanical Engineering from the University of Alabama in Tuscaloosa and is a graduate of Harvard Business School’s Advanced Management Program.

●        University of Alabama College of Engineering Distinguished Fellow.

●        2021 American Gas Association Distinguished Service Award.

OTHER BOARDS:

●        Member of the American Petroleum Institute (API).

●        Serves as a Director of the Oklahoma Center for Community and Justice.

●        Former member of the American Gas Association’s Board of Directors and served as its 2017 Chairman.

●        Former Board member of the Tulsa Community College Foundation and past-chair of the Audit Committee.

●        Former Board member of the Interstate Natural Gas Association of America.

●        Former Board member of the Texas Pipeline Association.

●        Former Board member of the North Dakota Petroleum Council.

●        Former Board member of the Western Energy Alliance.

SKILLS AND QUALIFICATIONS:

●        Mr. Norton served in a variety of roles of continually increasing responsibility at ONEOK and ONEOK Partners from November 2004 to January 2014. In these roles, he had direct responsibility for and extensive experience in strategic and financial planning, acquisitions and divestitures, operations, management supervisions and development and compliance.

●        Extensive engineering management, construction management, marketing, finance, corporate governance and executive compensation experience.

CAREER HIGHLIGHTS:

●        Serves as President of Strategic Communications Consulting Group since 2005.

●        Served as Executive Vice President and a member of the board of directors of Hunt Building Corporation, a privately held company engaged in construction and real estate development headquartered in El Paso, Texas.

●        Spent 20 years in the electric utility industry at El Paso Electric Company, an investor-owned utility, during the time the El Paso Electric Company was a publicly traded company, where he served in various senior-level executive positions, including General Counsel, Senior Vice President for Customer and Corporate Services, Executive Vice President and as Chief Operating Officer.

OTHER BOARDS:

●        Serves as a Director of ONE Gas, Inc. where he serves on the Audit, Executive Compensation and Executive Committees and is Chair of the Corporate Governance Committee and Lead Independent Director.

SKILLS AND QUALIFICATIONS:

●        Extensive senior management, operational, entrepreneurial and legal experience in a variety of industries.

●        A licensed attorney in the states of Texas and New Mexico and is admitted to the United States District Court for the Western District of Texas.

●        Mr. Rodriguez has practiced law for more than 40 years.

●        Extensive legal and business, strategic planning, corporate governance and regulatory compliance experience and expertise.

2024 ONEOK, Inc. Proxy Statement | 54

PROPOSAL 1 – ELECTION OF DIRECTORS
GERALD B. SMITH	WAYNE T. SMITH
AGE 73 DIRECTOR SINCE 2020 INDEPENDENT COMMITTEES: EXECUTIVE COMPENSATION CORPORATE GOVERNANCE	AGE 64 DIRECTOR SINCE 2023 INDEPENDENT COMMITTEES: AUDIT CORPORATE GOVERNANCE

CAREER HIGHLIGHTS:

●        Serves as Chairman of Smith Graham & Co., an investment management firm he founded in 1990 and served as Chief Executive Officer until 2023.

●        Served as a Director of Cooper Industries plc from 2000 until 2012 and served as Lead Independent Director of Cooper Industries from 2007 until 2012.

●        Served as Senior Vice President and Director of Fixed Income of Underwood Neuhaus & Company.

OTHER BOARDS:

●        Serves as a Director of Eaton Corporation plc since 2012 where he serves on the Executive and Finance Committees and is Chair of the Audit Committee.

●        Served as a Director and Chair of the Investment Committee of the New York Life Insurance Company until April 2023.

●        Served as a Chairman of the Texas Southern University Foundation Board until 2023 when he became Chairman Emeritus.

●        Served as a Director and Chair of the Budget Planning Committee of the Federal Reserve Bank of Dallas until December 2023 and is a former Director of the Federal Reserve Bank of Dallas, Houston branch.

●        Served as a Director of the Greater Houston Partnership.

●        Former Board of Trustees member and Chair of the Investment Oversight Committee for the Charles Schwab Family of Funds.

●        Former Board Member of ONEOK, Inc. from 2009 to 2013 and also served on the Audit and Executive Compensation Committees.

●        Former Board Member of ONEOK Partners, L.P. from 2006 to 2013 where he served as Chair of the Audit Committee.

SKILLS AND QUALIFICATIONS:

●        Mr. Smith has expertise in finance, portfolio management and marketing through executive positions in the financial services industry.

●        Experience as director of companies in the oil and gas and energy services businesses has provided him with valuable insight into markets in which ONEOK also participates.

●        Past experience as lead independent director of Cooper provides ongoing institutional knowledge of legacy Cooper businesses and provides him valuable insight on financial, operational and strategic matters.

CAREER HIGHLIGHTS:

●        Served as Chairman and Chief Executive Officer of BASF Corporation from May 2015 through May 2021.

●        Served as a Member of the Board of Management Directors of BASF SE from 2012 through May 2021.

●        Served as Vice President and General Manager of Specialty Construction Chemicals of W.R. Grace and Company from 2000 to 2004.

●        Served as Vice President and General Manager of the Packaged Products business of the BOC Group from 1998-2000.

●        Holds a Bachelor of Science degree in chemical engineering from Syracuse University and a Master of Business Administration from the Wharton School of the University of Pennsylvania.

●        Serves on the Dean’s Leadership Council for the College of Engineering and Computer Science at Syracuse University.

OTHER BOARDS:

●        Serves as a Director of Air Products and Chemicals, Inc., where he serves on the Audit and Finance and the Management Development and Compensation Committees.

●        Served on the Board of Directors of Inter Pipeline.

SKILLS AND QUALIFICATIONS:

●        Mr. Smith has more than 35 years of experience in the chemicals industry.

●        Extensive experience across broad value chains in the chemical industry, including petrochemicals, polymers and highly specialized chemicals.

2024 ONEOK, Inc. Proxy Statement | 55

PROPOSAL 2:

RATIFY THE SELECTION OF PRICEWATERHOUSECOOPERS LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2024

RATIFICATION OF SELECTION OF PRICEWATERHOUSECOOPERS LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2024

The Audit Committee has the sole authority and responsibility to evaluate, hire and, where appropriate, replace the company’s independent auditor and, in its capacity as a committee of our Board of Directors, is directly responsible for the appointment, compensation and general oversight of the work of the independent auditor. The Audit Committee is also responsible for approving the audit and permissible non-audit services provided by the independent auditor and the associated fees.

The Audit Committee evaluates the performance of our independent auditor, including the senior audit engagement team, each year and determines whether to re-engage the current independent auditor or consider other audit firms. In doing so, the Audit Committee considers the quality and efficiency of the services provided by the auditors, the auditors’ capabilities, technical expertise and knowledge of our operations and industry and the potential impact on the company from changing auditors. In connection with the mandated rotation of the independent auditor’s lead engagement partner, the Audit Committee and its Chair are directly involved in the selection of the new lead engagement partner.

Based on this evaluation, the Audit Committee has appointed PricewaterhouseCoopers LLP to serve as our independent auditor for the fiscal year ending December 31, 2024. PricewaterhouseCoopers LLP has served as our independent auditor for 17 years and is considered by management to be well qualified. Further, the Audit Committee and the Board of Directors believe that the continued retention of PricewaterhouseCoopers LLP to serve as our independent auditor is in the best interests of the company and its shareholders.

Our Board of Directors has ratified the selection by our Audit Committee of PricewaterhouseCoopers LLP to serve as our independent (consistent with Securities and Exchange Commission and NYSE policies regarding independence) registered public accounting firm for 2024. As a matter of good corporate governance, the Audit Committee submits its selection of our independent auditor to our shareholders for ratification. If the shareholders should not ratify the appointment of PricewaterhouseCoopers LLP, the Audit Committee will reconsider the appointment. In carrying out its duties in connection with the 2023 audit, PricewaterhouseCoopers LLP had unrestricted access to our Audit Committee to discuss audit findings and other financial matters. Representatives of PricewaterhouseCoopers LLP will be present at the annual meeting to answer appropriate questions. They also will have the opportunity to make a statement if they desire to do so.

Approval of this proposal to ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm requires the affirmative vote of a majority of the voting power of the shareholders present online or by proxy and entitled to vote on this proposal at the meeting. Abstentions will have the effect of a vote against the proposal.

Your Board unanimously recommends a vote FOR the ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2023.

AUDIT AND NON-AUDIT FEES

Audit services provided by PricewaterhouseCoopers LLP during the 2023 and 2022 fiscal years included an integrated audit of our consolidated financial statements and internal control over financial reporting, review of our unaudited quarterly financial statements, consents and review of documents filed with the Securities and Exchange Commission and performance of certain agreed-upon procedures.

The following table presents fees for services rendered by PricewaterhouseCoopers LLP for the years ended December 31, 2023 and 2022:

	(Thousands of Dollars)
	2023	2022
AUDIT FEES * Includes $1,705 fees related to the Magellan acquisition.	$5,065*	$2,829
AUDIT RELATED FEES [1]	$17	$200
TAX FEES [2]	$0	$39
ALL OTHER FEES [3]	$1	$0
TOTAL	$5,083	$3,068

1 This category includes fees for assurance and related services which are reasonably related to the audit of our financial statements.

2 This category includes fees associated with tax compliance, consultation and planning services.

3 This category includes fees for products and services provided to us not otherwise included in the categories above.

2024 ONEOK, Inc. Proxy Statement | 56

PROPOSAL 2 – RATIFY THE SELECTION OF PRICEWATERHOUSECOOPERS LLP

AUDIT COMMITTEE POLICY ON SERVICES PROVIDED BY THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Consistent with Securities and Exchange Commission and NYSE policies regarding auditor independence, the Audit Committee has the responsibility for appointing, setting compensation and overseeing the work of our independent auditor. In furtherance of this responsibility, the Audit Committee has established a policy with respect to the pre-approval of audit and permissible non-audit services provided by our independent auditor. All of the 2023 and 2022 audit and non-audit services provided by PricewaterhouseCoopers LLP were pre-approved by the Audit Committee in accordance with this policy.

Prior to engagement of PricewaterhouseCoopers LLP as our independent auditor for the 2024 audit, a plan was submitted to and approved by the Audit Committee setting forth the audit services expected to be rendered during 2024, which are composed of work performed in the audit of our financial statements and to attest and report on our internal controls over financial reporting, as well as work that only the independent auditor can reasonably be expected to provide, including quarterly review of our unaudited financial statements, comfort letters, statutory audits, attest services, consents and assistance with the review of documents filed with the Securities and Exchange Commission.

The Audit Committee has adopted a policy that provides that fees for audit, audit related and tax services that are not included in the independent auditor’s annual services plan, and for services for which fees are not determinable on an annual basis, are pre-approved if the fees for such services will not exceed $75,000. In addition, the policy provides that the Audit Committee may delegate pre-approval authority to one or more of its members. The member to whom such authority is delegated must report, for informational purposes only, any pre-approval decisions to the Audit Committee at its next scheduled meeting.

2024 REPORT OF THE AUDIT COMMITTEE

The purpose of the Audit Committee is to assist the Board of Directors with the oversight of the integrity of the company’s financial statements and internal control over financial reporting, the company’s compliance with legal and regulatory requirements, the independence, qualifications and performance of the company’s independent auditor and the performance of the company’s internal audit function. The Audit Committee’s function is more fully described in its charter, which the Board reviews and approves on an annual basis. The charter is on and may be printed from the company’s website at www.oneok.com and is also available from the company’s corporate secretary upon request. The Board of Directors annually reviews the definition of “independence” for audit committee members contained in the listing standards for the NYSE and applicable rules of the Securities and Exchange Commission, as well as our director independence guidelines, and has determined that each member of the Audit Committee is independent under those standards.

Management is responsible for the preparation, presentation and integrity of the company’s financial statements, accounting and financial reporting principles, internal controls and procedures designed to ensure compliance with accounting standards, applicable laws and regulations. The company’s independent auditor, PricewaterhouseCoopers LLP, is responsible for performing an independent audit of the company’s consolidated financial statements and the company’s internal control over financial reporting and expressing an opinion on the conformity of those financial statements with generally accepted accounting principles and on the effectiveness of the company’s internal control over financial reporting.

In this context, the Audit Committee has met and held discussions with management and the company’s independent auditor, PricewaterhouseCoopers LLP, regarding the fair and complete presentation of the company’s financial results and management’s report on its assessment of the company’s internal control over financial reporting. The Audit Committee has discussed the significant accounting policies applied by the company in its financial statements, as well as alternative treatments. Management has represented to the Audit Committee that the company’s consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and the company’s independent auditor.

The Audit Committee has also reviewed and discussed with both management and the independent auditor management’s assessment of the company’s internal control over financial reporting. In addition, the Audit Committee has discussed the independent auditor’s report on the company’s internal control over financial reporting. The Audit Committee has also discussed with the company’s independent auditors the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board and the Securities and Exchange Commission.

In addition, the Audit Committee has discussed with the independent auditor the firm’s independence from the company and its management, including the matters in the written disclosures and the letter received from PricewaterhouseCoopers LLP as required by the applicable requirements of the Public Company Accounting Oversight Board (United States) regarding the independent auditor’s communications with the Audit Committee concerning independence. While non-audit services provided by PricewaterhouseCoopers LLP did not impact the Audit Committee’s determination of PricewaterhouseCoopers LLP’s independence in 2022 or 2023, the Audit Committee will also consider in the future whether the provision of non-audit services to the company by PricewaterhouseCoopers LLP is compatible with maintaining that firm’s independence. The Audit Committee has concluded that PricewaterhouseCoopers LLP is independent from the company and its management.

The Audit Committee discussed with the company’s internal and independent auditors the overall scope and plans for their respective audits. The Audit Committee meets with both the internal and independent auditors, with and without management present, to discuss the results of their examinations, the assessments of the company’s internal control over financial reporting and the overall quality of the company’s financial reporting. Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board of Directors approved, the inclusion of the audited financial statements of the company as of and for the year ended December 31, 2023, in the company’s Annual Report on Form 10-K for the year ended December 31, 2023, for filing with the Securities and Exchange Commission.

Respectfully submitted by the members of the Audit Committee of the Board of Directors.

Brian L. Derksen, Chair
Mark W. Helderman, Member
Jim W. Mogg, Member
Pattye L. Moore, Member
Wayne T. Smith, Member

2024 ONEOK, Inc. Proxy Statement | 57

STOCK OWNERSHIP

HOLDINGS OF MAJOR SHAREHOLDERS

The following table sets forth the beneficial owners of 5% or more of our common stock known to us at December 31, 2023.

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
COMMON STOCK	The Vanguard Group, Inc. 100 Vanguard Blvd. Malvern, PA 19355	69,671,688	11.96% [1]
COMMON STOCK	BlackRock, Inc. 55 East 52nd Street New York, NY 10055	52,604,741	9.00% [2]
COMMON STOCK	State Street Corporation State Street Financial Ctr. One Lincoln Street Boston, MA 02111	38,698,295	6.64% [3]

1 Based upon an amendment to Schedule 13G filed with the Securities and Exchange Commission on February 13, 2024, in which The Vanguard Group, Inc. reported that, as of December 29, 2023, The Vanguard Group, Inc. directly and through its wholly-owned subsidiaries, beneficially owned in the aggregate 69,671,688 shares of our common stock. Of such shares, The Vanguard Group, Inc. reported it had sole dispositive power with respect to 66,909,056 shares, shared dispositive power with respect to 2,762,632 shares, and shared voting power with respect to 998,059 shares.

2 Based upon a Schedule 13G filed with the Securities and Exchange Commission on January 25, 2024, in which BlackRock, Inc. reported that, as of December 31, 2023, BlackRock, Inc. through certain of its subsidiaries, beneficially owned in the aggregate 52,604,741 shares of our common stock with respect to which BlackRock, Inc. had sole voting power with respect to 48,030,022 shares, and sole dispositive power with respect to 52,604,741 shares.

3 Based upon a Schedule 13G filed with the Securities and Exchange Commission on January 29, 2024, in which State Street Corporation reported that, as of December 31, 2023, State Street Corporation, through certain of its direct or indirect subsidiaries, beneficially owned in the aggregate 38,698,295 shares of our common stock with respect to which State Street Corporation had shared dispositive power with respect to 38,617,259 shares and shared voting power with respect to 26,790,363 shares.

2024 ONEOK, Inc. Proxy Statement | 58

STOCK OWNERSHIP

HOLDINGS OF OFFICERS AND DIRECTORS

The following table sets forth the number of shares of our common stock beneficially owned as of March 1, 2024, by (1) each director and nominee for director, (2) each of the executive officers named in the Summary Compensation Table for Fiscal 2023 under the caption “Executive Compensation Discussion and Analysis” in this proxy statement, and (3) all directors and executive officers as a group.

Name	Shares of ONEOK Common Stock Beneficially Owned [1]	ONEOK Directors’ Deferred Compensation Plan Phantom Stock [2]	Total Shares of ONEOK Common Stock Beneficially Owned Plus ONEOK Directors’ Deferred Compensation Plan Phantom Stock	ONEOK Percent of Class [3]
STEPHEN B. ALLEN	100,426	0	100,426	Less than 1%
KEVIN L. BURDICK	157,754	0	157,754	Less than 1%
BRIAN L. DERKSEN	18,700	31,863	50,563	Less than 1%
JULIE H. EDWARDS	61,253	4,207	65,460	Less than 1%
LORI A. GOBILLOT	1,413	2,577	3,990	Less than 1%
MARK W. HELDERMAN	28,786	0	28,786	Less than 1%
WALTER S. HULSE III	157,370	0	157,370	Less than 1%
CHARLES M. KELLEY	142,279	0	142,279	Less than 1%
RANDALL J. LARSON	27,466	0	27,466	Less than 1%
STEVEN J. MALCOLM	34,119	0	34,119	Less than 1%
JIM W. MOGG	1,970	119,756	121,726	Less than 1%
PATTYE L. MOORE	3,379	187,199	190,578	Less than 1%
PIERCE H. NORTON II	73,411	0	73,411	Less than 1%
EDUARDO A. RODRIGUEZ	25,154	14,341	39,495	Less than 1%
GERALD B. SMITH	0	9,917	9,917	Less than 1%
WAYNE T. SMITH	2,700	1,546	4,246	Less than 1%
SHERIDAN C. SWORDS [4]	227,427	0	227,427	Less than 1%
ALL DIRECTORS AND EXECUTIVE OFFICERS AS A GROUP	1,181,773	371,406	1,553,179	Less than 1%

1 Includes shares of common stock held by members of the family of the director or executive officer for which the director or executive officer has sole or shared voting or investment power, shares of common stock held in our Direct Stock Purchase and Dividend Reinvestment Plan, and shares held through our 401(k) Plan. Of the directors and named executive officers, only Mr. Allen holds shares through our 401(k) Plan. As of March 1, 2023, the trustee of our 401(k) Plan held 10,081 shares of our common stock on behalf of Mr. Allen, and 24,103 shares of our common stock on behalf of all directors and executive officers as a group.

2 Represents shares of phantom stock credited to a director’s account under our Deferred Compensation Plan for Non-Employee Directors. Each share of phantom stock is equal to one share of our common stock. Phantom stock has no voting or other shareholder rights, except that dividend equivalents are paid on phantom stock and reinvested in additional shares of phantom stock based on the closing price of our common stock on the NYSE on the date the dividend equivalent was paid. Shares of phantom stock do not give the holder beneficial ownership of any shares of our common stock because they do not give such holder the power to vote or dispose of any shares of our common stock.

3 The percent of our voting securities owned is based on our outstanding shares of common stock on March 1, 2024.

4 Excludes 2,770, 11,412 and 5,416 shares, the receipt of which was deferred by Mr. Swords upon vesting in January 2010, January 2011 and February 2017, respectively, under the deferral provisions of our Equity Compensation Plan, which shares will be issued to Mr. Swords upon his separation of service from our company and in accordance with the terms of the Equity Compensation Plan.

2024 ONEOK, Inc. Proxy Statement | 59

EXECUTIVE COMPENSATION DISCUSSION AND ANALYSIS

EXECUTIVE SUMMARY

Our Executive Compensation Discussion and Analysis (“CD&A”) focuses on our 2023 compensation programs and decisions relative to our 2023 performance. The 2023 short-term incentive payouts described in this CD&A considered our financial, safety and environmental performance in 2023, and the payouts upon the vesting of performance units reflects our total shareholder return relative to our peer group, through February 2023. As described further in this CD&A, our executive compensation program is designed to strongly align realizable compensation with performance and thus, for example, the value of executives’ stock awards is aligned with, and impacted by, changes in our stock price.

Our Business

We are incorporated under the laws of the state of Oklahoma, and our common stock is listed on the New York Stock Exchange (“NYSE”) under the trading symbol “OKE.” We deliver energy products and services vital to an advancing world. We are a leading midstream service provider of gathering, processing, fractionation, transportation, storage and marine export services. As one of the largest diversified energy infrastructure companies in North America, we are delivering energy that makes a difference in the lives of people in the U.S. and around the world. Through our more than 50,000-mile pipeline network, we transport the natural gas, natural gas liquids (“NGLs”), refined products and crude oil that help meet domestic and international energy demand, contribute to energy security and provide safe, reliable and responsible energy solutions needed today and into the future.

ACQUISITION OF MAGELLAN MIDSTREAM PARTNERS.

September 25, 2023 marked the start of an exciting new chapter for ONEOK as we completed our acquisition of Magellan Midstream Partners. Now, as a more diversified company with an expanded product portfolio, we can offer an even more compelling long-term value proposition with the added scope, scale and commercial synergy opportunities. Combined with our people and assets, ONEOK is even better positioned to create exceptional value for our stakeholders by providing the energy solutions needed for a transforming future.

●        Business Update and Market Conditions. We operate primarily fee-based businesses in each of our four reportable segments, and our consolidated earnings were more than 85% fee-based in 2023.

We experienced increased volumes across our system in 2023, compared with 2022, highlighting our extensive and integrated assets located in, and connected with, some of the most productive shale basins, refining regions and demand centers, in the United States.

●        Financial Performance. Our 2023 consolidated operating income was approximately $4.1 billion, compared with approximately $2.8 billion in 2022. 2023 net income was approximately $2.7 billion compared with 2022 net income of approximately $1.7 billion.

●        Dividends. During 2023, we paid common stock dividends totaling $3.82 per share, an increase of 2% compared with the prior year. In February 2024, we paid a quarterly common stock dividend of $0.990 per share ($3.96 per share on an annualized basis), an increase of 3.7% compared with the same quarter in the prior year. Our dividend growth is primarily due to the increase in cash flows resulting from the growth of our operations.

2023 Executive Compensation Highlights

During 2023, management strengthened the company’s position in the current uncertain and volatile industry climate. We believe a meaningful portion of this success is related to our incentive compensation program, which is designed to pay for performance and to closely align our executives’ interests with those of our shareholders. Our named executive officers for 2023 were Pierce H. Norton II, Walter S. Hulse III, Kevin L. Burdick, Sheridan C. Swords, Charles M. Kelley, and Stephen B. Allen (referred to throughout as our “named executive officers”). Mr. Allen’s retirement from the company was effective October 1, 2023. Mr. Allen is included as a named executive officer in accordance with SEC rules because he would have been a named executive officer if he was serving as an executive officer at the end of the year.

The Committee’s primary recommendations to our Board of Directors, which the Board subsequently approved in February 2023, regarding 2023 compensation of our named executive officers are summarized below. These actions are consistent with our compensation philosophy described on page 62:

●        Increasing Mr. Norton’s long-term incentive target by $500,000 (11%).

●        Increasing Mr. Hulse’s base salary by $20,000 (3.4%), his long-term incentive target by $500,000 (29.4%), and his short-term incentive target by 5%.

●        Increasing Mr. Swords’ short-term incentive target by 5%.

●        Increasing Mr. Kelley’s base salary by $25,000 (5.6%).

●        Increasing Mr. Allen’s base salary by $50,000 (11.1%), his long-term incentive target by $150,009 (15.8%), and his short-term incentive target by 5%.

●   Maintaining two financial metrics - earnings per share (“EPS”) and return on invested capital (“ROIC”) - and two operational metrics - total recordable incident rate (“TRIR”) and agency reportable environmental event rate (“AREER”) - under our annual short-term incentive plan for 2023. For an explanation of these metrics, see “Executive Compensation Discussion and Analysis—2023 Short-Term Incentive Awards—Financial Measures and Operational Measures” on page 68.

2024 ONEOK, Inc. Proxy Statement | 60

EXECUTIVE COMPENSATION DISCUSSION AND ANALYSIS

●   Approving long-term equity incentive grants to our named executive officers consisting of approximately 80% of the award’s aggregate value in performance units and approximately 20% of the award’s aggregate value in restricted units. This is the same allocation of long-term equity incentive grants to executives in prior years.

●        Certifying, based on our total shareholder return performance relative to our peers, a 54% of target payout to our named executive officers (other than Mr. Norton) with respect to performance units granted in 2020 that vested in February 2023. This level of payout resulted because our relative total shareholder return was at the 27th percentile of the total shareholder return of the specified peer group of energy companies.

The Committee’s other recommendations to our Board of Directors, which the Board subsequently approved in February 2024, relating to our 2023 short-term incentive plan are summarized below.

●   Ratifying the company’s level of achievement with respect to the financial and operating goals under our 2023 short-term incentive plan resulting in a corporate performance payout factor of 183% of target for our named executive officers and all other employees.

●   Assigning an individual performance modifier of 110% to Mr. Norton under our 2023 short-term incentive plan in recognition of his strong performance and leadership during the year.

●   Assigning individual performance modifiers to our other named executive officers as follows under our 2023 short-term incentive plan in recognition of each individual’s performance and contribution during the year:

Mr. Hulse, 125%	Mr. Burdick, 120%	Mr. Swords, 110%	Mr. Kelley, 105%	Mr. Allen, 125%

(For more information on the executive compensation highlights above, see pages 68-72).

Specific Compensation Program Features

Our compensation philosophy and related governance features are complemented by several specific elements that are designed to align our executive compensation with long-term shareholder interests.

●        The components of our executive compensation program have remained substantially the same for several years. We believe our program is designed effectively, well aligned with the interests of our shareholders, strongly performance-based and instrumental to achieving our business goals.

●        The main objectives of our executive compensation program are to pay for performance, to align our executive officers’ interests with those of our shareholders and to attract, retain, and engage qualified executives.

●        All compensation decisions regarding our named executive officers are initially made by the Committee and are then submitted to the Board of Directors for approval.

●        The Committee is composed solely of persons who qualify as independent directors under the listing standards of the NYSE.

●        We provide the following elements of compensation for our executive officers, including the named executive officers: base salary, an annual short-term cash incentive award and long-term equity incentive awards.

●        The Committee references the median level of the market when determining all elements of compensation, including when considering the possibility of above or below-target short-term incentive and long-term incentive payments for executive and company performance that exceeds or are below expectations.

●        We implement our pay-for-performance philosophy with a short-term incentive program providing for cash payments based on achievement of financial and operational goals established annually by the Committee and long-term, performance-based equity incentive awards providing for vesting levels based on our total shareholder return over the three year vesting period as compared to the total shareholder return of a specified peer group of energy companies for the same period.

●        We encourage alignment of our named executive officers’ interests with those of our shareholders through the award of long-term incentive equity grants, of which approximately 80% are performance units and approximately 20% are time-vesting restricted units.

●        Our executive officers, including the named executive officers, receive no significant recurring perquisites or other personal benefits.

●        We have market competitive stock ownership guidelines for our executive officers, including the named executive officers, and members of our Board of Directors.

●        We have adopted a clawback policy in compliance with the new Exchange Act Rule 10D-1 and the corresponding NYSE listing standards. Our clawback policy permits the recovery of incentive-based compensation in the event of fraud, negligence or intentional misconduct that directly or indirectly results in a material restatement of all or a portion of our financial statements.

●        Our Board of Directors has adopted a policy prohibiting officers, members of our Board of Directors and certain employees designated as insiders under our Securities/Insider Trading Policy from engaging in short sales, derivative or speculative transactions in our securities, or purchasing or using, directly or indirectly through family members or other persons or entities, financial instruments (including puts or calls, prepaid variable forward contracts, equity swaps, collars and exchange funds) that are designed to hedge or offset any decrease in the market value of our securities. For the purposes of this policy, “our securities” refers to the common stock, preferred stock and debt issued by us or our respective divisions and subsidiaries, as well as derivative securities that relate to or derive their value from our common stock, whether received as compensation or otherwise held. This policy was adopted as a sound governance practice, and we are not aware of any non-compliance of this policy by any of our officers, directors or employees designated as insiders.

●        Our Board of Directors has adopted a policy prohibiting officers and directors from holding our securities in a margin account or pledging our securities as collateral for a loan. An exception to this prohibition may be granted by the Chief Executive Officer if an officer or director wishes to pledge shares of our stock as collateral for a loan (but not including a margin account), the officer or director clearly demonstrates the financial capacity to repay the loan without resorting to the pledged securities, and the terms of the loan prohibit the sale of any of our stock held as collateral when the officer or director is not permitted to trade in our stock. We are not aware of any officer or member of our Board of Directors who has pledged any of his or her shares of our common stock.

●        The Committee engages a compensation consultant which the Committee has determined to be independent under the Securities and Exchange Commission rules and NYSE listing standards to provide advice and expertise on the design and implementation of our executive and director compensation programs.

The Committee monitors executive compensation trends and developments regarding prevailing types and levels of compensation so we can remain competitively positioned to attract and retain the executive talent necessary to achieve our strategic, financial and operational goals.

2024 ONEOK, Inc. Proxy Statement | 61

EXECUTIVE COMPENSATION DISCUSSION AND ANALYSIS

Specific Corporate Governance Features Related to Compensation

We seek to maintain good governance standards, including standards applicable to the oversight of our executive compensation policies and practices. The following policies and practices were in effect during 2023.

●        The Committee is composed solely of independent directors.

●        The Committee’s independent compensation consultant, Meridian Compensation Partners, is retained directly by the Committee and performs no other services for the company.

●        The Committee regularly meets in executive session without management as well as with and without the representatives of Meridian Compensation Partners.

●        The Committee conducts an annual review of our compensation program designed to ensure that the risks arising from the program are not reasonably likely to have a material adverse effect on our company.

EXECUTIVE COMPENSATION PHILOSOPHY

Our executive compensation philosophy is to pay for performance and provide a competitive compensation package to attract, retain, and engage qualified executives while structuring our executive compensation program in a manner that does not provide incentives for excessive risk taking.

Pay-for-Performance

We structure our executive compensation program to align the interests of our named executive officers with the interests of our shareholders. We believe a named executive officer’s compensation should be tied directly to the achievement of our strategic, financial and operating goals, all of which are designed to deliver value to our shareholders. Therefore, a significant part of each named executive officer’s pay is “at-risk,” in the form of an annual, short-term, cash incentive award and long-term, equity-based incentive awards. The amount of the annual short-term cash incentive award earned depends on our company’s performance measured against financial and operating objectives, as well as the named executive officer meeting key leadership and development standards. The portion of our named executive officers’ compensation in the form of equity awards ties their compensation directly to creating shareholder value over the long-term. We believe this combination of annual short-term cash incentive awards and long-term equity awards aligns the incentives of our named executive officers with our shareholders.

Competitive Pay

We believe a competitive executive compensation program is an important tool to help us attract, retain, and engage talented executives capable of leading our company in the competitive business environment in which we operate. We seek to establish total compensation opportunities for our named executive officers that are within a competitive range of the median of compensation opportunities awarded at our peer companies as further discussed below. For example, to recognize an individual’s unique qualifications or performance, we may choose to set their total compensation level above the median. However, if the executive is new to the role, we may set total compensation below the median level. Similarly, exceptional performance may result in compensation above the median. Earned compensation from these opportunities will vary based on company and individual performance as well as our stock price performance.

Our compensation program is designed with the following principles in mind.

●        Pay our executives based on their responsibilities, the capabilities and experience they possess, the performance they demonstrate and market conditions.

●        Motivate our executives to conduct our business and manage our assets in a safe and environmentally responsible manner.

Risk Assessment

The Committee believes our compensation program does not provide incentives for excessive risk-taking, and therefore does not produce risks that are reasonably likely to have a material adverse effect on the company for the following reasons:

●        Broad-based Compensation Program. The primary components of our compensation program, including short-term incentive metrics, are the same for all officers and employees across all of our business units;

●        Fixed Pay Component. The base salary component of compensation is market-based and does not encourage risk-taking because it is a fixed amount; and

●        Prudent Risk Management. Our current short- and long-term incentive plan awards have the following risk-limiting characteristics:

●        Under our short-term incentive plan, awards to officers are subject to fixed maximums established by the Committee;

●        Awards are made based on the review and approval by the Committee considering a variety of indicators of performance (rather than a single indicator of performance);

●        Short- and long-term incentive awards are not tied to formulas that could focus executives on specific short-term outcomes;

●        The Committee approves the final short- and long-term incentive plan award payouts after the review and confirmation of individual executive, operating and financial performance;

●        Short-term cash and long-term equity incentive awards are subject to our Compensation Recoupment Policy and other clawback provisions;

●        For executive officers, a significant portion of incentive award value is granted in the form of restricted and performance units that vest over multiple years, which aligns the interests of executive officers to long-term shareholder interests; and

●        Executive officers are subject to share ownership guidelines.

2024 ONEOK, Inc. Proxy Statement | 62

EXECUTIVE COMPENSATION DISCUSSION AND ANALYSIS

EXECUTIVE COMPENSATION METHODOLOGY

The Executive Compensation Committee

The Committee has the responsibility for reviewing, approving and recommending our executive compensation program to the Board of Directors for approval. The role of the Committee is to oversee our compensation and benefit plans and policies, delegate responsibility for the administration of these plans and review and approve annually all compensation decisions relating to our executive officers, including compensation decisions for our named executive officers.

The Committee’s practice is to review our executive officer compensation program and make specific decisions in February of each year, including review and approval of base salaries; review and approval of the achievement of annual short-term cash incentive goals for the prior year and corresponding payouts; review and approval of annual short-term cash incentive program thresholds, targets and maximums for the current fiscal year; review and approval of the level of vesting of long-term incentive grants, which were eligible to vest during the year; and review and approval of new long-term incentive grants. This review coincides with our Board of Directors’ review of our financial and operating results for the most recently completed year and allows the Committee to consider those results, as well as our financial and operating plan for the upcoming year, as it makes compensation decisions. The Committee submits its decisions regarding compensation of our Chief Executive Officer, our other named executive officers and our non-management directors to the Board of Directors for approval.

The Committee recognizes the importance of maintaining sound basic principles for the development and administration of our compensation and benefit programs. The Committee has adopted practices to enhance the Committee’s ability to carry out effectively its responsibilities, as well as to ensure we maintain strong links between executive pay and performance. Examples of practices the Committee has adopted include:

●        Holding executive sessions without company management present at every meeting of the Committee;

●        Reviewing total compensation tally sheets for the named executive officers on an annual basis;

●        Engaging an independent compensation consultant to advise the Committee on executive compensation issues;

●        Meeting with the independent compensation consultant in executive session without management present at each regularly scheduled meeting of the Committee to discuss our compensation program and actions on a confidential basis;

●        Evaluating the performance of the Committee each year; and

●        Assessing the performance of the Committee’s independent compensation consultant each year.

Following our 2023 annual meeting of shareholders, the Committee took into account the 94.2% affirmative vote of our shareholders who voted on our executive compensation, including abstentions, and determined to continue to apply the same principles the Committee has used historically in determining the nature and amount of executive compensation.

The Role of Executive Management in the Executive Compensation Process

Each year, our executive management presents our annual strategic and financial plan to our Board of Directors for approval. The presentation includes a review of the expected financial and operating performance of each of our business segments, the expected financial performance of the company on a consolidated basis and the capital expenditure plan, as well as a consolidated five-year strategic and financial outlook. The criteria and targets for our annual short-term cash incentive awards are recommended by executive management to the Committee based on our Board-approved strategic and financial plan. Upon the completion of each fiscal year, and following finalization of the year’s financial and operating results, executive management reviews our actual performance relative to the short-term incentive plan criteria and targets established by the Committee for the performance year in order to determine the annual short-term cash incentive award recommendations to be presented to the Committee for each named executive officer.

In making individual compensation decisions, the Committee reviews the recommendations from the Chief Executive Officer with respect to all named executive officers other than himself. The Committee reviews and discusses these recommendations in executive session and reaches its own decision with respect to the compensation of the named executive officers, including the Chief Executive Officer. In turn, the Committee presents its compensation decisions with respect to the Chief Executive Officer and the other named executive officers to the Board of Directors for approval.

The compensation group in our human resources department supports both the Committee and executive management in establishing management’s recommendations regarding annual performance metrics and targets and providing periodic analyses and reports regarding our executive compensation program.

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The Role of the Independent Compensation Consultant

The Committee has the authority under its charter to engage the services of outside advisors, experts and others to assist the Committee in the performance of its duties. During 2023, the Committee continued the engagement of Meridian Compensation Partners to serve as the Committee’s independent compensation consultant on matters related to executive and director compensation. The independent compensation consultant reports directly to the Committee and provides no other services to us.

The Committee annually reviews and establishes the scope of the engagement of the Committee’s independent compensation consultant, which is reflected in an annual engagement letter between the consultant and the Committee. During 2023, the scope of the assignment and the material instructions regarding the services of the consultant were to:

●        Provide input to the Committee’s decision-making with respect to executive compensation matters in light of our business strategy, pay philosophy, prevailing market practices, shareholder interests and relevant regulatory mandates;

●        Provide advice on our executive pay philosophy;

●        Provide advice on the composition of our compensation peer group for competitive benchmarking;

●        Provide comprehensive competitive market studies as background against which the Committee can consider the company’s Chief Executive Officer and senior management base salaries, annual bonus opportunities, long-term incentive awards, benefits, perquisites and severance protections;

●        Provide incentive plan design advice for both annual and various long-term incentive programs and other compensation and benefit programs that meet our objectives;

●        Apprise the Committee about emerging best practices and changes in the regulatory and corporate governance environment;

●        Provide consulting and competitive market data on director compensation matters;

●        Conduct periodic meetings with our management as required from time to time to discuss executive compensation issues and prepare for Committee meetings;

●        Assist with preparation of our annual proxy statement “Executive Compensation Discussion and Analysis”;

●        Assist with developing tally sheets for our Chief Executive Officer and other senior officers; and

●        Periodically review the Committee’s charter.

In addition, the engagement letter provides for the consultant to be available to assist the Committee with respect to other executive compensation matters that may arise throughout the year.

The independent compensation consultant attended each regularly scheduled meeting of the Committee in 2023. During a portion of each regular meeting, the independent compensation consultant met with the Committee in executive session without members of management present. The independent compensation consultant also communicated with members of the Committee outside of the Committee’s meetings as desired by the Committee members. The independent compensation consultant reviewed briefing materials, including those with respect to individual compensation matters prepared by management for the Committee, reviewed recommendations and proposals being submitted to the Committee and provided perspective, advice and recommendations to the Committee regarding the recommendations of management. The independent compensation consultant also gathered and provided competitive market data and other background information for consideration by the Committee.

It is the Committee’s view that its independent compensation consultant should be able to render candid and direct advice independent of management’s influence and numerous steps have been taken to satisfy this objective. The independent compensation consultant is engaged by and reports directly to the Committee on matters related to compensation. As noted above, representatives of the independent compensation consultant meet separately with the Committee members outside the presence of management at each regular meeting and also speak separately with the Committee chair and other Committee members between meetings, as necessary or desired. The independent compensation consultant interacts from time to time directly with our Senior Vice President and Chief Human Resources Officer, Vice President -Total Rewards, Vice President, Associate General Counsel -Compliance and Ethics and Corporate Secretary and our compensation department as necessary to support the work of the independent compensation consultant on behalf of the Committee. These interactions are limited to those that are on the Committee’s behalf or related to matters that will be presented to the Committee for review and approval.

At least annually, the Committee conducts a review of the independent compensation consultant’s performance and independence. This review includes an evaluation of the services that the independent compensation consultant has provided to the Committee, the related fees and the procedures implemented by the independent compensation consultant with respect to maintaining its independence. During 2023, Meridian Compensation Partners did not advise us or deliver any services other than the referenced compensation consulting services provided to the Committee. We incurred fees and expenses of $327,948 from Meridian Compensation Partners for compensation-related services to the Committee in 2023.

In February 2023, the Committee considered the independence of Meridian Compensation Partners in light of Securities and Exchange Commission rules and NYSE listing standards regarding the independence of consultants to compensation committees. The Committee requested and received a letter from Meridian Compensation Partners addressing the consulting firm’s independence, including the following factors: (1) other services provided to us by the consultant; (2) fees paid by us as a percentage of the consulting firm’s total revenue; (3) policies or procedures maintained by the consulting firm that are designed to prevent a conflict of interest; (4) any business or personal relationships between the individual consultants involved in the engagement and any member of the Committee; (5) any company stock owned by the individual consultants involved in the

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engagement; and (6) any business or personal relationships between our executive officers and the consulting firm or the individual consultants involved in the engagement. The Committee discussed these considerations and concluded that the work of the consultant did not raise any conflict of interest and that the consultant was independent of the Committee and our company.

Competitive Assessment

For 2023 compensation decisions, the Committee asked Meridian Compensation Partners to assist it with the annual competitive assessment of our executive compensation program. The Committee reviewed independent executive compensation data compiled by Meridian Compensation Partners in November 2022 to assess competitive executive compensation levels for our then executive officers.

The Committee considers a number of factors in structuring our compensation program and making compensation decisions, including the compensation practices of selected peer companies in the energy industry, which we refer to as our “Energy Peers.” The Committee’s independent compensation consultant annually reviews the peer group with the Committee to assess its continued appropriateness and applicability to our company. The 2023 Energy Peers were recommended by Meridian Compensation Partners and management and were selected because they have significant lines of business in the energy industry that are similar to our businesses in focus, ownership structure, affiliations and geography and because the size of their operations (e.g., enterprise value, market value, and earnings before interest, taxes, depreciation and amortization) and the skills and experience required of their senior management to effectively operate their businesses are also similar to our businesses. Companies that have similar lines of business but have a history of anomalous pay practices, as determined by the Committee in consultation with our independent compensation consultant, are excluded from consideration as a potential Energy Peer.

In 2023, there was one addition, Western Midstream Partners, LP, to the Energy Peers we used in 2022.

The Committee believed that Western Midstream Partners, LP was of appropriate size (primarily enterprise value and market capitalization), with a similar business to us, and is making progress in becoming a standalone midstream company.

The Committee believes that reference to the Energy Peers is appropriate when reviewing our compensation program because we compete with these companies for executive talent.

Our Energy Peers for 2023 were:
Cheniere Energy, Inc. Energy Transfer LP EnLink Midstream, LLC Enterprise Products Partners L.P. Equitrans Midstream Corporation	Kinder Morgan, Inc. Magellan Midstream Partners, L.P. NuStar Energy L.P. Plains All American Pipeline, L.P. Targa Resources Corp.	TC Energy Corporation The Williams Companies, Inc. Western Midstream Partners, LP

The Committee attempts to set the compensation opportunities of our executive officers at levels that are competitive with those of the Energy Peers and uses market comparison data for these companies as a guide. The Committee reviews the median salary, annual short-term cash target incentive and long-term target equity compensation (and the total of these elements) of persons holding the same or similar positions as our named executive officers at the Energy Peers, based on the most recent market data available. The Committee then generally seeks to set the compensation of our named executive officers for each of these elements within a competitive range of the Energy Peers median level for such element, assuming payout of performance-based compensation at target.

The use of market comparison data, however, is just one of the tools the Committee uses to determine executive compensation, and the Committee retains the flexibility to set target compensation opportunities at levels it deems appropriate for an individual or for a specific element of compensation. An executive’s actual compensation may vary from the target amount set by the Committee based on individual and company performance, as well as changes in our stock price.

To assess the relative competitiveness of compensation for each named executive officer, the Committee’s established practice is to review the Energy Peers’ base salary, short-term incentives, long-term incentives and total target compensation opportunities for the 25th, 50th and 75th percentiles. For 2023, the total target compensation established by the Committee for the named executive officers was between the 25th and 75th percentiles, and therefore the Committee determined that 2023 compensation levels fell within the Committee’s established parameters.

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Tally Sheets

In February 2023, the Committee reviewed compensation tally sheets with respect to our named executive officers to better understand the total executive compensation package and provide further perspective when making pay decisions. Each of these tally sheets presented the dollar amount of each component of the named executive officer’s compensation reviewed, including current cash compensation (base salary and any annual short-term cash incentive payment), accumulated deferred compensation balances, outstanding long-term equity awards, retirement benefits, incidental or one-time perquisites and any other compensation. These tally sheets also reflected potential payments under certain termination of employment and change in control scenarios.

Compensation Mix and At-Risk Pay

In determining the overall mix of 2023 compensation for our named executive officers, the Committee considered the competitive market data assembled by its independent compensation consultant in order to assess an appropriate allocation between cash and non-cash compensation.

A significant portion of total executive compensation is variable and “at-risk” based on both the annual and long-term performance of our company, which aligns the interests of our executives with the interests of our shareholders. In 2023, consistent with our pay-for-performance philosophy, we granted to our named executive officers performance units (having a value equal to approximately 80% of the aggregate equity grant value) and time-vesting restricted units (having a value equal to approximately 20% of the aggregate equity grant value). In addition, the payment of long-term incentive compensation in the form of our common stock helps to align the interests of our executive officers with the interests of our shareholders and assists our executives in establishing a meaningful ownership position in our company and in meeting our share ownership guidelines.

Personal Performance

Executive compensation decisions include an assessment of individual performance, including the named executive officer’s contribution to our overall performance for the applicable performance period. Individual performance criteria include:

●        Business results achieved;

●        Problem analysis;

●        Directing business activities;

●        Utilization of human, capital and material resources;

●        Initiation of and response to change;

●        Leadership, planning and organizational abilities;

●        Decision making;

●        Time management;

●        Communication and employee relations;

●        Safety and environmental performance;

●        Regulatory compliance; and

●        Customer satisfaction.

The Committee, in consultation with our Corporate Governance Committee, completes an individual performance assessment of the Chief Executive Officer each year. This performance assessment is summarized and presented to the Chief Executive Officer for discussion and is reviewed by the Committee in executive session when evaluating the compensation of the Chief Executive Officer. The other named executive officers are also evaluated each year through our performance appraisal process by the Chief Executive Officer. These performance assessments are considered each year in connection with the overall compensation review process for our executives.

There are no differences in the Committee’s compensation policies and practices for determining the compensation awarded to the Chief Executive Officer and the other named executive officers other than as described in the paragraph above. Differences in levels of compensation are attributable to differences in roles and responsibilities, experience, individual performance and the Committee’s practice of setting pay levels to reflect competitive market conditions on a position-by-position basis.

COMPONENTS OF COMPENSATION

Total Compensation

The Committee strives to provide a comprehensive executive compensation program that is competitive and meaningfully performance-based. To that end, a majority of our executive compensation is tied directly to our operating and financial performance. In structuring executive compensation, the Committee considers long- and short-term financial performance, shareholder return, business unit performance, safety, environmental and regulatory compliance, the previously referenced individual performance criteria, retention considerations and market data.

In setting the elements and amounts of compensation, the Committee generally does not consider amounts of compensation realizable from prior years’ compensation. However, when making grants of long-term, equity-based incentive grants each year, the Committee considers, among other factors it deems relevant, the size of grants of long-term, equity-based compensation made in prior years.

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EXECUTIVE COMPENSATION DISCUSSION AND ANALYSIS

Annual Cash Compensation

As in prior years, annual cash compensation in 2023 for the named executive officers consists of two components: base salary and a variable, at-risk, 2023 short-term incentive award that is earned based on both the company’s financial and operating performance and the executive officer’s individual performance.

●        Base Salary. Annual base salary is designed to compensate executives for their level of responsibility, experience, tenure, sustained individual performance and contribution to our company. Salaries are reviewed annually. While the Committee considers our overall financial performance in establishing levels of executive compensation each year, there are no specific, objective financial results that are quantified by the Committee in establishing or changing the base salaries of our named executive officers.

●        2023 Short-Term Incentive Awards. Variable, at-risk, 2023 short-term incentive awards are made under our Annual Officer Incentive Plan and are designed to communicate collective annual corporate goals, to provide our named executive officers with a direct financial interest in our performance and profitability and to reward performance. The 2023 performance goals established under the Annual Officer Incentive Plan and the company’s performance relative to such goals are described under “2023 Short-Term Incentive Awards.”

Long-Term Equity Incentive Awards

Grants of equity-based compensation are made pursuant to the ONEOK, Inc. Equity Incentive Plan (“2018 EIP”), which shareholders approved in May 2018. Typically, these grants consist of restricted units and performance units to our named executive officers and other eligible participants. These annual grants are designed to provide a meaningful incentive to enhance long-term shareholder value. A higher ratio of performance units to restricted units is granted to higher-level officers and those with more direct ability to impact the performance of the company.

Retirement Benefits

We have a defined contribution retirement plan (“401(k) Plan”) covering our employees, including our named executive officers, and we match 100% of contributions of our employees under this plan up to 6% of eligible compensation each payroll period. The 401(k) Plan includes a profit-sharing feature for employees who do not participate in our defined benefit pension plan (“Retirement Plan”). Messrs. Norton, Hulse, Burdick, and Allen each received a profit-sharing contribution each calendar quarter during 2023 under the profit-sharing feature of our 401(k) Plan equal to 1% of eligible compensation for that quarter and an additional, discretionary contribution after year end equal to 6% of eligible 2023 compensation. Our Retirement Plan covers Mr. Swords, Mr. Kelley and certain other employees hired prior to January 1, 2005, or pursuant to an acquisition from Koch Industries on July 1, 2005, and it provides a monthly retirement benefit based on the participant’s final average earnings, age and years of service.

In addition, we maintain a Supplemental Executive Retirement Plan, a nonqualified defined benefit pension plan that provides benefits in excess of maximum benefit accruals under our Retirement Plan due to applicable limits under the Internal Revenue Code, for certain officers who participate in our Retirement Plan. Of our named executive officers, only Mr. Swords and Mr. Kelley are participants in the Supplemental Executive Retirement Plan. No new participants in our Supplemental Executive Retirement Plan have been approved since 2005 and the plan was closed to new participants in 2013. Additional details regarding our Retirement Plan and Supplemental Executive Retirement Plan are provided under “Pension Benefits.”

We also sponsor employee health and welfare plans that provide post-retirement medical and life insurance benefits to eligible employees (including our named executive officers) hired prior to January 1, 2017. The pre-Medicare post-retirement medical plan is contributory, with retiree contributions adjusted periodically, and contains other cost-sharing features such as deductibles and co-insurance. The post-retirement medical plan for Medicare-eligible retirees is an account-based plan pursuant to which certain employees are eligible for company contributions that can be applied toward the purchase of individual Medicare supplement policies through a private exchange.

Nonqualified Deferred Compensation Plan

Our 2020 Nonqualified Deferred Compensation Plan (“NQDC Plan”), the successor plan to our two prior nonqualified deferred compensation plans, is available to a select group of management and highly compensated employees, including our named executive officers. The NQDC Plan permits participants to defer receipt of a portion of their compensation to be earned during the following year until a later date permitted under the NQDC Plan and provides notional employer contributions to compensate participants who are subject to certain limits established by the Internal Revenue Code of 1986, as amended (the “Tax Code”), with respect to their qualified plan benefits. Because these arrangements are, by their nature, tied to cash compensation and qualified plan benefits, they are not considered by the Committee when establishing salary and short-term and long-term incentive measures and amounts. Historically, officers also were eligible to defer the receipt of their performance unit awards into the NQDC Plan.

Perquisites and Other Benefits

The company provides only minimal perquisites to the named executive officers, which are not taken into account by the Committee when establishing salary and short- and long-term incentive compensation.

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2023 COMPENSATION DECISIONS

For each of our named executive officers, 2023 base salary and short- and long-term incentive targets were determined in February 2023 following consideration of the business and economic environment, market data for the Energy Peers compiled and furnished by the independent compensation consultant to the Committee, internal equity considerations and a subjective determination of the officer’s individual performance using the performance criteria referenced above.

The Committee does not use objective targets when evaluating performance with respect to those individual performance criteria and does not have a specific weighting for any of the individual performance factors. The final determination is based upon all of the individual performance criteria, considered in the aggregate and in light of the surrounding circumstances, but such determination and the assessment of each individual factor is entirely subjective. The Committee includes and reviews those subjective factors to ensure that it undertakes a comprehensive review of individual performance when setting compensation.

In 2023, the Committee’s primary recommendations to our Board of Directors, which the Board subsequently approved in February 2023, regarding the 2023 compensation of our named executive officers are summarized below. These actions are consistent with our compensation philosophy described on page 62:

●   Increasing Mr. Norton’s long-term incentive target by $500,000 (11.1%).

●   Increasing Mr. Hulse’s based salary by $20,000 (3.4%), his long-term incentive target by $500,000 (29.4%), and his short-term incentive target by 5%.

●   Increasing Mr. Swords’ short-term incentive target by 5%.

●   Increasing Mr. Kelley’s base salary by $25,000 (5.6%).

●   Increasing Mr. Allen’s base salary by $50,000 (11.1%), his long-term incentive target by $150,009 (15.8%), and his short-term incentive target by 5%.

2023 SHORT-TERM INCENTIVE AWARDS

The purpose of our Annual Officer Incentive Plan is to align the named executive officers’ interests with shareholders’ interests by providing them with a financial incentive tied directly to key measures of our financial and operational performance. The 2023 annual short-term cash incentive plan measures and weighting were developed and recommended to the Committee by executive management, were reviewed and approved by the Committee, and were approved by our Board of Directors in February 2023.

Financial Measures

The 2023 Annual Officer Incentive Plan included the measurement of financial results that take into account the impact of anticipated market conditions (commodity prices, natural gas liquids price differentials and natural gas and natural gas liquids volumes). The following financial measures were included in the 2023 Annual Officer Incentive Plan.

●        Earnings per share (EPS), which measures the quantity of our earnings. EPS is net income available to common shareholders divided by the weighted-average diluted shares outstanding for the fiscal year.

●        Return on invested capital (ROIC), which measures the quality and efficiency of our earnings and capital investments. ROIC is earnings before interest and taxes (EBIT), divided by invested capital, where invested capital is the daily average for the fiscal year of short-term debt, less cash, long-term debt and equity, excluding accumulated other comprehensive income.

●        EPS and EBIT exclude the effects of accounting changes, if any.

Operational Measures

The following operational measures were included in the 2023 Annual Officer Incentive Plan.

●        Total Recordable Incident Rate (TRIR). TRIR is the number of Occupational Safety and Health Administration incidents per 200,000 work-hours. The inclusion of this metric is designed to emphasize our commitment to the safe operation of our business and to reward safe behavior throughout our company. The 2023 TRIR performance of 0.36 represented a 16.7% increase (or decline in performance) over the 2023 target of 0.30.

●        Agency Reportable Environmental Event Rate (AREER). AREER is defined as the total number of releases and excess emission events that trigger a federal, state or local environmental reporting requirement (with some exceptions to account for events outside our control, planned maintenance and disparities in reporting requirements across our operations) per 200,000 work-hours. The 2023 AREER performance of 0.32 represented a 20% reduction (improvement in performance) from the 2023 target of 0.40.

Goal Setting

The Committee also approved a threshold, target and maximum level for each financial and operational measure. These levels were based on the expectation that there was: a high likelihood the threshold will be achieved; a reasonable likelihood the target will be achieved; and a low likelihood the maximum will be achieved.

Based upon the company’s performance against these measures, targeted annual short-term cash incentive awards for 2023 company performance could range from zero to a maximum of 200% of target. In determining the actual annual short-term incentive award to be paid to each named executive officer, assuming the company’s performance measures are met, the award may be adjusted based on individual performance, which is measured based on the individual’s contributions to achieving our corporate goals. As in past years, tying the annual short-term cash incentive award to individual performance raises the level of personal accountability for each named executive officer.

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EXECUTIVE COMPENSATION DISCUSSION AND ANALYSIS

The 2023 metrics and targets are summarized as follows:

ONEOK, Inc. Corporate Performance Criteria 2023 Fiscal Year	Threshold (Pays 0%)	Target (Pays 100%)	Maximum (Pays 200%)	Weighting	Target Payout	Maximum Payout
Earnings Per Share (EPS)	$4.88	$5.36	$5.84	40%	40%	80%
Return On Invested Capital (ROIC)	17.77%	19.19%	20.62%	40%	40%	80%
Total Recordable Incident Rate (TRIR)	0.42	0.30	0.23	10%	10%	20%
Agency Reportable Environmental Event Rate (AREER)	0.50	0.40	0.30	10%	10%	20%
			Total	100%	100%	200%

For each performance measure in the table above, no incentive amount would be paid for that measure if the company’s actual result was less than or equal to the threshold level. If our actual result was between the stated performance levels, the percentage payable was interpolated between the stated payout percentages on a linear basis. Maximum corporate payout percentages were set for each performance level. The cumulative corporate payout percentage achieved for 2023 was 183% of target.

In addition to taking into account the established corporate criteria, annual short-term cash incentive awards to the named executive officers are subject to further adjustment through the application of an individual performance modifier generally ranging from zero to 125% of the payout percentage established by the scorecard above. The individual performance modifier is set by the Committee annually, taking into consideration management’s recommendation regarding individual performance and contribution. However, the Committee itself sets Mr. Norton’s individual performance modifier after considering his performance and contribution. Management makes no recommendation to the Committee regarding Mr. Norton’s individual performance modifier.

The Annual Officer Incentive Plan provides that, in the event of a change in control, each participant in the plan shall be paid a short-term incentive award which is not less than the prorated portion of the incentive award the participant would otherwise receive for that plan year through the date of such change in control; provided, however, that the company will assume that all thresholds and targets as specified for the plan year have been met and that the short-term incentive award will be reduced by any amount otherwise payable by the company to the participant under any other plan, agreement or arrangement based on substantially the same performance goals applicable for that period of time and performance, including our Change in Control Severance Plan.

IMPACT OF MAGELLAN ACQUISITION ON 2023 ONEOK STIP

In February 2023, the company’s acquisition of Magellan was not among the considerations when the annual short-term cash incentive plan performance goals were approved by the Committee and our Board of Directors.

In August 2023, the Committee, along with executive management and Meridian Compensation Partners, began reviewing the potential impact of the announced Magellan acquisition. It was apparent that an anticipated third-quarter 2023 closing of the acquisition would impact the plan’s financial measures – EPS and ROIC. As a result, executive management and Meridian Compensation Partners began developing a modified approach to calculate the EPS and ROIC payout factors for the 2023 annual short-term incentive plan. As to the plan’s operational measures – TRIR and AREER – no adjustments were needed as both remained measurable through year-end with minimal impact due to the acquisition.

With the Committee’s input, executive management and Meridian Compensation Partners developed “Guiding Principles” to inform any Committee decision related to the determination of payouts for the plan’s financial measures. Such principles included:

●        Maintaining the company’s pay for performance philosophy;

●        Holding management accountable for financial results through year-end;

●        Treating participants fairly;

●        Avoiding or limiting complexity;

●        Limiting the need for Committee discretion;

●        Communicating the impact to participants to eliminate uncertainty; and

●        Supporting employee engagement during a time of significant transition.

ONEOK’s acquisition of Magellan closed on September 25, 2023.

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EXECUTIVE COMPENSATION DISCUSSION AND ANALYSIS

In November 2023, executive management and Meridian Compensation Partners recommended for the Committee’s consideration the following measurement approach designed to neutralize the unplanned impact of the Magellan acquisition on the plan’s financial measures:

METRIC	MEASUREMENT APPROACH	COMMENT
EPS	Full-year earnings (net of adjustments described below) for legacy ONEOK business, divided by weighted-average diluted shares outstanding from 1/1/2023 through 9/24/2023.	Neutralizes impact of transaction and issuance of shares to Magellan shareholders.
ROIC	Full-year EBIT (net of adjustments described below) for legacy ONEOK business, divided by dail average invested capital from 1/1/2023 through 9/24/2023.	Neutralizes impact of transaction, including changes to capital base.

Such approach included:

●        Exclusion of transaction costs (e.g., fees paid to financial, legal, accounting and other advisors, severance costs, etc.); and

●        Adjustment for impact of borrowing funds to pay the cash portion of the purchase price (both interest income and interest expense).

Executive management and Meridian Compensation Partners believed the recommended measurement approach and adjustments described above were well within market practice for similar situations.

At that time, executive management and Meridian Compensation Partners also reviewed with the Committee various alternative approaches considered for addressing the financial measures along with the evaluation of their effectiveness in achieving the “Guiding Principles” previously developed.

After thorough discussion, review and consideration, the modified approach to calculate the EPS and ROIC payout factors for the 2023 annual short-term incentive plan (described above) was approved by the Committee and our Board of Directors at their respective meetings on November 8, 2023.

2023 Results

The following table sets forth the 2023 target and maximum award opportunity for each of the named executive officers expressed as a percentage of base salary.

	2023
Name	Target Award as Percentage of Base Pay)	Maximum Award as a Percentage of Base Pay
PIERCE H. NORTON II	125.0%	312.5%
WALTER S. HULSE III	100.0%	250.0%
KEVIN L. BURDICK	95.0%	237.5%
SHERIDAN C. SWORDS	85.0%	212.5%
CHARLES M. KELLEY	75.0%	187.5%
Stephen B. Allen	85.0%	212.5%

At the regular meeting of the Committee held in February 2024, the Committee determined that payouts under the 2023 Annual Officer Incentive Plan would be based on a 183% corporate modifier. This determination was made following the calculation of the year-end results of the company’s achievement with respect to the four objective performance criteria referenced above. The percentage modifier was calculated based on a sum of the following determinations:

●        The 2023 EPS, as adjusted for the Magellan acquisition, was $5.93, which was greater than the maximum goal. As a result, a weighted payout of 80% was earned toward the overall corporate modifier;

●        The 2023 ROIC, as adjusted for the Magellan acquisition, was 21.05%, which was greater than the maximum goal. As a result, a weighted payout of 80% was earned toward the overall corporate modifier;

●        The 2023 TRIR performance was 0.36, which was between the threshold and target goals. As a result, a weighted payout of 5% was earned toward the overall corporate modifier; and

●   The 2023 AREER was 0.32, which was between the target and maximum goals. As a result, a weighted payout of 18% was earned toward the overall corporate modifier.

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EXECUTIVE COMPENSATION DISCUSSION AND ANALYSIS

These performance measure percentages were added together to arrive at the 183% corporate modifier.

●        The 2023 TRIR performance of 0.36 represented a 16.7% increase (or decline in performance) over the 2023 target of 0.30. The 2023 AREER result was 29% lower (better) than 2022 due to an decrease in AREER events. For more information about the history of our AREER operational measure, see page 42. The continued safe, reliable and environmentally sustainable operation of our network of integrated natural gas and natural gas liquids assets is essential to our business success.

●        To determine the short-term awards payable to each of our named executive officers with respect to 2023, the company’s 183% modifier was multiplied by the named executive officer’s base salary, times his or her target short-term incentive percentage as set forth in the table above, and times his or her individual performance modifier as described above. The annual calculation for our named executive officers may be summarized as follows:

Short-Term Incentive Award Calculation

Note: If an employee has been with the company for less than a year or if they worked part-time for any portion of the year, the incentive award is prorated to reflect that.

The Committee did not exercise its discretion to adjust the amount of the 2023 corporate modifier for extraordinary circumstances.

The “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table for Fiscal 2023 on page 76 contains the annual short-term incentive awards under the Annual Officer Incentive Plan earned by each of the named executive officers for 2023 and paid in 2024.

2023 LONG-TERM INCENTIVE AWARDS

Overview

The objectives of our long-term incentive program are to motivate and reward executives and other key employees for sustained long-term performance and to promote their retention. We do not grant stock options, and no options are held by named executive officers. Participation in our 2018 EIP is limited to those officers and employees who are in a position to contribute significantly to our long-term growth and profitability. The 2018 EIP is administered by the Committee, and the Committee is authorized to make all future grants of long-term incentive awards, as well as to make all decisions and interpretations required to administer the plans.

Equity-based long-term incentive awards are generally approved and granted on an annual cycle, typically in the first quarter of each year. Awards made by the Committee in February 2023 were based upon competitive market data provided to the Committee by the Committee’s independent compensation consultant; the Committee’s assessment of our overall performance and the individual executive’s performance and contribution as well as Mr. Norton’s recommendations for named executive officers other than himself. The Committee also considered the size of equity grants made in prior years to each executive.

2023 Awards

Consistent with our pay-for-performance philosophy, ONEOK’s long-term incentive program is designed to place significant emphasis on performance with approximately 80% of named executive officers’ long-term incentive opportunity awarded in performance-vested stock unit awards and the remaining 20% awarded in time-vested restricted unit awards.

The aggregate grant date fair value of the restricted units and performance units granted to the named executive officers in 2023, as determined in accordance with ASC Topic 718, is shown in the “Stock Awards” column of the Summary Compensation Table for Fiscal 2023 on page 76.

2023 Restricted Units. Restricted units were granted to named executive officers in 2023 to enhance retention and further align their interests with shareholders.

Restricted units granted in 2023 vest at the end of a designated period, typically three years from the date of grant, at which time the holder is entitled to one share of our common stock for each restricted unit held. If a holder of restricted units retires, becomes disabled, dies or is involuntarily terminated without cause prior to vesting, the restricted units will vest immediately on a prorated basis based on the number of full months elapsed from the date of grant and the date of such holder’s retirement, termination, disability or death. If the holder is terminated involuntarily without cause or terminates voluntarily for good reason in connection with a qualifying change in control of the company, restricted unit awards vest as of the date of termination. In cases of termination of employment for any reason other than (i) retirement, disability, death, (ii) an involuntary termination of employment by the company without cause, or (iii) a voluntary termination of employment for good reason in connection with a qualifying change in control event, restricted units are forfeited. Dividend equivalents are accrued with respect to these restricted units over the term of the vesting period and are paid when the units vest.

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EXECUTIVE COMPENSATION DISCUSSION AND ANALYSIS

2023 Performance Units. Performance units were granted to named executive officers in 2023 to further align their compensation with the long-term performance of the company and link their interests directly to those of the company’s shareholders.

Performance units granted in 2023 vest following the end of the applicable performance period, at which time the holder is entitled to receive a percentage of the performance units granted in shares of our common stock. The number of shares of common stock to be issued upon vesting will range from zero to 200% of the number of units granted based on our cumulative total shareholder return (“TSR”) over the performance period beginning on February 22, 2023, and ending on February 22, 2026, compared with the TSR of the peer group established for 2023 performance units (this peer group is set forth in the footnote to our total shareholder returns chart on page 10). We use separate peer groups for purposes of benchmarking named executive officer compensation and calculating relative TSR under our performance units. Our relative TSR peers consist of companies in the midstream industry with similar lines of business. TSR includes both the change in market price of the stock and the value of dividends (which are deemed reinvested in the stock) during the three-year performance period. Peer companies that are acquired by an unrelated entity during the performance period are not considered in the performance calculation and any peer company that files for bankruptcy protection remains in the peer group and is deemed to have a cumulative TSR of negative 100% for the performance period.

The following table reflects the percentage of units that will be earned at the end of the three-year performance period under our 2023 performance units based on our TSR performance during such period as compared with our peer group:

PERFORMANCE UNITS VESTING LEVELS FEBRUARY 2023—FEBRUARY 2026 PERFORMANCE PERIOD
ONEOK TSR Ranking vs. ONEOK Peer Group	Percentage of Performance Units Earned
90th percentile and above	200%
75th percentile	150%
50th percentile	100%
25th percentile	50%
Below 25th percentile	0%

If our TSR ranking at the end of the performance period is between the stated percentage levels set forth in the table above, the percentages of performance units earned will be interpolated between the earnings levels.

If a holder of performance units retires, becomes disabled or dies prior to vesting, the performance units will vest based on the performance results at the end of the performance period on a prorated basis based on the time served from the date of grant through the date of such holder’s retirement, disability or death. If, in connection with a qualifying change in control, the holder is terminated involuntarily without cause or terminates voluntarily for good reason, the units will vest on the date specified in the grant agreement at the greater of (i) a prorated payout based on the target number of performance units, or (ii) full payout based on actual TSR performance as of the date of the change in control, in each case giving effect to the accumulated dividend equivalents. In all other cases of termination of employment, performance units are forfeited. Dividend equivalents are accrued with respect to these performance units over the term of the vesting period and are paid when the units vest.

PAYOUT OF 2020-2023 PERFORMANCE UNITS

Performance units granted under the 2018 EIP were eligible to be earned based on our cumulative TSR during the three-year performance period from February 19, 2020 to February 19, 2023, as compared with the cumulative TSR of a specified peer group of energy companies. As illustrated in the table below, the number of shares of common stock to be issued upon vesting ranged from zero to 200% of the number of units granted based on our cumulative TSR relative to the cumulative TSR of our peer group, measured at the end of the performance period.

PERFORMANCE UNITS VESTING LEVELS FEBRUARY 2020—FEBRUARY 2023 PERFORMANCE PERIOD
ONEOK TSR Ranking vs. ONEOK Peer Group	Percentage of Performance Units Earned
90th percentile and above	200%
75th percentile	150%
50th percentile	100%
25th percentile	50%
Below 25th percentile	0%
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EXECUTIVE COMPENSATION DISCUSSION AND ANALYSIS

Our cumulative TSR was at the 27th percentile relative to the specified peer group of energy companies during the performance period. As a result, in February 2023, the Committee certified a payout equal to 54% of the target number of units granted and the named executive officers, other than Mr. Norton, were awarded an equivalent number of shares of our common stock.

Additional information regarding the payouts under the 2020-2023 performance units is provided in the Stock Vested in Fiscal Year 2023 table on page 80.

CLAWBACK POLICY

Effective as of October 2, 2023, we adopted the Compensation Recoupment Policy, which is intended to comply with the NYSE listing standards adopted pursuant to Rule 10D-1 under the Exchange Act. Under the Compensation Recoupment Policy, if the Company is required to prepare an accounting restatement due to any material noncompliance with financial reporting requirements under applicable securities laws, we will be required to recover from current and former executive officers any incentive-based compensation that was erroneously awarded to the executive officers during the three years preceding the date that the Company is required to prepare such restatement, unless the Committee determines that recovery would be impracticable. Incentive-based compensation includes compensation that is granted, earned, or vested based wholly or in part on a financial reporting measure.

If mandatory recovery is triggered under the Compensation Recoupment Policy due to an accounting restatement, we are required to recover the excess of the amount of incentive-based compensation actually received by the executive officer over the amount of incentive-based compensation that he or she would have received had payment been determined based on the restated financial measure.

In addition, the Compensation Recoupment Policy permits our Board or the Committee to use discretion to recover incentive-based cash and equity compensation granted to employees who have engaged in fraud, negligence or intentional misconduct that directly or indirectly results in a restatement of all or a portion of our financial statements. We believe that these clawback provisions discourage employees from taking actions that could result in material, excessive risk to us.

Our outstanding restricted and performance unit grant agreements include acknowledgments from the grantee that the units payable under such awards are subject to the Compensation Recovery Policy or any Company clawback policy in effect from time to time and, to the extent permitted by applicable law, are subject to offset in the event that the grantee has an outstanding recoupment obligation under any such clawback policy.

In addition, our Annual Officer Incentive Plan provides that awards made under such plan are subject to the Compensation Recovery Policy or any Company clawback policy in effect from time to time.

In fiscal year 2023, we had no financial statement corrections requiring a restatement, and the Board of Directors has not needed to consider taking any action under our Compensation Recoupment Policy or other clawback provisions.

SECURITIES TRADING POLICY

We have a policy that employees, including our officers and directors, may not purchase or sell our stock when they are in possession of material non-public information. This policy also provides that officers, directors and employees in certain designated work groups may trade in our securities only during “open window” periods (beginning on the third day after our release of quarterly or annual earnings and continuing until the first day of the following calendar quarter) and must pre-clear all purchases and sales of our securities with our senior management.

This policy also prohibits officers, members of our Board of Directors and employees in certain designated work groups from engaging in short sales, derivative or speculative transactions in our securities, or purchasing or using, directly or indirectly through family members or other persons or entities, financial instruments (including puts or calls, prepaid variable forward contracts, equity swaps, collars and exchange funds) that are designed to hedge or offset any decrease in the market value of our securities. For the purposes of this policy, “our securities” refers to the common stock, preferred stock and debt issued by us or our respective divisions and subsidiaries, as well as derivative securities that relate to or derive their value from our common stock, whether received as compensation or otherwise held.

The policy also prohibits officers and directors from holding our securities in a margin account or pledging our securities as collateral for a loan. An exception to this prohibition may be granted by the Chief Executive Officer when an officer or director wishes to pledge shares of our stock as collateral for a loan (but not including a margin account), the officer or director clearly demonstrates the financial capacity to repay the loan without resorting to the pledged securities, and the terms of the loan prohibit the sale of any of our stock held as collateral when the officer or director is not permitted to trade in our stock.

We are not aware of any named executive officer or member of our Board of Directors who has pledged any of their shares of our common stock.

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EXECUTIVE COMPENSATION DISCUSSION AND ANALYSIS

SHARE OWNERSHIP GUIDELINES

Our Board of Directors strongly advocates executive share ownership as a means to align executive interests with those of our shareholders and has adopted share ownership guidelines for our Chief Executive Officer and all other officers of the company. These guidelines generally must be achieved by each officer over the course of five years after becoming an officer or over the course of five years following promotion to a new office with a higher ownership guideline.

The ownership guideline for the Chief Executive Officer is a share ownership position with a value of six times base salary. The ownership guidelines for our other officers provide for share ownership positions ranging from two to five times base salary, depending on the office held:

Level	Position	Market Value of ONEOK Stock Held
LEVEL 1	Vice President	2 times base salary
LEVEL 2	Senior Vice President, Business Unit President	3 times base salary
LEVEL 3	Chief Financial Officer, General Counsel, Executive Vice President and President reporting to CEO or Chief Operating Officer	4 times base salary
LEVEL 4	Chief Operating Officer	5 times base salary
LEVEL 5	President and CEO	6 times base salary

Shares which count toward the minimum ownership guideline include:

●        Shares owned by the officer,

●        Shares held in trust for the benefit of the officer or the benefit of the officer’s immediate family,

●        Shares held in qualified plans, and

●        Restricted units.

Stock options or performance unit shares that have not yet been earned and vested do not count toward the minimum ownership guideline.

Our share ownership guidelines provide that an officer may not sell shares of stock unless such officer holds shares that meet the minimum ownership guideline after giving effect to such sale.

All officers were in compliance with these guidelines in 2023.

CHANGE IN CONTROL BENEFITS

Our executive management and other employees have built our company into the successful enterprise that it is today, and we believe that it is important to protect their interests in the event of a change in control of our company. Further, it is our belief that the interests of our shareholders will be best served if the interests of our senior management are aligned with our shareholders, and that providing change in control benefits should mitigate any potential reluctance of executive management to pursue potential change in control transactions that may be in the best interests of our shareholders.

We have a Change in Control Severance Plan that provides for certain payments (comprised of a single lump sum cash payment that may be up to three times the sum of a participant’s base salary and target short-term incentive bonus, plus reimbursement of COBRA healthcare premiums for up to 18 months) in the event of termination of employment involuntarily without cause or voluntarily for good reason of an executive officer of our company (including the named executive officers) within the two years following a change in control (a so-called “double-trigger” plan). The plan does not provide for additional pension benefits upon a change in control. In addition, the plan does not provide a tax gross-up feature but provides plan participants a “net best” approach to excise taxes in determining the benefit payable to a participant under the plan. This approach provides a participant his or her “net best benefit,” which is the greater of (i) the full benefit payable to a participant net of the applicable federal excise tax, if any, or (ii) the benefit reduced to a level that would not trigger the payment of federal excise tax. To determine the levels of benefits to be paid to the named executive officers under the plan when the plan was adopted, the Committee consulted with Meridian Compensation Partners, its independent compensation consultant, to determine competitive practices in our industry with respect to change in control arrangements. The Committee determined that the levels of benefits provided under the plan, including the payment of various multiples of salary and target short-term incentive compensation, accomplished our objective of providing competitive benefits and that these benefits are consistent with the general practice among our peers. The Committee annually reviews the eligible participants and benefit levels under the plan.

For additional information on this plan, see “Potential Post-Employment Payments and Payments Upon a Change in Control” below.

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EXECUTIVE COMPENSATION DISCUSSION AND ANALYSIS

INTERNAL REVENUE SERVICE LIMITATIONS ON DEDUCTIBILITY OF EXECUTIVE COMPENSATION

Under Section 162(m) of the Tax Code, the company will generally not be entitled to a tax deduction for individual compensation over $1 million that is paid to certain executive officers. In 2023, the Committee once again compensated executive officers in a manner designed to promote varying corporate goals in the best interest of the company. The Committee has not adopted a policy requiring all compensation to be fully deductible under Section 162(m). The Committee will continue to consider the potential impact of the application of Section 162(m) on compensation for its executive officers among other relevant considerations and reserves the right to provide compensation to executive officers that would not be tax-deductible, if it believes that taking any such action is aligned with the interests of the company and its shareholders.

2024 REPORT OF THE EXECUTIVE COMPENSATION COMMITTEE

The Executive Compensation Committee of the Board of Directors has the responsibility for reviewing and recommending to the Board of Directors the company’s executive compensation program. The Committee is composed entirely of persons who qualify as independent directors under the listing standards of the NYSE.

In this context, the Committee has met, reviewed and discussed with management the Executive Compensation Discussion and Analysis contained in this proxy statement. Based on this review and discussion, the Committee recommended to the Board of Directors, and the Board of Directors approved, the inclusion of the Executive Compensation Discussion and Analysis in this proxy statement.

Respectfully submitted by the members of the Executive Compensation Committee of the Board of Directors:

Eduardo A. Rodriguez, Chair

Lori A. Gobillot, Member

Randall J. Larson, Member

Steven J. Malcolm, Member

Gerald B. Smith, Member

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EXECUTIVE COMPENSATION DISCUSSION AND ANALYSIS

NAMED EXECUTIVE OFFICER COMPENSATION

The following table reflects the compensation paid to the named executive officers in respect of our 2023, 2022 and 2021 fiscal years.

SUMMARY COMPENSATION TABLE FOR FISCAL 2023

Name and Principal Position	Year	Salary	Stock Awards [1]	Non-equity Incentive Plan Compensation [2]	Change in Pension Value and Nonqualified Deferred Compensation Earnings [3]	All Other Compensation [4]	Total
Pierce H. Norton II President and Chief Executive Officer	2023	$835,000	$6,274,485	$2,101,100	$—	$336,989	$9,547,574
	2022	$835,000	$5,618,292	$1,467,300	$—	$218,432	$8,139,024
	2021	$426,989	$5,913,510	$872,200	$—	$33,879	$7,246,578
Walter S. Hulse III Chief Financial Officer, Treasurer and Executive Vice President, Investor Relations & Corporate Development	2023	$600,000	$2,760,803	$1,372,500	$—	$190,814	$4,924,117
	2022	$580,000	$2,122,475	$809,800	$—	$179,137	$3,691,412
	2021	$580,000	$2,144,783	$907,700	$—	$101,140	$3,733,623
Kevin L. Burdick Executive Vice President & Chief Commercial Officer	2023	$500,000	$2,007,859	$1,043,100	$—	$153,963	$3,704,922
	2022	$500,000	$1,997,646	$607,100	$—	$164,867	$3,269,613
	2021	$500,000	$2,018,585	$805,700	$—	$92,240	$3,416,525
Sheridan C. Swords Senior Vice President, Natural Gas Liquids and Natural Gas Gathering and Processing	2023	$500,000	$1,756,885	$855,500	$661,416	$71,844	$3,845,645
	2022	$500,000	$1,560,634	$613,400	$—	$75,772	$2,749,806
	2021	$500,000	$1,577,038	$642,200	$187,986	$45,400	$2,952,624
CHARLES M. KELLEY Senior Vice President, Natural Gas Pipelines	2023	$475,000	$1,254,915	$684,500	$671,930	$60,730	$3,147,075
STEPHEN B. ALLEN Senior Vice President, General Counsel and Assistant Secretary (Retired October 1, 2023)	2023	$401,442	$1,380,369	$729,800	$—	$121,513	$2,733,124

1 The amounts included relate to restricted units and performance units granted under our 2018 EIP and reflect the aggregate grant date fair value calculated pursuant to ASC Topic 718. Material assumptions used in the calculation of the value of these equity grants are included in Note K to our audited financial statements for the year ended December 31, 2023, included in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 27, 2024.

The aggregate grant date fair value of restricted units for purposes of ASC Topic 718 was determined based on the closing price of our common stock on the grant date, adjusted for the current dividend yield. With respect to the performance units, as market condition awards, the grant date fair value for purposes of ASC Topic 718 is the full grant date fair value, as adjusted to reflect any increase or reduction in value that is appropriate for the probability that the market condition might or might not be met. For a discussion of the assumptions used to calculate the value of performance unit awards, refer to Note K to our Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2023. Using the maximum number of shares issuable upon vesting of the performance units (200% of the units granted), the aggregate grant date fair value of the performance units with respect to 2023 would be as follows:

Name	2023
Pierce H. Norton II	$10,548,941
Walter S. Hulse III	$4,641,541
Kevin L. Burdick	$3,375,682
Sheridan C. Swords	$2,953,787
Charles M. Kelley	$2,109,823
Stephen B. Allen	$2,320,770

Footnotes continue on the following page.

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EXECUTIVE COMPENSATION DISCUSSION AND ANALYSIS

SUMMARY COMPENSATION TABLE FOR FISCAL 2023 (Footnotes continued)

We maintain an Employee Stock Award Program, pursuant to which we have issued one share of our common stock to all eligible employees, including our named executive officers, for no monetary consideration, when the per-share closing price of our common stock on the NYSE is at or above each one dollar increment above its previous high closing price. We have issued and will continue to issue, for no monetary consideration, one additional share of our common stock to all eligible employees when the closing price on the NYSE is at or above each one dollar increment above its previous high closing price. No shares were issued to eligible employees under this program during 2021, 2022, or 2023.

2 The amounts for 2023 reflect the annual short-term cash incentive awards earned by each of the named executive officers in 2023 and paid in 2024. For a discussion of the performance criteria established by the Committee for awards under the Annual Officer Incentive Plan, see “2023 Short-Term Incentive Awards” above.

3 The amounts in 2023 represent the aggregate change during 2023 in the actuarial present value of the named executive officers’ accumulated benefits under our qualified Retirement Plan and our Supplemental Executive Retirement Plan. For a description of these plans, see “Pension Benefits” below. The change in the present value of the accrued pension benefit is impacted by variables such as an increase in compensation, additional years of service, age and the applicable discount rate, which was 5.40% for the Retirement Plan and 5.40% for the Supplemental Executive Retirement Plan for 2023. The Retirement Plan was closed to new participants in 2005, and the only named executive officers who participate in the plan are Mr. Swords and Mr. Kelley. The change in net pension value for 2023 was an increase of $661,416 for Mr. Swords and an increase of $671,930 for Mr. Kelley. Mr. Swords and Mr. Kelley are also the only named executive officers who participate in our Supplemental Executive Retirement Plan. This plan has not accepted any new participants since 2005.

4 Reflects (i) the amounts paid as our dollar-for-dollar match of contributions made by the named executive officer plus quarterly and annual company profit- sharing contributions to our 401(k) Plan, as well as non-matching employer contributions and corresponding excess contributions under our Nonqualified Deferred Compensation Plan, (ii) amounts paid for length of service awards and annual holiday gifts and (iii) charitable contributions made on behalf of the named executive officer as follows with respect to 2023:

Name	2023	Nonqualified Deferred Compensation Plan [a]	Match Under 401(k) Plan [b]	Company Profit-Sharing Contributions [c]	Service Award/ Holiday Gift [d]	Charitable Contributions [e]
Pierce H. Norton II	2023	$256,399	$14,950	$23,100	$40	$42,500
Walter S. Hulse III	2023	$140,374	$19,800	$23,100	$40	$7,500
Kevin L. Burdick	2023	$101,023	$19,800	$23,100	$40	$10,000
Sheridan C. Swords	2023	$47,004	$19,800	$—	$40	$5,000
Charles M. Kelley	2023	$36,390	$19,800	$—	$40	$4,500
Stephen B. Allen	2023	$74,663	$13,750	$23,100	$—	$10,000

a For additional information on our Nonqualified Deferred Compensation Plan, see “Pension Benefits—Nonqualified Deferred Compensation Plan” below.

b Our 401(k) Plan is a tax-qualified plan that covers substantially all of our employees. Employee contributions are voluntary. Subject to certain limits, we match 100% of employee contributions to the plan each payroll period up to a maximum of 6% of eligible compensation.

c The Profit Sharing Plan was merged into our 401(k) Plan effective January 1, 2019, and profit-sharing contributions are now made under our 401(k) Plan.

d Service awards are paid to employees every five years on the employee’s employment anniversary with the company in an amount calculated by multiplying each full year of service with the company times $40. Mr. Norton was given credit for previous employment with the company of almost 10 years from 2004-2014.

e Reflects charitable contributions made by our company or the ONEOK Foundation, Inc. on behalf of the named executive officer consisting of (i) matching contributions up to $10,000 per year made to non-profit organizations of the officer’s choice under our employee matching grant program, and (ii) matching contributions to the United Way pursuant to our annual United Way contribution program. The $42,500 contributions for Mr. Norton include $32,500 matching contributions to the Tulsa Area United Way and $10,000 matching contributions to a non-profit organization of Mr. Norton’s choice.

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EXECUTIVE COMPENSATION DISCUSSION AND ANALYSIS

2023 GRANTS OF PLAN-BASED AWARDS

The following table reflects the grants of plan-based awards to the named executive officers during 2023.

GRANTS OF PLAN-BASED AWARDS FOR FISCAL YEAR 2023

		Estimated Future Payouts Under Non- Equity Incentive Plan Awards [1]			Estimated Future Payouts Under Equity Incentive Plan Awards [2,5]			All Other Stock Awards: Number of Shares of Stock or Units [3,5]	Grant Date Fair Value of Stock Awards [4]
Name	Grant Date	Threshold	Target	Maximum	Threshold	Target	Maximum
Pierce H. Norton II
Restricted Units	2/22/2023							15,065	$1,000,015
Performance Units	2/22/2023				30,129	60,259	120,518		$5,274,470
Short-Term Incentive		$—	$1,043,800	$2,609,400
Walter S. Hulse III
Restricted Units	2/22/2023							6,629	$440,033
Performance Units	2/22/2023				13,257	26,514	53,028		$2,320,770
Short-Term Incentive		$—	$600,000	$1,500,000
Kevin L. Burdick
Restricted Units	2/22/2023							4,821	$320,018
Performance Units	2/22/2023				9,641	19,283	38,566		$1,687,841
Short-Term Incentive		$—	$475,000	$1,187,500
Sheridan C. Swords
Restricted Units	2/22/2023							4,218	$279,991
Performance Units	2/22/2023				8,436	16,873	33,746		$1,476,894
Short-Term Incentive		$—	$425,000	$1,062,500
Robert F. Martinovich
Restricted Units	2/22/2023							3,013	$200,003
Performance Units	2/22/2023				6,026	12,052	24,104		$1,054,912
Short-Term Incentive		$—	$356,300	$890,600
sTEPHEN B. ALLEN
Restricted Units	2/22/2023							3,314	$219,983
Performance Units	2/22/2023				6,628	13,257	26,514		$1,160,385
Short-Term Incentive		$—	$425,000	$1,062,500

1 Reflects estimated payments that could have been made under our Annual Officer Incentive Plan. The 2023 short-term incentive plan provides for awards based on financial and operational performance of the company, as well as individual performance during the relevant fiscal year. Company performance and individual performance criteria are established annually by the Committee. The Committee also establishes annual target and maximum awards for each officer expressed as a percentage of their base salaries. The actual amounts earned by the named executive officers in 2023 under the plan and paid in 2024 are set forth under the “Non-Equity Incentive Plan Compensation” column in the Summary Compensation Table for Fiscal 2023 above.

2 Reflects the performance units that could be earned pursuant to awards granted under our 2018 EIP that vest following the end of the applicable performance period, at which time the holder is entitled to receive a percentage (0 to 200%) of the performance units granted based on our TSR over the period of February 22, 2023, to February 22, 2026, compared with the TSR of the referenced peer group. One share of our common stock is payable in respect of each performance unit that vests. Performance units are also subject to accelerated vesting upon a qualifying termination of employment in connection with a change in control based on the greater of (a) a prorated payout at target or (b) payout in full based on actual TSR performance relative to that of the designated peer group as of the effective date of the change in control.

3 Reflects restricted units granted under our 2018 EIP that vest at the end of a designated period, typically three years from the date of grant, at which time the grantee is entitled to receive the grant in shares of our common stock. Restricted units are also subject to accelerated vesting upon a qualifying termination of employment in connection with a change in control.

4 Amounts represent the grant date fair value of restricted unit awards and performance unit awards granted during 2023, calculated in accordance with ASC Topic 718. For a discussion of the assumptions used to calculate the value of performance unit awards, refer to Note K to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2023.

5 The amounts shown for the 2023-2026 PSUs and RSUs reflect the grant date fair value of the awards at target payout. The grant date fair value of the 2023-2026 equity awards, assuming the highest level of performance (i.e. 200% of target for PSUs) are as follows: Mr. Norton, $11,548,955, Mr. Hulse, $5,081,574, Mr. Burdick, $3,695,700, Mr. Swords, $3,233,778, Mr. Kelley, $2,309,826, and Mr. Allen, $2,540,754. The actual value, if any, which an executive may realize from a RSU or PSU award is contingent upon the satisfaction of the conditions to vesting applicable to that award, and is determined by reference to stock price, which may fluctuate. Thus, there is no assurance that the value, if any, eventually realized by the executive will correspond to the amount shown in the table.

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EXECUTIVE COMPENSATION DISCUSSION AND ANALYSIS

OUTSTANDING EQUITY AWARDS

The following table shows the outstanding equity awards held by the named executive officers as of December 31, 2023.

OUTSTANDING EQUITY AWARDS AT 2023 FISCAL YEAR-END

	Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested [1,3]	Market Value of Shares or Units of Stock That Have Not Vested [4]	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested [2,3]	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested [4]
PIERCE H. NORTON II	61,699	$4,332,490	$122,526	$8,603,773
WALTER S. HULSE III	21,861	$1,535,103	$59,340	$4,166,875
KEVIN L. BURDICK	19,092	$1,340,623	$53,014	$3,722,613
SHERIDAN C. SWORDS	15,388	$1,080,520	$42,321	$2,971,792
CHARLES M. KELLEY	11,933	$837,930	$33,133	$2,326,620
STEPHEN B. ALLEN	—	—	$19,565	$1.373,855

1 Represents restricted units, including accrued dividend equivalents, that have not yet vested as of December 31, 2023. Restricted units vest at the end of a designated period, typically three years from the date of grant at which time the grantee is entitled to receive one share of our common stock for each vested restricted unit (and any accrued dividend equivalent rights associated with such restricted unit). The following table reflects the vesting schedule for our outstanding restricted units. (Mr. Allen’s restricted units vested immediately, on a pro-rated basis, upon his October 1, 2023 retirement, and thus, such units are not included in the following table).

RESTRICTED STOCK UNIT VESTING SCHEDULE
Name	Number of Restricted Units	Vest Date
Pierce H. Norton II	29,540	on June 28, 2024
	16,399	on February 23, 2025
	15,761	on February 22, 2026
Walter S. Hulse III	8,731	on February 17, 2024
	6,195	on February 23, 2025
	6,935	on February 22, 2026
Kevin L. Burdick	8,218	on February 17, 2024
	5,831	on February 23, 2025
	5,044	on February 22, 2026
Sheridan C. Swords	6,420	on February 17, 2024
	4,555	on February 23, 2025
	4,413	on February 22, 2026
Charles M. Kelley	5,136	on February 17, 2024
	3,644	on February 23, 2025
	3,152	on February 22, 2026
Stephen B. Allen	14,915	on February 17, 2024
	3,361	on February 23, 2025
	1,289	on February 22, 2026

2 Represents performance units, including accrued dividend equivalents, that have not yet vested as of December 31, 2023. Performance units typically vest three years from the grant date, at which time the holder is entitled to receive a percentage (0 to 200%) of the performance units granted (and any accrued dividend equivalent rights associated with such performance units) based on our cumulative TSR over the three-year performance period, compared with the cumulative TSR of the referenced peer group. One share of our common stock is payable in respect of each performance unit granted that becomes vested. The following table reflects the projected vesting level of our outstanding performance units at December 31, 2023, reflecting a 100% payout (the target payout under the performance units) for grants vesting in 2024, and a 50% payout for grants vesting in 2025 and 2026. Mr. Allen’s performance units reflect a pro-rated number of units that remain eligible to vest. His performance units were pro-rated in connection with his October 1, 2023 retirement, but will only vest based on the achievement of the applicable performance goals.

Footnotes continue on the following page.

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EXECUTIVE COMPENSATION DISCUSSION AND ANALYSIS
PERFORMANCE UNIT VESTING SCHEDULE
Name	Number of Performance Units	Vest Date
Pierce H. Norton II	62,231	on February 17, 2024
	30,165	on February 23, 2025
	30,130	on February 22, 2026
Walter S. Hulse III	34,687	on February 17, 2024
	11,396	on February 23, 2025
	13,257	on February 22, 2026
Kevin L. Burdick	32,646	on February 17, 2024
	10,726	on February 23, 2025
	9,642	on February 22, 2026
Sheridan C. Swords	25,505	on February 17, 2024
	8,379	on February 23, 2025
	8,437	on February 22, 2026
Charles M. Kelley	20,404	on February 17, 2024
	6,703	on February 23, 2025
	6,026	on February 22, 2026
Stephen B. Allen	14,915	on February 17, 2024
	3,361	on February 23, 2025
	1,289	on February 22, 2026

3 All restricted units provide that any such unvested units will vest upon a qualifying termination of employment in connection with a change in control of the company. All performance units will vest in the event of a change in control and subsequent qualifying termination at the greater of (i) prorated vesting at the target number of performance units or (ii) vesting based on actual TSR performance as of the date of the change in control, in either case including accrued dividend equivalents. See “Post-Employment Payments and Payments upon a Change in Control.”

4 Based on the closing price of our common stock on the NYSE on December 31, 2023 of $70.22.

STOCK VESTED

The following table sets forth stock awards held by the named executive officers that vested in 2023, including restricted units and performance units that were granted in 2020. No named executive officer exercised any options during 2023, and no named executive officer or any other employee currently holds any unexercised options.

STOCK VESTED IN FISCAL YEAR 2023

	Stock Awards
Name	Number of Shares Acquired on Vesting [5]	Value Realized on Vesting [6]
PIERCE H. NORTON II	13,440	$813,394
WALTER S. HULSE III	14,978	$1,007,410
KEVIN L. BURDICK	14,978	$1,007,410
SHERIDAN C. SWORDS	11,701	$787,010
CHARLES M. KELLEY	9,361	$629,634
STEPHEN B. ALLEN	14,190	$930,519

5 Includes restricted units granted in 2020 that vested in 2023 and were paid in shares of our common stock and performance units granted in 2020 which vested in 2023 at 54% of target and were paid in shares of our common stock and, with respect to Mr. Allen, restricted units that vested in connection with his retirement.

6 The value received on vesting represents the market value of the shares received based on the closing price of our common stock on the NYSE on the date of vesting.

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EXECUTIVE COMPENSATION DISCUSSION AND ANALYSIS

PENSION BENEFITS

The following table sets forth the estimated present value of accumulated benefits as of December 31, 2023, and payments made during 2023, in respect of each named executive officer under each of the referenced retirement plans.

PENSION BENEFITS AS OF DECEMBER 31, 2023

Name	Plan Name [1]	Number of Years Credited Service	Present Value of Accumulated Benefit [2]	Payments During Last Fiscal Year
Pierce H. Norton II	Supplemental Executive Retirement Plan	—	$—	$—
	Retirement Plan	—	$—	$—
Walter S. Hulse III	Supplemental Executive Retirement Plan	—	$—	$—
	Retirement Plan	—	$—	$—
Kevin L. Burdick	Supplemental Executive Retirement Plan	—	$—	$—
	Retirement Plan	—	$—	$—
Sheridan C. Swords	Supplemental Executive Retirement Plan	19	$2,204,071	$—
	Retirement Plan	19	$836,046	$—
CHARLES M. KELLEY	Supplemental Executive Retirement Plan	24	$2,977,001	$—
	Retirement Plan	24	$1,460,152	$—
STEPHEN B. ALLEN	Supplemental Executive Retirement Plan	—	$—	$—
	Retirement Plan	—	$—	$—

1 No new participants have been added to our Supplemental Executive Retirement Plan, a nonqualified defined benefit pension plan, since 2005, and, in November 2013, our Board of Directors approved an amendment to the Supplemental Executive Retirement Plan that closed this plan to any additional participants as of January 1, 2014. The Retirement Plan, a qualified defined benefit pension plan, was closed to new participants as of January 1, 2005. Mr. Swords and Mr. Kelley are the only named executive officers who participate in the Retirement Plan and the Supplemental Executive Retirement Plan.

2 A participating executive officer’s benefit is determined as of age 62 when an unreduced benefit can be received under the plans. The present value of the unreduced benefit is determined using the assumptions from the pension plan measurement date of December 31, 2023. Material assumptions used in the calculation of the present value of accumulated benefits are included in Note L to our audited financial statements for the year ended December 31, 2023, included in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 27, 2024.

Retirement Plan

The ONEOK, Inc. Retirement Plan is a defined benefit pension plan qualified under the Tax Code and is subject to the Employee Retirement Income Security Act of 1974, as amended. At December 31, 2023, the plan covered eligible employees hired prior to January 1, 2005, or in connection with an acquisition from Koch Industries on July 1, 2005. All other employees hired on or after January 1, 2005, and certain employees who accepted a one-time opportunity to opt out of our Retirement Plan in 2004, participate in the profit-sharing feature in our 401(k) Plan.

Benefits under our Retirement Plan generally become vested and non-forfeitable after completion of five years of continuous employment. Under the plan, a vested participant receives a monthly retirement benefit at normal retirement age of 65, unless an early retirement benefit is elected under the plan, in which case the retirement benefit may be actuarially reduced for early commencement. Generally, participants retiring on or after age 62 through normal retirement age receive 100% of their accrued monthly benefit which may be reduced depending on the optional form of payment elected at retirement. Accrued monthly benefits are calculated at the participant’s retirement date based on the participant’s credited service, limited to a maximum of 35 years, multiplied by a percentage of their final average earnings. The earnings utilized in the Retirement Plan benefit formula for employees include the base salary and short-term incentive compensation paid to an employee during the period of the employee’s final average earnings, less any amounts deferred under our nonqualified deferred compensation plan. The period of final average earnings used to calculate the accrued monthly benefit is the employee’s highest earnings during any 60 consecutive months during the last 120 months of employment. The amount of eligible compensation that may be considered in calculating retirement benefits is also subject to limitations in the Tax Code.

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EXECUTIVE COMPENSATION DISCUSSION AND ANALYSIS

Supplemental Executive Retirement Plan

We maintain a Supplemental Executive Retirement Plan (“SERP”), a nonqualified supplemental retirement benefit plan for a select group of management and highly compensated employees who also participate in our Retirement Plan. No new participants have been added to our SERP since 2005, and the SERP has been closed to any additional participants since 2014.

The excess retirement benefit under the SERP pays a benefit equal at least to the benefit that would be payable to the participant under our Retirement Plan, using the same formula as our Retirement Plan but as if limitations imposed by the Tax Code were not applicable and including deferrals under our NQDC Plan, less the benefit payable under our Retirement Plan with such limitations. Although the SERP is an unfunded arrangement for purposes of ERISA and the Tax Code, assets have been set aside in a rabbi trust to offset the associated SERP liabilities.

Nonqualified Deferred Compensation Plan

The following table sets forth certain information regarding the participation by the named executive officers in our Nonqualified Deferred Compensation Plan.

Name	Year	Executive Contributions in Last Fiscal Year	Registrant Contributions in Last Fiscal Year [1]	Aggregate Earnings in Last Fiscal Year [2]	Aggregate Withdrawals / Distributions	Aggregate Balance at Last Fiscal Year End [3]
PIERCE H. NORTON II	2023	$16,700	$256,399	$34,869	0	$492,586
WALTER S. HULSE III	2023	$110,980	$140,374	$242,111	0	$1,859,413
KEVIN L. BURDICK	2023	$85,710	$101,023	$171,493	0	$1,549,855
SHERIDAN C. SWORDS	2023	$10,000	$47,004	$739,764	0	$4,798,448
CHARLES M. KELLEY	2023	$65,150	$36,390	$211,939	0	$1,561,223
STEPHEN B. ALLEN	2023	$—	$74,663	$109,738	0	$1,192,613

1 The “All Other Compensation” column of the Summary Compensation Table for Fiscal Year 2023 at page 76 includes these amounts paid under our Nonqualified Deferred Compensation Plan as our excess contributions, as well as quarterly and annual profit-sharing contributions with respect to our 401(k) Plan.

2 There were no above-market earnings in 2023, 2022, or 2021.

3 Of the total amounts shown in each NEO’s Aggregate Balance at Last Fiscal Year End, the following amounts have been reported as “Salary,” “Bonus,” “Non-Equity Incentive Plan Compensation,” or “All Other Compensation” in the Summary Compensation Table (in 2023 and in previous years) for Mr. Norton: $460,480; Mr. Hulse: $1,420,038; Mr. Burdick: $986,029; Mr. Swords: $388,592; Mr. Kelley: $101,540; and Mr. Allen: $74,663.

We maintain a Nonqualified Deferred Compensation Plan (“NQDC Plan”) to provide a select group of management and highly compensated employees with the option to defer portions of their compensation and provide notional employer contributions that are not otherwise available due to limitations on employer and employee contributions to qualified defined contribution plans under the federal tax laws. In 2023, we made notional contributions to the NQDC Plan in the amount of 6% of eligible compensation above the applicable federal tax limit to all NQDC Plan participants, plus an additional 7% of eligible compensation above the applicable federal tax limit for NQDC Plan participants who do not participate in the SERP.

The NQDC Plan also allows for supplemental credit amounts, which are amounts that can be contributed at the discretion of the Committee. No such supplemental credits were contributed in 2023. The participant, at the time a deferral election is made, must specify the distribution date for such deferrals, which may be a date specified by the participant or at separation from service. Deferred amounts may also be distributed upon the participant’s death, disability or change in control.

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EXECUTIVE COMPENSATION DISCUSSION AND ANALYSIS

Short-term deferral accounts were available for amounts deferred prior to 2020 and are credited with a notional investment return based on the five-year United States Treasury bond rate as of the first business day of January each year, which was 3.94% for 2023. All other deferrals and company contributions deferred and earned prior to 2020, and all amounts contributed under the 2020 NQDC Plan, are credited with a notional investment return based on the amount of gains, losses and earnings for each of the investment options selected by the participant. For the year ended December 31, 2023, the notional investment return for the investment options were as follows:

Fund Name	Plan Level Returns
Vanguard Federal Money Market—Investor Shares Intermediate-Term Bond	5.09%
Vanguard Cash Reserves Federal Money Market Fund—Admiral Shares	5.10%
PIMCO Total Return—Institutional Class	6.30%
TCW Total Return Bond—I Shares	5.04%
Vanguard Total Bond Market Index—Admiral Shares Target-Date—Lifecycle	5.70%
Vanguard Target Retirement Income Fund—Investor Shares	10.74%
Vanguard Target Retirement 2020 Fund—Investor Shares	12.51%
Vanguard Target Retirement 2025 Fund—Investor Shares	14.55%
Vanguard Target Retirement 2030 Fund—Investor Shares	16.03%
Vanguard Target Retirement 2035 Fund—Investor Shares	17.14%
Vanguard Target Retirement 2040 Fund—Investor Shares	18.34%
Vanguard Target Retirement 2045 Fund—Investor Shares	19.48%
Vanguard Target Retirement 2050 Fund—Investor Shares	20.17%
Vanguard Target Retirement 2055 Fund—Investor Shares	20.16%
Vanguard Target Retirement 2060 Fund—Investor Shares	20.18%
Vanguard Target Retirement 2065 Fund—Investor Shares	20.15%
Vanguard Target Retirement 2070 Fund—Investor Shares [1]	20.24%
Fidelity Balanced—Class K Large Cap Value	21.68%
Vanguard Institutional Index—Instl Shares Large Cap Growth	26.24%
JPMorgan Large Cap Growth—Class R6	34.95%
Vanguard PRIMECAP Fund —Admiral Shares	28.18%
Dodge & Cox Stock Fund—Class X	17.59%
Vanguard Extended Market Index Fund—Institutional Shares	25.41%
JPMorgan Small Cap Equity Fund—Class R6	12.16%
Dodge & Cox International Stock Fund—Class X	16.81%
Vanguard FTSE All-World ex-US Index—Admiral Shares Diversified Emerging Markets	15.57%
American Century Emerging Markets—R6 Shares	9.50%
William Blair International Leaders Fund—R6 Class Shares	13.20%

1 Fund inception date - June 28, 2022.

At the distribution date, cash is distributed to participants based on the fair market value of the deemed investment of the participant’s accounts at that date. Although the NQDC Plan is an unfunded arrangement for purposes of ERISA and the Tax Code, assets have been set aside in a rabbi trust to offset the associated NQDC Plan liabilities. Amounts may no longer be deferred under the prior NQDC plans but do continue to accrue notional interest and remain subject to the terms of those plans and the participant elections as to timing of distributions.

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EXECUTIVE COMPENSATION DISCUSSION AND ANALYSIS

POTENTIAL POST-EMPLOYMENT PAYMENTS AND PAYMENTS UPON A CHANGE IN CONTROL

Described below are the post-employment compensation and benefits that we provide to our named executive officers. The objectives of the post-employment compensation and benefits that we provide are to:

●        Assist in recruiting and retaining talented executives in a competitive market;

●        Provide security for any compensation or benefits that have been earned;

●        Permit executives to focus on our business;

●        Eliminate any potential personal bias of an executive against a transaction that is in the best interest of our shareholders;

●        Avoid the costs associated with separately negotiating executive severance benefits; and

●        Provide us with the flexibility needed to react to a continually changing business environment.

We do not enter into individual employment agreements with our executive officers. Instead, in general, the rights of our executives with respect to specific events are covered by our compensation and benefit plans. Under this approach, post-employment compensation and benefits are established separately from the other compensation elements of our executives.

The use of a “plan approach” instead of individual employment agreements serves several objectives. First, the plan approach provides us with more flexibility to change the terms of severance benefits from time to time if necessary. Second, the plan approach is more transparent, both internally and externally. Internal transparency eliminates the need to negotiate separation benefits on a case-by-case basis and assures an executive that his or her severance benefits are comparable with those of his or her peers. Finally, the plan approach is easier for us to administer, as it requires less time and expense.

Payments Made upon Any Termination

Regardless of the manner in which a named executive officer’s employment terminates, he or she is entitled to receive amounts earned during his or her term of employment. These amounts include:

●        Accrued but unpaid salary;

●        Amounts contributed under our 401(k) Plan and the NQDC Plan;

●        Amounts accrued and vested through our Retirement Plan and SERP; and

●        Unused prorated vacation (except in the case of death, in which case unused vacation is paid in full).

PAYMENTS MADE UPON RETIREMENT, DISABILITY OR TERMINATION WITHOUT CAUSE

In the event of the retirement or termination upon disability of a named executive officer, in addition to the items identified above, such named executive officer will be entitled to:

●        Receive a prorated portion of each outstanding performance unit award upon completion of the applicable performance periods;

●        Receive a prorated portion of each outstanding restricted stock unit award;

●        Receive a prorated payout under the Annual Officer Incentive Plan; and

●        If hired prior to January 1, 2017, participate in retiree health and life benefits for eligible participants and qualifying dependents.

Payments of deferred compensation to a “covered employee” upon a “separation from service” within the meaning of Section 409A of the Tax Code are subject to a six-month delay on payment.

Payments Made upon Death

In the event of the death of a named executive officer, in addition to the benefits listed under the headings “Payments Made Upon Any Termination” and “Payments Made Upon Retirement or Disability” above, the named executive officer’s beneficiary(ies) will receive applicable payments under our life insurance plan.

Payments Made upon or Following a Change in Control

We believe that the possibility of a change in control creates uncertainty for executive officers because such transactions frequently result in changes in senior management. Our Board of Directors has adopted a Change in Control Severance Plan that covers all of our executive officers, including the named executive officers. Subject to certain exceptions, the Change in Control Severance Plan will provide our officers with severance benefits if they are terminated by us without cause (as defined in the Change in Control Severance Plan and discussed in greater detail below) or if they resign for good reason (as defined in the Change in Control Severance Plan), in each case within two years following a change in control of us. All Change in Control Severance Plan benefits are “double trigger,” meaning that payments and benefits under the plan are payable only if the officer’s employment is terminated by us without “cause” or by the officer for a “good reason” at any time during the two years following a change in control. Severance payments under the plan consist of a single lump sum cash payment that may be up to three times the participant’s base salary and target short-term incentive bonus, plus reimbursement of COBRA healthcare premiums for up to 18 months. Our Board of Directors, upon the recommendation of the Committee, established a severance multiplier of two times the sum of annual salary plus target annual bonus for each of our named executive officers except for Mr. Norton, whose multiplier is three times.

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EXECUTIVE COMPENSATION DISCUSSION AND ANALYSIS

The Change in Control Severance Plan does not provide for additional pension benefits upon a change in control. In addition, the Change in Control Severance Plan does not contain an excise tax gross-up for any participant. Rather, severance payments and benefits under the Change in Control Severance Plan will be reduced if, as a result of such reduction, the officer would receive a greater total payment after taking taxes, including excise taxes, into account.

Relative to the overall value of our company, we believe the potential benefits payable upon a change in control under the Change in Control Severance Plan are comparatively minor, and we believe that the level of benefits is consistent with the general practice among our peers.

For the purposes of the Change in Control Severance Plan, a “change in control” generally means any of the following events:

●        An acquisition of our voting securities by any person that results in the person having beneficial ownership of 20% or more of the combined voting power of our outstanding voting securities, other than an acquisition directly from us;

●        The current members of our Board of Directors, and any new director approved by a vote of at least two-thirds of our Board, cease for any reason to constitute at least a majority of our Board, other than in connection with an actual or threatened proxy contest (collectively, the “Incumbent Board”);

●        A merger, consolidation or reorganization with us or in which we issue securities, unless (a) our shareholders immediately before the transaction, as a result of the transaction, own, directly or indirectly, at least 50% of the combined voting power of the voting securities of the company resulting from the transaction, (b) the members of our Incumbent Board after the execution of the transaction agreement constitute at least a majority of the members of the Board of the company resulting from the transaction, or (c) no person other than persons who, immediately before the transaction owned 20% or more of our outstanding voting securities, has beneficial ownership of 20% or more of the outstanding voting securities of the company resulting from the transaction; or

●        Our complete liquidation or dissolution or the sale or other disposition of all or substantially all of our assets.

For the purposes of the Change in Control Severance Plan, termination for “cause” means a termination of employment of a participant in the Change in Control Severance Plan by reason of:

●        A participant’s indictment for or conviction in a court of law of a felony or any crime or offense involving misuse or misappropriation of money or property;

●        A participant’s violation of any covenant, agreement or obligation not to disclose confidential information regarding the business of the company (or a division or subsidiary) or a participant’s violation of any covenant, agreement or obligation not to compete with the company (or a division or subsidiary);

●        Any act of dishonesty by a participant that adversely affects the business of the company (or a division or subsidiary) or any willful or intentional act of a participant that adversely affects the business, or reflects unfavorably on the reputation, of the company (or a division or subsidiary);

●        A participant’s material violation of any written policy of the company (or a division or subsidiary); or

●        A participant’s failure or refusal to perform the specific directives of the Board or its officers, which are consistent with the scope and nature of the participant’s duties and responsibilities, to be determined in the Board’s sole discretion.

For the purposes of the Change in Control Severance Plan, “good reason” means:

●        A participant’s demotion or material reduction of the participant’s significant authority or responsibility with respect to employment with the company from that in effect on the date the change in control occurred;

●        A material reduction in the participant’s base salary from that in effect immediately prior to the change in control;

●        A material reduction in short-term and/or long-term incentive targets from those applicable to the participant immediately prior to the change in control;

●        The relocation to a new principal place of employment of the participant’s employment by the company, which is more than 35 miles farther from the participant’s principal place of employment prior to such change; and

●        The failure of a successor company to explicitly assume the Change in Control Severance Plan.

Post-Employment Payments Tables

The following tables reflect estimates of the incremental amount of compensation due to each named executive officer in the event of such executive’s termination of employment by reason of death, disability or retirement, termination of employment without cause, or termination of employment without cause or with good reason within two years following a change in control. The amounts shown assume that such termination was effective as of December 31, 2023 and are estimates of the amounts that would be paid to the executives upon such termination, including, with respect to performance units, the performance factor calculated as if the performance period ended on December 31, 2023. The amounts reflected in the “Qualifying Termination Following a Change in Control” column of the tables that follow are the amounts that would be paid pursuant to our Change in Control Severance Plan and, with respect to outstanding performance units, assume a qualifying change in control and termination of employment effective December 31, 2023 and the greater of (a) payout at the target level, prorated for the elapsed portion of the performance period through the date of the change in control; or (b) payout using a performance factor based on our total shareholder return relative to the designated peer group on that date without any proration, in either case taking into account the effect of dividend equivalents. The value of restricted units and performance units reflected in the tables below is based on the closing price of our stock on the NYSE on December 30, 2023 of $70.22.

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EXECUTIVE COMPENSATION DISCUSSION AND ANALYSIS
Pierce H. Norton II	Termination Upon Death	Termination Without Cause, Disability, or Retirement [1]	Qualifying Termination Following a Change in Control
Cash Severance	$1,043,800	$1,043,800	$5,636,400
Health and Welfare Benefits	$96,346	$62,894	$102,955
Equity
Restricted Units	$2,334,950	$2,334,950	$4,332,490
Performance Units	$3,605,148	$3,605,148	$7,861,059
Total	$5,940,098	$5,940,098	$12,193,549
Total	$7,080,244	$7,046,792	$17,932,905

1 In the event of retirement prior to completion of the applicable service period, 13,833 of the restricted units held by Mr. Norton that are not eligible for a prorated payout upon retirement would be forfeited and reduce the post-employment values due to retirement as follows. Restricted Units would decrease from $2,334,950 to $1,363,610; Total Equity would decrease from $5,940,098 to $4,968,758 and Total Payout would decrease from $7,046,792 to $6,075,452.

Walter S. Hulse III	Termination Upon Death	Termination Without Cause, Disability, or Retirement	Qualifying Termination Following a Change in Control
Cash Severance	$600,000	$600,000	$2,400,000
Health and Welfare Benefits	$69,230	$64,421	$104,483
Equity
Restricted Units	$980,162	$980,162	$1,535,103
Performance Units	$2,024,379	$2,024,379	$3,795,645
Total	$3,004,541	$3,004,541	$5,330,748
Total	$3,673,771	$3,668,962	$7,835,231
Kevin L. Burdick	Termination Upon Death	Termination Without Cause, Disability, or Retirement	Qualifying Termination Following a Change in Control
Cash Severance	$475,000	$475,000	$1,950,000
Health and Welfare Benefits	$53,845	$17,468	$44,789
Equity
Restricted Units	$893,561	$893,561	$1,340,623
Performance Units	$1,905,266	$1,905,266	$3,461,722
Total	$2,798,827	$2,798,827	$4,802,345
Total	$3,327,672	$3,291,295	$6,797,134
Sheridan C. Swords	Termination Upon Death	Termination Without Cause, Disability, or Retirement	Qualifying Termination Following a Change in Control
Cash Severance	$425,000	$425,000	$1,850,000
Health and Welfare Benefits	$57,691	$57,691	$94,852
Equity
Restricted Units	$707,302	$707,302	$1,080,520
Performance Units	$1,488,506	$1,488,506	$2,739,754
Total	$2,195,808	$2,195,808	$3,820,274
Total	$2,678,499	$2,678,499	$5,765,126
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EXECUTIVE COMPENSATION DISCUSSION AND ANALYSIS
Charles M. Kelley	Termination Upon Death	Termination Without Cause, Disability, or Retirement	Qualifying Termination Following a Change in Control
Cash Severance	$356,300	$356,300	$1,662,600
Health and Welfare Benefits	$63,943	$44,914	$84,976
Equity
Restricted Units	$558,511	$558,511	$837,930
Performance Units	$1,190,791	$1,190,791	$2,163,557
Total	$1,749,302	$1,749,302	$3,001,487
Total	$2,169,545	$2,150,516	$4,749,063
STEPHEN B. ALLEN	Termination Upon Death	Retirement [1]	Qualifying Termination Following a Change in Control
Cash Severance		$729,800
Health and Welfare Benefits		$—
Equity
Restricted Units		$437,639
Performance Units		$921,662
Total		$1,359,301
Total		$2,089,101

1 Mr. Allen retired effective October 1, 2023. Accordingly, we are only including compensation due Mr. Allen resulting from his retirement. The cash severance reflects Mr. Allen’s 2023 annual short-term cash incentive award based on his service during 2023.

2023 CEO PAY RATIO

Final Securities and Exchange Commission rules implementing the Dodd-Frank Act require public companies to disclose the ratio of CEO annual total compensation to median employee annual total compensation. Using the methodology described below, (a) the annual total compensation for our CEO in 2023 was $9,547,574; (b) the annual total compensation for our median employee in 2023 was $140,350; and (c) the resulting ratio of our CEO’s compensation to median employee compensation in 2023 was 68 to 1.

For 2023, we used the same median employee we used in 2022. The median employee for 2022 was determined by ranking the gross wage income (excluding one-time and non-recurring items) of all active employees, excluding our CEO, as of December 31, 2022. In determining to use the same median employee we used in 2022, we excluded the 1,681 Magellan employees hired in connection with our acquisition of Magellan Midstream Partners in September 2023, as permitted by Securities and Exchange Commission Item 402(u) of Regulation S-K. Other than the acquisition of Magellan, there has been no change in organizational structure, employee demographics or any employee compensation arrangements that would significantly affect our ability to use the previously identified median employee for this disclosure.

We calculated annual total compensation for the median employee in 2023 according to the same methodology used to calculate total compensation for our CEO in the Summary Compensation Table. Under the Summary Compensation Table methodology, annual total compensation includes base salary, cash incentive plan compensation, stock awards, benefit accruals under the ONEOK Retirement Plan and SERP, and all other compensation (including overtime pay, geographic allowance, service awards, ONEOK matching charitable contributions and ONEOK contributions to the ONEOK 401(k) Plan, and the ONEOK Nonqualified Deferred Compensation Plan, as applicable). The Summary Compensation Table methodology does not include the value of employer-provided health and insurance coverage and benefits.

We believe the foregoing pay ratio disclosure, including but not limited to any assumptions, estimates, adjustments, methodologies and existing internal records used to identify our median employee, is a reasonable estimate calculated in a manner consistent with Securities and Exchange Commission Item 402(u) of Regulation S-K. The Securities and Exchange Commission rules for identifying the median employee and calculating the ratio of our CEO annual total compensation to that employee’s annual total compensation allow companies to make reasonable assumptions and estimates, and to apply a variety of methodologies and exclusions that reflect their compensation practices. As a result, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies may have different compensation practices, and may utilize different assumptions, estimates, methodologies and exclusions in calculating their own pay ratios.

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PROPOSAL 3:

ADVISORY VOTE ON EXECUTIVE COMPENSATION

INTRODUCTION

The Dodd-Frank Act added provisions to Section 14A of the Exchange Act to provide that a public company’s proxy statement in connection with the company’s annual meeting of shareholders must, at least once every three years, allow shareholders to cast a non-binding, advisory “say-on-pay” vote regarding the compensation of the company’s named executive officers as disclosed pursuant to Item 402 of Securities and Exchange Commission Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion. Section 14A of the Exchange Act, as amended by the Dodd-Frank Act, also requires us, not less frequently than once every six years, to provide our shareholders the opportunity to vote, on a non-binding advisory basis, on the frequency with which we will submit to shareholders a “say-on-pay” advisory vote.

At our 2023 annual meeting of shareholders, a substantial majority of our shareholders voted for an annual say-on-pay vote. Based on these results, we have provided our shareholders with an annual, non-binding, advisory say-on-pay vote on executive compensation. Unless the Board modifies its determination on the frequency of future say-on-pay advisory votes, our next advisory say-on-pay vote is expected to occur at our 2025 annual meeting of shareholders.

OUR EXECUTIVE COMPENSATION PROGRAM

As described in the Compensation Discussion and Analysis section of this proxy statement and the compensation tables and narrative discussion set forth above, our executive compensation program is based on our pay-for-performance philosophy and is designed with the following goals in mind:

●        Pay for performance: to align the interests of our executive officers with the interests of our shareholders;

●        Compensation aligned with business strategies: to attract, retain and motivate highly talented executives who are critical to the successful implementation of our strategic plan;

●        Pay equity: to pay our executives fairly relative to one another and our industry peers based on their responsibilities, experience and performance; and

●        Compensation governance best practices: to implement sound governance practices by implementing executive compensation best practices and policies.

Our Executive Compensation Committee regularly reviews the compensation program for our named executive officers to assess its effectiveness in delivering these goals.

Examples of how the various elements of our compensation program for our named executive officers are linked to company performance and are designed to achieve the goals set forth above include:

●        At-risk pay: a substantial portion of our named executive officers’ compensation is “variable” or “at-risk” incentive compensation, meaning that it is tied to our performance relative to various short-term and long-term objectives, which are based on a number of financial and operational goals;

●        Awards are capped: awards to each named executive officer are subject to fixed maximums established by our Executive Compensation Committee;

●        Multiple performance measures: short-term incentive awards are based on a review of a variety of indicators of performance, rather than any single indicator of performance;

●        Prudent risk management: short-term and long-term incentive awards are not tied to formulas that could focus our named executive officers on specific short-term outcomes;

●        Executive Compensation Committee assessment: the Executive Compensation Committee approves the final annual incentive plan awards after the review and confirmation of executive and operating and financial performance;

●        Clawbacks: short-term cash and long-term equity incentive awards are subject to our Compensation Recoupment Policy and discretionary clawback provisions;

●        Long-term performance period: for named executive officers, a significant portion of incentive award value is delivered in the form of our stock-based compensation that vests over multiple years;

●        Majority performance-based equity: for executive officers, approximately 80% of the long-term, stock-based incentive amounts are in the form of performance units; and

●        Robust share-ownership guidelines: executive officers are subject to our share-ownership guidelines.

For additional information on the compensation program for our named executive officers, including specific information about compensation in fiscal year 2023, please read “Executive Compensation Discussion and Analysis,” along with the subsequent tables and narrative descriptions, beginning on page 60.

Following our 2023 annual meeting of shareholders, the Executive Compensation Committee considered the affirmative vote by 94.2% of our shareholders who voted on our executive compensation, including abstentions, at our 2023 annual meeting of shareholders and determined to continue to apply the same principles applied in recent years in determining the nature and amount of executive compensation.

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PROPOSAL 3 – ADVISORY VOTE ON EXECUTIVE COMPENSATION

For the reasons discussed above, the Board of Directors recommends that shareholders vote in favor of the following resolution:

“RESOLVED, that the shareholders hereby approve, on an advisory basis, the compensation paid to the named executive officers, as disclosed in the company’s Proxy Statement for the 2023 Annual Meeting of Shareholders pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion.”

VOTE REQUIRED AND BOARD RECOMMENDATION

This vote is advisory and will not be binding on the company, our Board of Directors or our Executive Compensation Committee. Our Board and our Executive Compensation Committee value the opinions of our shareholders and, to the extent there is any significant vote against the named executive officer compensation as disclosed in this proxy statement, we will consider our shareholders’ concerns, and the Executive Compensation Committee will evaluate whether any actions are necessary to address those concerns.

In accordance with our By-laws, approval of this proposal requires the affirmative vote of a majority of the voting power of the shareholders present online or by proxy and entitled to vote on this proposal at the meeting. Abstentions will have the same effect as votes against this proposal and broker non-votes do not count as entitled to vote for purposes of determining the outcome of the vote on this proposal.

Your Board of Directors unanimously recommends a vote FOR the approval of the compensation of our named executive officers, as disclosed in this proxy statement pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, the compensation tables and the related narrative discussion.

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RELATED-PERSON TRANSACTIONS

Our Board of Directors recognizes that transactions in which we participate and in which a related person (executive officer, director, director nominee, 5% or greater shareholder and their immediate family members) has a direct or indirect material interest can present potential or actual conflicts of interest and create the appearance that company decisions are based on considerations other than the best interests of the company and its shareholders.

Accordingly, as a general matter, it is our preference to avoid related-person transactions. Nevertheless, we recognize that there are situations where related-person transactions may be in, or may not be inconsistent with, the best interests of the company and its shareholders including, but not limited to, situations where we provide products or services to related persons on an arm’s length basis and on terms comparable with those provided to unrelated third parties.

In the event we enter into a transaction in which an executive officer (other than an employment relationship), director (other than compensation arrangements for service on our Board provided to each director), director nominee, 5% or greater shareholder, or a member of their immediate family has a direct or indirect material interest, the transaction is presented to our Audit Committee and, if warranted, our Board, for review to determine if the transaction creates a conflict of interest and is otherwise fair to the company. In determining whether a particular transaction creates a conflict of interest and, if so, is fair to the company, our Audit Committee and, if warranted, our Board of Directors, consider the specific facts and circumstances applicable to each such transaction, including: the parties to the transaction, their relationship to the company and nature of their interest in the transaction; the nature of the transaction; the aggregate value of the transaction; the length of the transaction; whether the transaction occurs in the normal course of our business; the benefits to our company provided by the transaction; if applicable, the availability of other sources of comparable products or services; and, if applicable, whether the terms of the transaction, including price or other consideration, are the same or substantially the same as those available to the company if the transaction were entered into with an unrelated party.

We require each executive officer and director to annually provide us written disclosure of any transaction in which we participate and in which the officer or director or any of his or her immediate family members has a direct or indirect material interest. Our Corporate Governance Committee reviews our disclosure of related-party transactions in connection with its annual review of director independence. These procedures are not in writing but are documented through the meeting agendas and minutes of our Audit and Corporate Governance Committees.

The following is required to be disclosed by Securities and Exchange Commission regulations regarding transactions with related persons: Charles M. Kelley II, son of Charles M. Kelley, our Senior Vice President, Natural Gas Pipelines, is employed by us as an Account Director and his total compensation during 2023 was in excess of $120,000.

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SEC PAY VERSUS PERFORMANCE DISCLOSURE

The following table sets forth information regarding the relationship between compensation actually paid to our named executive officers, as defined in the Securities and Exchange Commission rules, and the financial performance of the company.

Year	Summary Compensation Table Total for Terry K. Spencer [2]	Compensation Actually Paid to Terry K. Spencer [1,2]	Summary Compensation Table Total for Pierce H. Norton II [3]	Compensation Actually Paid to Pierce H. Norton II [1,2]	Average Summary Compensation Table Total for Non-PEO NEOs [4]	Average Compensation Actually Paid to Non-PEO NEOs [1,4]	Value of Initial Fixed $100 Investment Based on:		Net Income	Earnings Per Share
							Total Shareholder Return [5]	Peer Group Total Shareholder Return [5,6]
2023	$—	$—	$9,547,574	$6,585,820	$3,650,976	$2,575,822	$125.62	$149.92	$2,658,934,437	$5.48
2022	$—	$—	$8,139,024	$7,369,578	$3,040,323	$1,844,648	$111.01	$130.13	$1,722,221,246	$3.84
2021	$9,287,113	$5,136,261	$7,246,578	$8,150,397	$3,163,660	$5,392,850	$93.37	$109.74	$1,499,706,012	$3.35
2020	$10,143,927	$(5,589,662)	$—	$—	$2,525,762	$(1,426,729)	$56.64	$76.18	$612,808,674	$1.42

1 The following table sets forth amounts that were deducted from, and added to, the Summary Compensation Table total compensation amounts to calculate the compensation actually paid amounts.
	2023
Description	Pierce H. Norton II	Non-PEO NEO Average
Deduction for Grant-Date Fair Value of stock awards granted during applicable year reported under the “Stock Awards” column of the Summary Compensation Table	$(6,274,485)	$(1,832,166)
Increase for year-end fair value of equity awards granted during the applicable fiscal year that are outstanding and unvested as of the end of the covered fiscal year [b,c]	$5,379,573	$1,380,176
Increase for awards that are granted and vest in the same covered fiscal year, the fair value as of the vesting date [c]	—	—
Increase/deduction for change as of the end of the covered fiscal year (from the end of the prior fiscal year) in fair value of awards granted in prior years that are outstanding and unvested as of the end of the covered fiscal year [b,c]	$(2,023,268)	$(325,616)
Increase/deduction for awards granted in prior years that vest in the covered fiscal year, the amount equal to the change as of the vesting date (from the end of the prior fiscal year) in fair value [b,c]	$(43,574)	$37,128
Deduction for the fair value amount at the end of the prior fiscal year for awards granted in prior years that fail to meet the applicable vesting conditions during the covered fiscal year [b,c,d]	—	$(140,123)
Deduction for change in actuarial present value reported under the “Change in Pension Value” column of the Summary Compensation Table for applicable fiscal year	—	$(266,669)
Increase for actuarially determined service cost for pension plans [a]	—	$72,115
Total Adjustments	$(2,961,754)	$(1,075,154)

Though 2022 is not a covered year in the pay versus performance adjustments, year-end Monte Carlo valuations were used for the outstanding 2021, 2022 and 2023 PSU awards to calculate their change in fair value during 2023.

For PSUs granted February 17, 2021, the interest rate used in the fair value valuation adjustments was 0.76% for December 31, 2021, 4.69% for December 31, 2022, and 5.54% for December 31, 2023. In comparison, the risk-free interest rate used at the time of grant for all outstanding 2021 NEO PSUs was 0.21%. The historical stock price volatility used in the fair value valuation adjustments was 71.3%, based on 2.13-years historical price data as of December 31, 2021, 34.1%, based on 1.13-years historical price data as of December 31, 2022, and 18.63%, based on 0.13-years historical price data as of December 31, 2023, for December 31, 2021, December 31, 2022, and December 31, 2023, respectively. In comparison, the annualized 3-year historical volatility used at the time of grant for all outstanding 2021 NEO PSUs was 60.3%.

For PSUs granted February 23, 2022, the risk-free interest rate used in the fair value valuation adjustments was 4.38% for December 31, 2022, and 4.71% for December 31, 2023. In comparison, the risk-free interest rate used at the time of grant for all outstanding 2022 NEO PSUs was 1.78%. The historical stock price volatility used in the fair value valuation adjustments was 35.2%, based on 2.15-years, historical price data as of December 31, 2022 and 25.38%, based on 1.15-years historical price data as of December 31, 2023, for December 31, 2022, and December 31, 2023, respectively. In comparison, the annualized 3-year historical volatility used at the time of grant for all outstanding 2021 NEO PSUs was 61.1%.

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SEC PAY VERSUS PERFORMANCE DISCLOSURE

For PSUs granted February 22, 2023, the interest rate used in the fair value valuation adjustments was 4.20% and the historical stock price volatility used in the fair value valuation adjustments was 29.87%, based on 2.15-years historical price data as of December 31, 2023. In comparison, the risk-free interest rate and the annualized 3-year historical volatility used at the time of grant for all outstanding 2023 NEO PSUs were 4.43% and 63.3%, respectively.

a Includes service cost for pension and SERP retirement plans. There was no prior service cost for 2020, 2021, or 2022.

b Dividend equivalents are accrued in the form of restricted stock units or performance units, as applicable, over the term of the vesting period and are paid when the awards vest. Dividends (and corresponding dividend equivalents) are reflected in the fair value of the applicable award.

c Fair value is calculated pursuant to ASC 718.

d 2023 reflects the average of the fair value as of December 31, 2023, of 598 RSUs and 2,386 PSUs granted on February 17, 2021, 1,611 RSUs and 6,014 PSUs granted on February 23, 2022, and 2,753 RSUs and 10,679 PSUs granted February 22, 2023, that were cancelled October 1, 2023, due to Mr. Allen’s retirement.

2 Mr. Spencer retired as our President and Chief Executive Officer, effective June 28, 2021, and retired as an advisor to the President and Chief Executive Officer and from the Board, effective September 30, 2021.

3 Mr. Norton was appointed by the Board as Mr. Spencer’s successor, effective June 28, 2021.

4 Our named executive officers whose compensation amounts are included in the Non-PEO average are Walter H. Hulse, Kevin L. Burdick, Sheridan C. Swords and Robert F. Martinovich for 2020, 2021 and 2022. For 2023, the named executive officers included in the Non-PEO average are Walter H. Hulse, Kevin L. Burdick, Sheridan C. Swords, Charles M. Kelley, and Stephen B. Allen.

5 TSR is calculated from December 31, 2019 to the end of the applicable fiscal year.

6 Peer Group TSR is the Alerian Midstream Energy Select Index.

The following graph reflects the relationship between compensation actually paid and our cumulative TSR. (TSR reflects the value of a $100 investment in ONEOK common stock on December 31, 2019 and assumes reinvestment of dividends).

COMPENSATION ACTUALLY PAID VERSUS TOTAL SHAREHOLDER RETURN
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SEC PAY VERSUS PERFORMANCE DISCLOSURE

The following graph reflects the relationship between compensation actually paid and net income.

COMPENSATION ACTUALLY PAID VERSUS NET INCOME

The following graph reflects the relationship between compensation actually paid and Earnings per Share.

COMPENSATION ACTUALLY PAID VERSUS NET INCOME

Pay Versus Performance Tabular List of Most Important Financial Performance Measures

We believe the following performance measures represent the most important performance measures used by us to link compensation actually paid to our named executive officers for the fiscal year ended December 31, 2023:

●        Earnings Per Share

●        Return on Invested Capital

●        Relative TSR Percentile
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SHAREHOLDER PROPOSALS

Our By-laws and the rules of the Securities and Exchange Commission provide when we must include a shareholder’s proposal in our proxy statement and identify the proposal in our form of proxy when we hold an annual or special meeting of shareholders.

Proposals that shareholders would like to submit for inclusion in our proxy statement for our 2025 annual meeting of shareholders pursuant to Rule 14a-8 under the Exchange Act should be received in writing by our corporate secretary at our principal executive offices no later than December 4, 2024. Only those shareholder proposals eligible for inclusion under Rule 14a-8 will be included in our proxy statement.

If a shareholder desires to present a proposal, other than the nomination of directors at our 2025 annual meeting, outside the process provided by Rule 14a-8, the shareholder must follow the procedures set forth in our By-laws. Our By-laws generally provide that a shareholder may present a proposal at an annual meeting if (1) the shareholder is a shareholder of record at the time the shareholder gives written notice of the proposal and is entitled to vote at the meeting and (2) the shareholder gives timely written notice of the proposal, including any information regarding the proposal required under our By-laws, to our corporate secretary. To be timely for our 2025 annual meeting, a shareholder’s notice must be delivered to, or mailed and received at, our principal executive offices no later than December 4, 2024, and no sooner than November 4, 2024. Please see “Director Nominations” for information about director nominations, including director nominees via proxy access.

Any notice of director nomination submitted to the company other than through proxy access must include the additional information required by Rule 14a-19(b) under the Exchange Act.

ANNUAL REPORT ON FORM 10-K

Our 2023 annual report to shareholders (which includes our Annual Report on Form 10-K for the year ended December 31, 2023) is available on our corporate website at www.oneok.com. We will provide, without charge, on the written request of any person solicited hereby, a copy of our Annual Report on Form 10-K as filed with the Securities and Exchange Commission for the year ended December 31, 2023. Written requests should be mailed to Patrick W. Cipolla, Secretary, ONEOK, Inc., 100 West Fifth Street, Tulsa, Oklahoma 74103.

OTHER MATTERS

So far as is now known to us, there is no business other than that described in this proxy statement above to be presented to the shareholders for action at the annual meeting. Should other business come before the annual meeting, votes may be cast pursuant to proxies in respect to any such business in the best judgment of the persons acting under the proxies.

Please return your proxy as soon as possible. Unless a quorum consisting of a majority of the outstanding shares entitled to vote is represented at the annual meeting, no business can be transacted. Therefore, please authorize a proxy electronically via the internet, by telephone, or by mail. Please act promptly to ensure that you will be represented at this important meeting.

By order of the Board of Directors,

Patrick W. Cipolla

Secretary

Tulsa, Oklahoma

April 3, 2024

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100 West Fifth Street Tulsa, Oklahoma 74103-4298 Post Office Box 871 Tulsa, Oklahoma 74102-0871 www.oneok.com

Shareowner Services P.O. Box 64873 St. Paul, MN 55164-0873 Address Change? Mark box, sign and indicate changes below: TO VOTE BY INTERNET OR TELEPHONE, SEE REVERSE SIDE OF THIS PROXY CARD. TO VOTE BY MAIL AS THE BOARD OF DIRECTORS RECOMMENDS ON ALL ITEMS BELOW, SIMPLY SIGN, DATE AND RETURN THIS PROXY CARD. Your Board of Directors recommends a vote FOR the election of each of the nominees listed below. 1. Election of 10 directors: FOR AGAINST ABSTAIN FOR AGAINST ABSTAIN 01 Brian L. Derksen 06 Pattye L. Moore 02 Julie H. Edwards 07 Pierce H. Norton II 03 Lori A. Gobillot 08 Eduardo A. Rodriguez 04 Mark W. Helderman 09 Gerald B. Smith 05 Randall J. Larson 10 Wayne T. Smith Please fold here – Do not separate Your Board of Directors recommends a vote FOR Proposals 2 and 3: 2. Ratification of the selection of PricewaterhouseCoopers LLP as the independent registered public accounting firm of ONEOK, Inc. for the year ending December 31, 2024. For Against Abstain 3. An advisory vote to approve ONEOK, Inc.’s executive compensation. For Against Abstain THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED AS RECOMMENDED BY THE BOARD OF DIRECTORS. Date Signature(s) in Box Please sign exactly as your name(s) appears on the Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.

ONEOK, Inc. ANNUAL MEETING OF SHAREHOLDERS Wednesday, May 22, 2024 9:00 a.m. Central Daylight Time To register for the virtual meeting, please follow the instructions below: Visit www.proxydocs.com/oke on your smartphone, tablet or computer. As a shareholder, you will then be required to enter your control number which is located in the upper right hand corner on the reverse side of this proxy card/notice. After registering, you will receive a confirmation email. Approximately one hour prior to the start of the meeting an email will be sent to the email address you provided during registration with a unique link to the virtual meeting. 100 West Fifth Street Tulsa, Oklahoma 74103 Proxy ANNUAL MEETING OF SHAREHOLDERS MAY 22, 2024 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS The undersigned hereby appoints Julie H. Edwards and Lyndon C. Taylor, or either of them, with the power of substitution in each, as proxies to vote all shares of stock of the undersigned in ONEOK, Inc. at the Annual Meeting of Shareholders to be held May 22, 2024, and at any and all adjournments or postponements thereof, upon the matter of the election of directors, the proposals referred to in Items 2 and 3 of this Proxy, and any other business that may properly come before the meeting. Shares will be voted as specified. IF YOU SIGN BUT DO NOT GIVE SPECIFIC INSTRUCTIONS, YOUR SHARES WILL BE VOTED FOR THE ELECTION OF EACH OF THE LISTED NOMINEES FOR DIRECTOR AS PROPOSED, AND FOR PROPOSALS 2 AND 3. This card also constitutes voting instructions by the undersigned participant to the trustee of the ONEOK, Inc. 401(k) Plan and the ONE Gas, Inc. 401(k) Plan for all shares votable by the undersigned participant and held of record by such trustee, if any. The trustee will vote these shares as directed provided your voting instruction is received by 11:59 p.m. Central Daylight Time on May 19, 2024. If there are any shares for which instructions are not timely received, the trustee will cause all such shares to be voted in the same manner and proportion as the shares of the plan for which timely instructions have been received, unless to do so would be contrary to ERISA. All voting instructions for shares held of record by the referenced plans shall be confidential. THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF EACH OF THE LISTED NOMINEES FOR DIRECTOR AS PROPOSED, AND A VOTE FOR PROPOSALS 2 AND 3. If you vote by the internet or telephone, you DO NOT need to return your proxy card. If you do not vote by the internet or telephone, please mark, sign and date the proxy card. Return the proxy card in the postage-paid envelope. Vote by Internet, Telephone or Mail 24 Hours a Day, 7 Days a Week Your phone or internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card. INTERNET PHONE MAIL www.proxypush.com/oke 866-883-3382 Mark, sign and date your proxy Use the internet to vote your proxy Use a touch-tone telephone to vote card and return it in the until 11:59 p.m. Central Daylight your proxy until 11:59 p.m. Central postage-paid envelope provided in Time on May 21, 2024. Daylight Time on May 21, 2024. time to be received by May 21, 2024. If you vote your proxy by internet or by telephone, you do NOT need to mail back your proxy card.